AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1996

                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                             HEALTHSOUTH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ------------------

             Delaware                        8062                          63-0860407
 (State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer Identification
  Incorporation or Organization)      Classification Code Number)            Number)


               Two Perimeter Park South, Birmingham, Alabama 35243
                                 (205) 967-7116
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                               RICHARD M. SCRUSHY
                              Chairman of the Board
                           and Chief Executive Officer
                             HEALTHSOUTH Corporation
                            Two Perimeter Park South
                            Birmingham, Alabama 35243
                                 (205) 967-7116
    (Name, Address, including Zip Code, and Telephone Number, including Area
                           Code, of Agent for Service)


                                   Copies to:

       MARK EZELL, ESQ.                 WILLIAM W. HORTON, ESQ.        WILLIAM TOLIN GAY, ESQ.
Haskell Slaughter & Young, L.L.C.       BEALL D. GARY, JR., ESQ.      McIntyre, Borges & Burns
  1200 AmSouth/Harbert Plaza            HEALTHSOUTH Corporation         3070 Bristol Street
   1901 Sixth Avenue North             Two Perimeter Park South               Suite 450
  Birmingham, Alabama 35203            Birmingham, Alabama 35243    Costa Mesa, California 92626
       (205) 251-1000                       (205) 967-7116                 (714) 545-7835


        Approximate date of commencement of proposed sale to the public:

   At the effective time of the merger of ReadiCare, Inc. with a wholly-owned subsidiary of the Registrant, as described in the Prospectus-Proxy Statement included herein.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

============================================================================================================
  Title of Each                                Proposed Maximum     Proposed Maximum
Class of Securities             Amount          Offering Price      Aggregate Offering       Amount of
to be Registered          to be Registered(1)     Per Unit             Price(2)          Registration Fee(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share........  2,416,481 shares      Inapplicable        $ 76,124,021.88        $ 23,067.89
==============================================================================================================

(1) The amount of common stock, par value $.01 per share (the "HEALTHSOUTH Common Stock"), of the Registrant to be registered has been determined based upon 8,858,068 shares of common stock, par value $.01 per share (the "ReadiCare Common Stock"), of ReadiCare , Inc. outstanding as of October 21, 1996, and an Exchange Ratio of 0.2728 shares of HEALTHSOUTH Common Stock per share of ReadiCare Common Stock, the maximum Exchange Ratio provided for in the Plan and Agreement of Merger among HEALTHSOUTH Corporation, Warwick Acquisition Corporation and ReadiCare, Inc., dated as of September 11, 1996 (the "Plan").

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (a) $8.59375, representing the average of the high and low sales prices of ReadiCare Common Stock as reported on the Nasdaq National Market on October 22, 1996, and (b) 8,858,068, the maximum number of shares of ReadiCare Common Stock to be acquired by the Registrant in connection with the acquisition of ReadiCare pursuant to the Plan.

(3) The registration fee for the securities registered hereby, $23,067.89, has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457(f) promulgated thereunder. Of such registration fee, $18,304.84 was paid in connection with the filing of preliminary proxy materials relating to the Special Meeting of Stockholders of ReadiCare, which were filed on October 4, 1996, and $4,763.05 is paid herewith.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           HEALTHSOUTH CORPORATION
                            CROSS-REFERENCE SHEET
             (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE
                        LOCATION IN THE PROSPECTUS-PROXY
         STATEMENT OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-4)

                          ITEM                                      LOCATION IN PROSPECTUS-PROXY STATEMENT
                          ----                                      --------------------------------------
 1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus .........................  Facing Page; Cross Reference Sheet; Outside Front Cover Page
                                                              of Prospectus-Proxy Statement

 2. Inside Front and Outside Back Cover Pages of
    Prospectus .............................................  Table of Contents; Available Information; Incorporation of
                                                              Certain Information by Reference

 3. Risk Factors, Ratio of Earnings to Fixed Charges
    and Other Information ..................................  Summary of Prospectus-Proxy Statement; Risk Factors; The
                                                              Special Meeting

 4. Terms of the Transaction ...............................  Summary of Prospectus-Proxy Statement; The Special Meeting;
                                                              The Merger; Description of Capital Stock of HEALTHSOUTH;
                                                              Comparison of Rights of ReadiCare and HEALTHSOUTH Stockholders;
                                                              Operations and Management of HEALTHSOUTH after the Merger

 5. Pro Forma Financial Information ........................  Pro Forma Condensed Financial Information

 6. Material Contacts with the Company Being Acquired.......  Not Applicable

 7. Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters  .........  Not Applicable

 8. Interests of Named Experts and Counsel .................  Experts

 9. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities .........  Comparison of Rights of ReadiCare and HEALTHSOUTH Stockholders

10. Information with Respect to S-3 Registrants ............  Incorporation of Certain Documents by Reference

11. Incorporation of Certain Information by Reference ......  Incorporation of Certain Documents by Reference

12. Information with Respect to S-2 or S-3 Registrants .....  Not Applicable

13. Incorporation of Certain Information by Reference ......  Not Applicable

14. Information with Respect to Registrants Other than
    S-2 or S-3 Registrants..................................  Not Applicable

15. Information with Respect to S-3 Companies  .............  Incorporation of Certain Documents by Reference

16. Information with Respect to S-2 or S-3 Companies .......  Not Applicable

17. Information with Respect to Companies Other than
    S-2 or S-3 Companies ...................................  Not Applicable

18. Information if Proxies, Consents or Authorizations
    are to be Solicited.....................................  Incorporation of Certain Documents by Reference; Summary of
                                                              Prospectus-Proxy Statement; The Special Meeting; The Merger

19. Information if Proxies, Consents or Authorizations
    are not to be Solicited or in an Exchange Offer  .......  Not Applicable

                               READICARE, INC.
                              1322 Orleans Drive
                         Sunnyvale, California 94809

                                                              October 25, 1996


Dear Stockholder:


   You are cordially invited to attend a Special Meeting of Stockholders of ReadiCare, Inc. ("ReadiCare") on November 26, 1996. Details as to the time and place of the meeting are set forth in the accompanying Notice of Special Meeting of Stockholders.

   The purpose of the meeting is to consider and vote upon the approval of a Plan and Agreement of Merger (the "Plan") providing for the merger (the "Merger") of a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH") with and into ReadiCare. If the Merger is consummated, ReadiCare will become a wholly-owned subsidiary of HEALTHSOUTH, and stockholders of ReadiCare will be entitled to receive 0.2425 shares of HEALTHSOUTH Common Stock (subject to adjustment as set forth in the attached Prospectus-Proxy Statement) per share of ReadiCare Common Stock. Stockholders may call 1-800-244-7265 beginning at 5:00 p.m., Eastern Time on November 22, 1996 for information concerning the Exchange Ratio as finally determined. The Board of Directors believes that HEALTHSOUTH and ReadiCare are strategically complementary and that the combined companies will be able to compete more effectively in the changing healthcare marketplace.

   After careful consideration, your Board of Directors has concluded that the proposed Merger is in the best interests of ReadiCare stockholders and recommends that you vote FOR the approval of the Plan.

   The attached  Prospectus-Proxy  Statement describes the Plan and the proposed
Merger  more  fully  and  includes  other   information  about  HEALTHSOUTH  and
ReadiCare. Please give this information your thoughtful attention.

   Approval of the Plan by the stockholders of ReadiCare requires the affirmative vote of the holders of a majority of the outstanding shares of ReadiCare Common Stock. Therefore, you are urged to mark, sign, date and return promptly the accompanying proxy card for the meeting even if you plan to attend. You may vote in person at that time if you so desire.

                                        Sincerely,



                                        DENNIS G. DANKO
                                        Chairman of the Board

                               READICARE, INC.

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 26, 1996
                               -----------------

To the Stockholders of ReadiCare, Inc.

   Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of ReadiCare, Inc, a Delaware corporation ("ReadiCare"), will be held at The Center Club, 650 Town Center Drive, Costa Mesa, California on November 26, 1996 at 10:00 a.m. Pacific Time, for the following purposes:

      1. To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of September 11, 1996, among ReadiCare, Warwick
   Acquisition Corporation, a Delaware corporation (the "Subsidiary") wholly owned by HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and HEALTHSOUTH (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"), pursuant to which, among other things, the Subsidiary will be merged with and into ReadiCare upon the terms and subject to the conditions contained in the Plan (the "Merger"), and ReadiCare will become a wholly-owned subsidiary of HEALTHSOUTH, as described in the accompanying Prospectus-Proxy Statement.

      2. To consider and act upon such other matters as may properly come before the Special Meeting, including any adjournments or postponements thereof.

   The Board of Directors of ReadiCare has fixed the close of business on October 21, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting.

   A form of Proxy and a Prospectus-Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice and form a part hereof.

   You are cordially invited and urged to attend the Special Meeting in person. Whether or not you intend to attend the Special Meeting, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, postage pre-paid envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, your Proxy may be revoked at any time before it is voted.

                                         By Order of the Board of Directors,



                                        STEVE E. BUSBY
                                        Secretary


                              IMPORTANT NOTICES

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME.

THE  BOARD  OF  DIRECTORS  OF  READICARE,   INC.  UNANIMOUSLY   RECOMMENDS  THAT
STOCKHOLDERS VOTE TO APPROVE THE PLAN.

PROSPECTUS-PROXY STATEMENT


                                 PROXY STATEMENT
                                       OF
                                 READICARE, INC.
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 26, 1996

                                ----------------

                                   PROSPECTUS
                                       OF
                             HEALTHSOUTH CORPORATION


   This Prospectus relates to up to 2,416,481 shares of the Common Stock, par value $.01 per share (the "HEALTHSOUTH Common Stock"), of HEALTHSOUTH Corporation (together with its subsidiaries, as applicable, "HEALTHSOUTH") issuable to the stockholders of ReadiCare, Inc. (together with its subsidiaries, as applicable, "ReadiCare") upon consummation of the Merger (as defined below). Such number of shares represents the maximum number of shares that may be issued to ReadiCare stockholders. This Prospectus also serves as the Proxy Statement of ReadiCare for its special meeting of stockholders to be held on November 26, 1996, and any adjournments and postponements thereof (the "Special Meeting"). See "THE SPECIAL MEETING".

                                ----------------

   This Prospectus-Proxy Statement describes the terms of a proposed business combination between HEALTHSOUTH and ReadiCare, pursuant to which HEALTHSOUTH will acquire ReadiCare by means of the merger (the "Merger") of Warwick Acquisition Corporation, a wholly-owned subsidiary of HEALTHSOUTH (the "Subsidiary"), with and into ReadiCare, with ReadiCare being the surviving corporation (the "Surviving Corporation"). After the Merger, the combined operations of HEALTHSOUTH and ReadiCare are expected to be conducted with ReadiCare as a wholly-owned subsidiary of HEALTHSOUTH and the present subsidiaries of ReadiCare continuing as subsidiaries of ReadiCare and thus indirect subsidiaries of HEALTHSOUTH. The Merger will be effective pursuant to the terms and subject to the conditions of the Plan and Agreement of Merger, dated as of September 11, 1996, among HEALTHSOUTH, the Subsidiary and ReadiCare (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"). The Plan is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference. HEALTHSOUTH and ReadiCare are hereinafter sometimes referred to as the "Companies" and individually as a "Company".

   Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock, par value $.01 per share, of ReadiCare, other than shares owned by ReadiCare or any subsidiary of ReadiCare (the "ReadiCare Common Stock" or the "ReadiCare Shares"), will be cancelled, and the holders of such ReadiCare Shares will be entitled to receive 0.2425 shares of HEALTHSOUTH Common Stock (the "Exchange Ratio") for each ReadiCare Share so held; provided, however, that
(i) if the Base Period Trading Price (as defined below) is greater than $38.30, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.29 by the Base Period Trading Price, computed to four decimal places, (ii) if the Base Period Trading Price shall be less than $30.60, then the Exchange Ratio shall be equal to the quotient obtained by dividing $7.42 by the Base Period Trading Price, computed to four decimal places, and (iii) if the Base Period Trading Price shall be less than $27.20, then the Exchange Ratio shall be .2728.

   The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day before the date of the Special Meeting. ReadiCare stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. For a more complete description of the terms of the Merger, see "THE MERGER".

   This Prospectus-Proxy Statement and the form of Proxy are first being mailed to stockholders of ReadiCare on or about October 25, 1996.

   See "Risk Factors" at page 18 for a discussion of certain factors that should be considered by ReadiCare stockholders.

                            ------------------------

    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE
          SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        The date of this Prospectus-Proxy Statement is October 25, 1996.

                            AVAILABLE INFORMATION

   HEALTHSOUTH has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus-Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

   HEALTHSOUTH and ReadiCare are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to their respective businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York, 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and other information with respect to HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005. The ReadiCare Common Stock is listed on the Nasdaq National Market, and the Registration Statement and other information with respect to ReadiCare may be obtained by calling the Nasdaq Public Reference Room Disclosure Information Group at (800) 638-8241 or (202) 728-8298.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Prospectus-Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by HEALTHSOUTH, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge, upon written or oral request, from the Secretary of HEALTHSOUTH Corporation, Two Perimeter Park South, Birmingham, Alabama 35243, telephone (205) 967-7116. Copies of such reports, proxy statements and other information filed by ReadiCare, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available, without charge, upon written or oral request, from the Secretary of ReadiCare, Inc., 1322 Orleans Drive, Sunnyvale, California 94809, telephone (408) 743-3100. In order to ensure timely delivery of the documents, any request should be made by five days prior to the Special Meeting.

   There are hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by HEALTHSOUTH:

   1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended.

   2. HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996.

   3. HEALTHSOUTH's Current Report on Form 8-K dated December 16, 1995, as amended (relating to the acquisition of Advantage Health Corporation ("Advantage Health")).

   4. HEALTHSOUTH's Current Report on Form 8-K dated January 17, 1996 (relating to the consummation of the acquisition of Surgical Care Affiliates, Inc. ("SCA")).

   5. HEALTHSOUTH'S Current Report on Form 8-K dated March 14, 1996 (relating to the consummation of the acquisition of Advantage Health).

   6. HEALTHSOUTH'S Current Report on Form 8-K dated March 20, 1996 (reporting combined earnings of HEALTHSOUTH and SCA for February 1996).

   7. HEALTHSOUTH'S Current Report on Form 8-K dated May 20, 1996 (reporting combined earnings of HEALTHSOUTH and Advantage Health for April 1996).

   8. The description of HEALTHSOUTH's capital stock contained in HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.

   There are also hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by ReadiCare:

   1. ReadiCare's Annual Report on Form 10-K for the fiscal year ended February 29, 1996.

   2. ReadiCare's Quarterly Reports on Form 10-Q for the quarters ended May 31 and August 31, 1996.

   All documents filed by HEALTHSOUTH and ReadiCare, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the Closing Date of the Merger shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

   All information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to HEALTHSOUTH was supplied by HEALTHSOUTH, and all information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to ReadiCare was supplied by ReadiCare. Although neither HEALTHSOUTH nor ReadiCare has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated by reference herein are inaccurate or incomplete, neither HEALTHSOUTH nor ReadiCare warrants the accuracy or completeness of such statements or information as they relate to the other party.

   Statements relating to HEALTHSOUTH contained in this Prospectus-Proxy Statement which are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's Securities and Exchange Commission filings and other public announcements.

   Statements relating to ReadiCare contained in this Prospectus-Proxy Statement that are not based on historical facts are forward-looking statements subject to uncertainties and risks, including, but not limited to, product and service demand and acceptance, economic conditions, the impact of competition and pricing, capacity and supply constraints or difficulties, government regulations and other risks described in ReadiCare's Securities and Exchange Commission filings and other public announcements.

   No person is authorized to give any information or to make any representation not contained in this Prospectus-Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. Neither the delivery of this Prospectus-Proxy Statement nor any distribution of the securities to which this Prospectus-Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the information concerning HEALTHSOUTH or ReadiCare contained in this Prospectus-Proxy Statement since the date of such information. This Prospectus-Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates, or an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus-Proxy Statement in any jurisdiction in which such an offer or solicitation is not lawful.

                              TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION ...................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .......................   3
SUMMARY OF PROSPECTUS-PROXY STATEMENT....................................   8
RISK FACTORS.............................................................  18
THE SPECIAL MEETING .....................................................  18
 General ................................................................  18
 Date, Place and Time ...................................................  18
 Record Date; Quorum ....................................................  18
 Vote Required ..........................................................  18
 Voting and Revocation of Proxies .......................................  19
 Solicitation of Proxies ................................................  19
THE MERGER...............................................................  21
 Terms of the Merger ....................................................  21
 Background of the Merger ...............................................  22
 Reasons for the Merger; Recommendations of ReadiCare's Board of
  Directors .............................................................  23
 Opinion of Financial Advisor to ReadiCare...............................  25
 Effective Time of the Merger ...........................................  28
 Exchange of Certificates................................................  28
 Representations and Warranties..........................................  29
 Conditions to the Merger ...............................................  30
 Regulatory Approvals ...................................................  30
 Business Pending the Merger ............................................  31
 Waiver and Amendment ...................................................  32
 Termination ............................................................  32
 Break-up Fees; Third Party Bids.........................................  33
 Interests of Certain Persons in the Merger .............................  33
 Indemnification.........................................................  33
 Accounting Treatment ...................................................  34
 Certain Federal Income Tax Consequences ................................  34
 Resale of HEALTHSOUTH Common Stock by Affiliates .......................  35
 No Appraisal Rights ....................................................  35
 No Solicitation of Transactions.........................................  36
 Expenses................................................................  36
 NYSE Listing............................................................  36
SELECTED CONSOLIDATED FINANCIAL DATA--HEALTHSOUTH........................  37
SELECTED CONSOLIDATED FINANCIAL DATA--READICARE..........................  38
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ......................  39
BUSINESS OF HEALTHSOUTH .................................................  49
 General.................................................................  49
 Company Strategy........................................................  49
 Patient Care Services: General..........................................  50
 Outpatient Rehabilitation Services......................................  51
 Inpatient Rehabilitation Services.......................................  51
 Medical Centers.........................................................  51
 Surgery Centers.........................................................  51
 Other Patient Care Services.............................................  51
 Locations...............................................................  52

                                                                            PAGE
                                                                            ----
BUSINESS OF READICARE....................................................   53
 Introduction............................................................   53
 Business Summary........................................................   53
 Operations..............................................................   55
 Reimbursement...........................................................   58
 Agreements with ReadiCare Medical Groups................................   58
 Healthcare Reform and Regulations.......................................   59
 Competition.............................................................   59
 Employees ..............................................................   60
PRINCIPAL STOCKHOLDERS OF READICARE......................................   61
DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH .............................   62
 Common Stock ...........................................................   62
 Fair Price Provision ...................................................   62
 Section 203 of the DGCL.................................................   63
 Preferred Stock ........................................................   63
 Transfer Agent..........................................................   63
COMPARISON OF RIGHTS OF READICARE AND HEALTHSOUTH
 STOCKHOLDERS ...........................................................   64
 Classes and Series of Capital Stock.....................................   64
 Size and Election of the Board of Directors ............................   64
 Removal of Directors ...................................................   65
 Other Voting Rights.....................................................   65
 Conversion and Dissolution..............................................   65
 Business Combinations...................................................   66
 Amendment or Repeal of the Certificate of Incorporation ................   66
 Special Meeting of Stockholders.........................................   66
 Liability of Directors..................................................   66
 Indemnification of Directors and Officers...............................   67
OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER................   68
 Operations .............................................................   68
 Management .............................................................   68
EXPERTS .................................................................   68
LEGAL MATTERS............................................................   68
ADDITIONAL INFORMATION...................................................   68
 Other Business..........................................................   68
 Stockholder Proposals...................................................   68

ANNEXES:
 A. Plan and Agreement of Merger ........................................  A-1
 B. Opinion of Crowell, Weedon & Co......................................  B-1

                    SUMMARY OF PROSPECTUS-PROXY STATEMENT

      The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated by reference herein.

THE COMPANIES

   HEALTHSOUTH. HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality health care services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At September 30, 1996, HEALTHSOUTH had over 1,000 patient care locations in 48 states. See "BUSINESS OF HEALTHSOUTH".

   At June 30, 1996, HEALTHSOUTH had consolidated assets of approximately $3,084,755,000 and consolidated stockholders' equity of approximately $1,288,672 and employed approximately 35,000 persons.

   HEALTHSOUTH was incorporated under the laws of Delaware in 1984. Its principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

   ReadiCare. ReadiCare is a leading physician practice management company specializing in the provision of occupational healthcare services and related cost-containment programs. At September 30, 1996, ReadiCare operated 37 outpatient medical and rehabilitation centers in the States of California and Washington and provided services to employees of over 26,000 client companies. See "BUSINESS OF READICARE".

   At August 31, 1996, ReadiCare had consolidated assets of $18,183,699 and consolidated stockholders' equity of $15,411,109 and employed approximately 381 persons.

   ReadiCare was incorporated under the laws of Delaware in 1982. Its principal executive offices are located at 1322 Orleans Drive, Sunnyvale, California 94809, and its telephone number is (408) 743-3100.

   Warwick Acquisition Corporation. The Subsidiary is a direct, wholly-owned subsidiary of HEALTHSOUTH and has not engaged in any business activity unrelated to the Merger. The principal executive offices of the Subsidiary are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is
(205) 967-7116.

THE SPECIAL MEETING

   The Special Meeting of ReadiCare's stockholders (the "Special Meeting") to consider and vote on a proposal to approve the Plan will be held on November 26, 1996, at 10:00 a.m., Pacific Time, at The Center Club, 650 Town Center Drive, Costa Mesa, California. Only holders of record of ReadiCare Shares at the close of business on October 21, 1996 (the "ReadiCare Record Date"), will be entitled to notice of and to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 8,263,824 shares of ReadiCare Common Stock. Each issued and outstanding ReadiCare Share is entitled to one vote on each matter to be presented at the Special Meeting. Proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the Special Meeting. Such proxies may be sent via facsimile to Steve E. Busby, Secretary, ReadiCare, Inc., at (408) 734-4842. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING".


VOTE REQUIRED

   Approval of the Plan by the stockholders of ReadiCare requires the affirmative vote of the holders of a majority of the outstanding shares of ReadiCare Common Stock entitled to vote thereon. Accordingly, approval of the Plan at the Special Meeting will require the affirmative vote of the holders of at least 4,131,913 shares of ReadiCare Common Stock.

   As of the ReadiCare Record Date, directors and executive officers of ReadiCare and their affiliates beneficially owned an aggregate of 771,000 shares of ReadiCare Common Stock (excluding shares issuable upon exercise of options), or approximately 9.3% of the ReadiCare Shares outstanding on such date.

   In the event that the Plan is not approved by ReadiCare stockholders, the Plan may be terminated by HEALTHSOUTH or ReadiCare in accordance with its terms. Such approval is also a condition to HEALTHSOUTH's and ReadiCare's obligations to consummate the Merger. See "THE SPECIAL MEETING -- Vote Required", "THE MERGER -- Conditions to the Merger" and "-- Termination".

   As a condition to entering into the Plan, HEALTHSOUTH required that Dennis G. Danko, Chairman of the Board, President and Chief Executive Officer of ReadiCare, Thomas P. Carey, Senior Vice President, Operations of ReadiCare, and Harry L. Casari, James M. Hall and Alfred E. Osborne, Jr., Directors of ReadiCare, enter into Proxy Agreements with HEALTHSOUTH, pursuant to which each person agreed that, until the date on which the Plan is terminated and following such termination during such time as a Third Party Acquisition Event (as defined therein) exists with respect to ReadiCare, but in no event after the close of business one year following the termination of the Plan, HEALTHSOUTH shall have the right to vote an aggregate of 771,000 shares of ReadiCare Common Stock beneficially owned by such persons (a) in favor of approval of the Plan and the Merger at every meeting of the stockholders of ReadiCare at which such matters are considered and at every adjournment thereof, and (b) against any other proposal for any reorganization. The shares subject to the Proxy Agreements represent approximately 9.3% of the votes eligible to be cast at the Special Meeting as of the ReadiCare Record Date. See "THE SPECIAL MEETING -- Vote Required".

THE MERGER

   Terms of the Merger. ReadiCare will be acquired by HEALTHSOUTH pursuant to and subject to the terms and conditions of the Plan, which provides that at the effective time of the Merger (the "Effective Time"), the Subsidiary will merge with and into ReadiCare with ReadiCare being the Surviving Corporation. The Certificate of Incorporation of ReadiCare and the Bylaws of the Subsidiary in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding ReadiCare Share (excluding shares held by ReadiCare and any of its subsidiaries) will be converted into the right to receive 0.2425 (the "Exchange Ratio") shares of HEALTHSOUTH Common Stock (the "Merger Consideration"); provided, however, that (i) if the Base Period Trading Price (as defined below) is greater than $38.30, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.29 by the Base Period Trading Price, computed to four decimal places, (ii) if the Base Period Trading Price shall be less than $30.60, then the Exchange Ratio shall be equal to the quotient obtained by dividing $7.42 by the Base Period Trading Price, computed to four decimal places, and
(iii) if the Base Period Trading Price shall be less than $27.20, then the Exchange Ratio shall be .2728. Stockholders may call 1-800-244-7265 beginning at 5:00 p.m., Eastern Time on November 22, 1996 for information concerning the Exchange Ratio as finally determined.

   The term "Base Period Trading Price" is defined in the Plan as the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day before the date of the Special Meeting. The daily closing price per share shall be the closing price for NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source. Fractional shares of HEALTHSOUTH Common Stock will not be issuable in connection with the Merger. ReadiCare stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. See "THE MERGER" and "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH".

   The following table indicates the Exchange Ratio assuming various Base Period Trading Prices, with the resulting "value" to be received for each ReadiCare
Share:


  BASE                                VALUE TO BE
 PERIOD                              RECEIVED FOR
 TRADING                            EACH READICARE
  PRICE           EXCHANGE RATIO         SHARE
(COL. 1)             (COL. 2)      (COL. 1 X COL. 2)
---------------  --------------- --------------------
$26.00.........  .2728           $7.09
$27.00.........  .2728           $7.37
$27.20.........  .2728           $7.42
$29.00.........  .2559           $7.42
$30.00.........  .2473           $7.42
$30.60.........  .2425           $7.42
$32.00.........  .2425           $7.76
$34.00.........  .2425           $8.24
$36.00.........  .2425           $8.73
$38.00.........  .2425           $9.21
$38.30.........  .2425           $9.29
$40.00.........  .2322           $9.29
$42.00.........  .2212           $9.29


   Thus, as described above, (i) if the Base Period Trading Price exceeds $38.30, the value to be received for each ReadiCare Share will be fixed at $9.29 and the Exchange Ratio will decrease accordingly, (ii) if the Base Period Trading Price is less than $30.60 but not less than $27.20, then the value to be received for each ReadiCare Share will be fixed at $7.42 and the Exchange Ratio will increase accordingly, and (iii) if the Base Period Trading Price is less than $27.20, then the Exchange Ratio will be fixed at .2728 and the value to be received for each ReadiCare Share, based solely on the Base Period Trading Price, will fluctuate according to the actual Base Period Trading Price. See "THE MERGER -- Terms of the Merger".

   Recommendation of the Board of Directors. The Board of Directors of ReadiCare has adopted and approved the Plan and has recommended a vote FOR approval of the Plan. The Board of Directors believes the Plan is fair to and in the best interests of the stockholders of ReadiCare.

   The Board of Directors of ReadiCare believes that the Plan is in the best interests of the ReadiCare stockholders based on a number of factors, including, without limitation and without assigning relative weights thereto, the following factors:

      (i) The terms and conditions of the proposed Merger, including the value of the consideration to be received by the stockholders of ReadiCare and the fact that the Merger is expected to be treated as a tax-free reorganization.

      (ii) The opportunity for holders of ReadiCare Common Stock to continue to share in the potential for long-term gains in ReadiCare through the ownership of HEALTHSOUTH Common Stock following the Merger.

      (iii) The business reputation and capabilities of HEALTHSOUTH and its management, HEALTHSOUTH's financial strength, business prospects, market position and strategic objectives, and the liquidity and historical performance of HEALTHSOUTH Common Stock.

      (iv) A conclusion that further consolidation in the healthcare industry is inevitable, including those in the occupational health services industry, which could place ReadiCare at a competitive disadvantage in such an environment, and that market conditions are favorable for a transaction in the current time frame.

      (v)  The  compatibility  of  the  respective   businesses  and  management
   philosophies of ReadiCare and HEALTHSOUTH with a common emphasis on operating low cost, efficient healthcare delivery systems.

      (vi) The synergies expected as a result of the Merger, including potential cost savings in overhead-related expenses, and revenue enhancements due to the addition of HEALTHSOUTH rehabilitative, outpatient and ancillary services made available to ReadiCare clients.

      (vii) The presentation of Crowell, Weedon & Co. ("Crowell") delivered to the Board of Directors of ReadiCare at its special meeting held September 10, 1996, including Crowell's oral opinion that the Merger Consideration was fair to the stockholders of ReadiCare from a financial point of view.

      (viii) The perceived strengths of ReadiCare and HEALTHSOUTH combined, including the potential expansion developments and information that is expected to be shared between the two companies after the Merger is consummated, and the belief of the ReadiCare Board of Directors that ReadiCare's business could be integrated into HEALTHSOUTH without disrupting or adversely affecting the business of HEALTHSOUTH or ReadiCare.

      (ix) The likelihood that the Merger will be consummated.

   See "THE MERGER -- Reasons for the Merger; Recommendation of ReadiCare's Board of Directors".

   Opinion of Financial Advisor to ReadiCare. Crowell has served as financial advisor to ReadiCare in connection with the Merger and has delivered its written opinion to the Board of Directors of ReadiCare, dated the date of this Prospectus-Proxy Statement, that, as of such date, the Merger Consideration is fair from a financial point of view to such stockholders. A copy of the opinion of Crowell is attached as Annex B to this Prospectus-Proxy Statement and incorporated herein by reference. ReadiCare stockholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Prospectus-Proxy Statement for assumptions made, matters considered and the limits of the review by Crowell. See "THE MERGER -- Opinion of Financial Advisor to ReadiCare".

   Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and ReadiCare under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Plan requires that this filing be made, subject to satisfaction of the conditions to the respective obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and ReadiCare. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger".

   Exchange of Certificates. As soon as reasonably practicable after the Effective Time, transmittal materials will be mailed to each holder of record of ReadiCare Shares for use in exchanging such holder's stock certificates for certificates evidencing shares of HEALTHSOUTH Common Stock and for receiving cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Exchange of Certificates".

   Representations and Warranties. The Plan contains certain representations and
warranties   made  by  each  of  the  parties   thereto.   See  "THE  MERGER  --
Representations and Warranties".

   Conditions to the Merger. The obligation of each of HEALTHSOUTH, the Subsidiary and ReadiCare to consummate the Merger is subject to certain conditions, including approval of the Plan by the ReadiCare stockholders. See "THE MERGER -- Conditions to the Merger".

   Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On September 27, 1996, HEALTHSOUTH and ReadiCare made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a waiting period of up to 30 days during which the Merger could not be consummated, which waiting period was terminated on October 8, 1996. Notwithstanding the early termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of all or any part of the stock or assets of ReadiCare. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful. The operations of each Company also are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. See "THE MERGER -- Regulatory Approvals".

   Business Pending the Merger. The Plan provides that, until the Effective Time, except as provided in the Plan, ReadiCare will use its reasonable best efforts to preserve intact its present business organizations, to keep available to HEALTHSOUTH and the Surviving Corporation the services of its present employees and to preserve the goodwill of customers, suppliers and others having business dealings with it. See "THE MERGER -- Business Pending the Merger".

   Amendment. The Plan provides that, at any time prior to the Effective Time, the parties may, under certain circumstances, amend or otherwise change the Plan. See "THE MERGER -- Waiver and Amendment".

   Termination. The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of ReadiCare, under certain circumstances which are set forth in the Plan. See "THE MERGER -- Termination".

   Break-up Fee; Third Party Bids. If the Plan is terminated by ReadiCare pursuant to a determination by ReadiCare's Board of Directors, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of ReadiCare Shares, or the ReadiCare Board of Directors shall have withdrawn such recommendation, or shall have approved, recommended or endorsed any Acquisition Transaction (as defined in the Plan) other than the Plan, and within one year after the effective date of such termination ReadiCare is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event ReadiCare shall pay to HEALTHSOUTH a break-up fee of $8,000,000. In addition, HEALTHSOUTH has agreed to pay ReadiCare a break-up fee of $1,000,000 in the event that HEALTHSOUTH terminates the Plan for any reason other than as permitted under the Plan. See "THE MERGER -- Break-up Fees; Third Party Bids".

   Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of ReadiCare with respect to the Plan and the transactions contemplated thereby, stockholders of ReadiCare should be aware that certain members of the management of ReadiCare and its Board of Directors have certain interests in the Merger in addition to the interests of stockholders generally.

   At the Closing, HEALTHSOUTH has agreed to enter into a Consulting and Non-Competition Agreement with Dennis G. Danko, Chairman of the Board, President and Chief Executive Officer of ReadiCare, pursuant to which Mr. Danko will agree to provide certain consulting services to HEALTHSOUTH and will agree not to compete with the business of HEALTHSOUTH for a specified term.

   In addition, ReadiCare maintains a Change in Control Executive Severance Benefit Plan which provides certain severance benefits for executive officers and other key employees of ReadiCare in the event that the employment of such persons with ReadiCare is terminated without cause within one year following the date of a Change in Control (as defined in such plan) of ReadiCare or if, within such period, such employees resign for certain specified reasons. The plan provides for severance payments to such employees based upon their time in service with ReadiCare.

   See "THE MERGER -- Interests of Certain Persons in the Merger".

   Accounting Treatment. It is intended that the Merger will be accounted for as a pooling of interests. It is a condition to the consummation of the Merger that each of HEALTHSOUTH and ReadiCare receive a letter from Ernst & Young LLP regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and ReadiCare, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 ("APB 16") if closed and consummated in accordance with the Plan. See "THE MERGER -- Accounting Treatment" and "PRO FORMA CONDENSED FINANCIAL INFORMATION".

   Certain Federal Income Tax Consequences. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by holders of ReadiCare Shares upon their receipt of HEALTHSOUTH Common Stock in exchange for their ReadiCare Shares, except with respect to cash received in lieu of fractional shares. The obligation of ReadiCare and HEALTHSOUTH to consummate the Merger is conditioned upon their receipt of opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each holder of ReadiCare Shares is urged to consult his or her personal tax and financial advisors concerning the federal income tax consequences of the Merger, as well as any state, local, foreign or other tax consequences of the Merger, based upon such holder's own particular facts and circumstances. See "THE MERGER -- Certain Federal Income Tax Consequences".

   Resale  Restrictions.  All shares of  HEALTHSOUTH  Common  Stock  received by
ReadiCare stockholders in the Merger will be freely transferable, except that shares of HEALTHSOUTH Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of ReadiCare at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "THE MERGER -- Resale of HEALTHSOUTH Common Stock by Affiliates".

   Appraisal Rights. Holders of ReadiCare Common Stock are not entitled to appraisal rights under the DGCL with respect to the Merger. See "THE MERGER -- No Appraisal Rights".

   NYSE Listing. A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to the ReadiCare stockholders in the Merger. Although no assurance can be given that the NYSE will accept such shares of HEALTHSOUTH Common Stock for listing, HEALTHSOUTH and ReadiCare anticipate that these shares will qualify for listing. It is a condition to the obligation of HEALTHSOUTH, the Subsidiary and ReadiCare to consummate the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time. See "THE MERGER -- NYSE Listing".

MARKET AND MARKET PRICE

   The HEALTHSOUTH Common Stock is listed under the symbol HRC on the NYSE. Set forth below are the closing prices per share of HEALTHSOUTH Common Stock on the NYSE on (i) September 10, 1996, the last business day preceding public announcement of the Merger, and (ii) October 22, 1996:

                            MARKET PRICE
                            PER SHARE OF
                            HEALTHSOUTH
          DATE              COMMON STOCK
-----------------------  -----------------
September 10, 1996  ...  $35.25
October 22, 1996 ......  $37.25


   ReadiCare Common Stock is listed under the symbol RDIC on the Nasdaq National Market System. Set forth below are the closing prices per share of ReadiCare Common Stock on the Nasdaq National Market System on (i) September 10, 1996, the last business day preceding public announcement of the Merger, and (ii) October 22, 1996.

                                 MARKET PRICE
                                 PER SHARE OF
          DATE              READICARE COMMON STOCK
-----------------------  ---------------------------
September 10, 1996  ...  $5.125
October 22, 1996 ......  $8.625


   The following table sets forth certain information as to the high and low reported sale prices per share of HEALTHSOUTH Common Stock for the periods indicated. The prices for HEALTHSOUTH Common Stock are as reported on the NYSE Composite Transactions Tape. HEALTHSOUTH has never paid dividends on its capital stock. All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.


                                              HEALTHSOUTH
                                              COMMON STOCK
                                              -------------
                                             HIGH       LOW
                                             ----       ---
1994
 First Quarter .........................     $16.13    $11.69
 Second Quarter ........................      17.32     12.63
 Third Quarter .........................      19.69     12.88
 Fourth Quarter ........................      19.32     16.13
1995
 First Quarter .........................     $20.44    $18.06
 Second Quarter ........................      21.63     16.32
 Third Quarter .........................      25.75     17.25
 Fourth Quarter ........................      32.38     22.50
1996
 First Quarter .........................     $38.13    $27.00
 Second Quarter ........................      38.63     32.32
 Third Quarter .........................      38.63     28.50
 Fourth Quarter (through October 22, 1996)    39.75     37.00

   The following table sets forth certain information as to the high and low reported sale prices per share of ReadiCare Common Stock for the periods indicated, as reported on the Nasdaq National Market System.

                                                  READICARE
                                                COMMON STOCK
                                              ----------------
                 PERIOD                         HIGH     LOW
----------------------------------------      ------- --------
Fiscal Year Ended February 28, 1995
 First Quarter..........................      $2.00   $1.25
 Second Quarter.........................      $2.00   $1.38
 Third Quarter..........................      $1.88   $1.19
 Fourth Quarter.........................      $1.81   $1.00
Fiscal Year Ended February 29, 1996
 First Quarter..........................      $2.75   $1.31
 Second Quarter.........................      $3.75   $2.12
 Third Quarter..........................      $4.06   $2.75
 Fourth Quarter.........................      $4.50   $2.88
Fiscal Year Ending February 28, 1997
 First Quarter..........................      $5.13   $3.69
 Second Quarter.........................      $6.13   $3.88
 Third Quarter (through October 22, 1996)     $8.94   $5.13


   As of September 30, 1996, there were approximately 3408 record holders of HEALTHSOUTH Common Stock. As of the ReadiCare Record Date, there were approximately 374 record holders of ReadiCare Common Stock.

   Holders of ReadiCare Shares are advised to obtain current market quotations for HEALTHSOUTH Common Stock and ReadiCare Common Stock. No assurance can be given as to the market price of HEALTHSOUTH Common Stock at the Effective Time or at any other time.

OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER

   Pursuant to the Plan, following the Effective Time, ReadiCare will be a wholly-owned subsidiary of HEALTHSOUTH, and all of ReadiCare's subsidiaries and affiliates will be indirect subsidiaries and affiliates of HEALTHSOUTH. HEALTHSOUTH will continue its operations as prior to the Merger and will continue to be managed by the same Board of Directors and executive officers. See "OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER".

                      COMPARATIVE PER SHARE INFORMATION

   The following summary presents selected comparative per share information (i) for HEALTHSOUTH on a historical basis in comparison with pro forma equivalent information giving effect to the Merger on a pooling-of-interests basis, and
(ii) for ReadiCare on a historical basis in comparison with its pro forma equivalent information after giving effect to the Merger, including receipt of shares of HEALTHSOUTH Common Stock to be issued in exchange for each ReadiCare Share in accordance with the Exchange Ratio. This financial information should be read in conjunction with the historical consolidated financial statements of HEALTHSOUTH and ReadiCare and the related notes thereto contained elsewhere herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma financial information appearing elsewhere in this Prospectus-Proxy Statement. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA CONDENSED FINANCIAL INFORMATION".

   HEALTHSOUTH has not paid cash dividends since inception (although a company acquired by HEALTHSOUTH in a pooling-of-interests merger has paid cash dividends in the past). It is anticipated that HEALTHSOUTH will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of HEALTHSOUTH and will depend, among other things, upon HEALTHSOUTH's earnings, capital requirements, financial condition and debt covenants.

   The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                                      SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,       JUNE 30,
                                          --------------------------- ----------------
                                             1993     1994     1995     1995    1996
                                          --------- -------- -------- ------- --------
                                                                         (UNAUDITED)
Net income per common share:
 HEALTHSOUTH (1)
  Historical (primary) .................  $ 0.46    $0.63    $0.62    $0.31   $0.59
  Historical (fully diluted)(2) ........     N/A     0.63     0.62     0.31    0.58
  Pro forma combined (primary) .........    0.39     0.62     0.62     0.32    0.59
  Pro forma combined (fully diluted)(2)      N/A     0.62     0.62     0.32    0.58
 ReadiCare
  Historical (primary)..................  $(1.11)   $0.05    $0.15    $0.10   $0.11
  Pro forma equivalent (primary)(3).....    0.09     0.15     0.15     0.08    0.14
  Pro forma equivalent (fully diluted)(3)     --     0.15     0.15     0.08    0.14



                                                        AT JUNE 30,
                                                           1996
                                                      --------------
                                                        (UNAUDITED)
Stockholders' equity per weighted average common
and common equivalent share outstanding:
 HEALTHSOUTH - historical...........................  $7.86
 HEALTHSOUTH - pro forma combined...................   7.98
 ReadiCare - historical ............................   1.80
 ReadiCare - pro forma equivalent (3)...............   1.93
---------

(1) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(2) Fully-diluted earnings per share in 1994 and 1995 and for the six months ended June 30, 1995 and 1996 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001.

(3) ReadiCare pro forma equivalent per share data have been calculated by multiplying the pro forma HEALTHSOUTH amounts by an assumed Exchange Ratio of .2425.

                        HEALTHSOUTH'S AND READICARE'S
             SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

   The following selected pro forma financial information for the combined Companies gives effect to the Merger as a pooling of interests. All of the following selected pro forma financial information should be read in conjunction with the pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus-Proxy Statement. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION". The pro forma financial information set forth in this Prospectus-Proxy Statement is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                                                                    SIX MONTHS
                                                             YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                     -------------------------------------- -------------------------
                                                         1993       1994 (5)     1995 (5)     1995 (5)       1996
                                                     ------------ ------------ ------------ ------------ ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data (1):
 Revenues .........................................  $1,022,370   $1,852,520   $2,107,019   $1,023,086   $1,215,813
 Operating expenses:
  Operating units .................................     702,589    1,316,374    1,449,612      712,153      802,553
  Corporate general and administrative ............      41,974       68,776       66,305       31,795       38,530
 Provision for doubtful accounts ..................      20,976       35,323       39,240       20,686       26,647
 Depreciation and amortization ....................      65,647      128,833      149,212       72,181       89,758
 Interest expense .................................      24,430       96,407      107,507       54,065       47,610
 Interest income ..................................      (5,927)      (6,469)      (8,471)      (4,224)      (3,707)
 Merger and acquisition related expenses...........         333        6,520       34,159       29,194       28,939
 NME Selected Hospitals Acquisition related expense      49,742            0            0            0            0
 Gain on sale of partnership interest .............      (1,400)           0            0            0            0
 Gain on sale of MCA Stock ........................           0       (7,727)           0            0            0
 Loss on impairment of assets .....................       6,675       10,500       53,549       11,192            0
 Loss on abandonment of computer project ..........           0        4,500            0            0            0
 Loss on disposal of Surgery Centers ..............           0       13,197            0            0            0
 Reserve for discontinued operations...............       1,768          (85)           0            0            0
                                                     ------------ ------------ ------------ ------------ ------------
                                                        906,807    1,666,149    1,891,113      927,042    1,030,330
                                                     ============ ============ ============ ============ ============
 Income before income taxes and minority interests      115,563      186,371      215,906       96,044      185,483
 Provision for income taxes .......................      38,538       65,825       77,389       30,646       60,985
                                                     ------------ ------------ ------------ ------------ ------------
                                                         77,025      120,546      138,517       65,398      124,498
 Minority interests ...............................      29,377       32,085       43,252       18,781       24,881
                                                     ------------ ------------ ------------ ------------ ------------
 Income from continuing operations ................      47,648       88,461       95,265       46,617       99,617
 Income from discontinued operations ..............       4,452            0            0            0            0
                                                     ------------ ------------ ------------ ------------ ------------
 Net income .......................................  $   52,100   $   88,461   $   95,265   $   46,617   $   99,617
                                                     ============ ============ ============ ============ ============
 Weighted average common and common equivalent
  shares outstanding (2) ..........................     135,115      143,417      152,449      146,992      167,849
                                                     ============ ============ ============ ============ ============
 Net income per common and common equivalent share
  (2)
   Continuing operations ..........................  $     0.36   $     0.62   $     0.62   $     0.32   $     0.59
   Discontinued operations ........................        0.03           --           --           --           --
                                                     ------------ ------------ ------------ ------------ ------------
                                                     $     0.39   $     0.62   $     0.62   $     0.32   $     0.59
                                                     ============ ============ ============ ============ ============
 Net income per common share--assuming full
  dilution (2)(3) .................................         N/A   $     0.62   $     0.62   $     0.32   $     0.58
                                                     ============ ============ ============ ============ ============

                                             DECEMBER 31,
                                 -----------------------------------   JUNE 30,
                                     1993        1994        1995        1996
                                 ----------- ----------- -----------   ---------
                                                  (IN THOUSANDS)
Balance Sheet Data (1):
 Cash and marketable securities  $  152,625  $  133,509  $  173,092  $  119,110
 Working capital ..............     292,075     293,132     430,782     443,082
 Total assets .................   1,906,231   2,273,283   3,001,271   3,155,628
 Long-term debt (4) ...........   1,011,671   1,142,251   1,396,361   1,426,098
 Stockholders' equity..........     663,334     792,380   1,241,426   1,338,913
----------
(1) In addition to ReadiCare, reflects combination of HEALTHSOUTH, ReLife, Inc. ("ReLife"), Surgical Health Corporation ("SHC"), Sutter Surgery Centers, Inc. ("SSCI"), Surgical Care Affiliates, Inc. ("SCA"), Advantage Health Corporation ("Advantage Health") and Professional Sports Care Management Inc. ("PSCM") for all periods presented, as HEALTHSOUTH acquired ReLife in December 1994, SHC in June 1995, SSCI in October 1995, SCA in January 1996, Advantage Health in March 1996 and PSCM in August 1996 in transactions accounted for as poolings of interests.

(2) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(3) Fully-diluted earnings per share reflects shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001, where applicable.

(4) Includes current portion of long-term debt.

(5) Gives effect to the NovaCare Rehabilitation Hospitals Acquisition as if the purchase had occurred on January 1, 1994. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

                                 RISK FACTORS

   In addition to the other information in this Prospectus-Proxy Statement, the following should be considered carefully by holders of ReadiCare Shares.

   Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH or on the combined Companies. HEALTHSOUTH is also subject, and the combined Companies will be subject, to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral. See "BUSINESS OF READICARE -- Healthcare Reform and Regulations" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                             THE SPECIAL MEETING

GENERAL

   This Prospectus-Proxy Statement is being furnished to holders of ReadiCare Shares in connection with the solicitation of proxies by the Board of Directors of ReadiCare for use at the Special Meeting to consider and vote upon a proposal to approve the Plan and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

   Each copy of this Prospectus-Proxy Statement mailed to holders of ReadiCare Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

   This Prospectus-Proxy Statement is also furnished to holders of ReadiCare Shares as a Prospectus in connection with the issuance to them of the shares of HEALTHSOUTH Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME

   The Special Meeting will be held at The Center Club, 650 Town Center Drive, Costa Mesa, California, on November 26, 1996 at 10:00 a.m., Pacific Time.

RECORD DATE; QUORUM

   The Board of Directors of ReadiCare has fixed the close of business on October 21, 1996, as the ReadiCare Record Date for the determination of holders of ReadiCare Shares entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of ReadiCare Shares entitled to cast a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum at the Special Meeting.

VOTE REQUIRED

   As of the ReadiCare Record Date, there were outstanding and entitled to vote 8,263,824 shares of ReadiCare Common Stock. Each of such ReadiCare Shares is entitled to one vote on each matter that comes before the Special Meeting. Approval of the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of ReadiCare Common Stock entitled to vote at the Special Meeting. Accordingly, approval of the Plan will require the affirmative vote of the holders of at least 4,131,913 shares of ReadiCare Common Stock.

   As of the ReadiCare Record Date, ReadiCare's directors and executive officers and their affiliates beneficially owned an aggregate of 771,000 shares, or approximately 9.3% of the outstanding shares, of ReadiCare Common Stock outstanding on such date (excluding shares issuable upon exercise of options).

   By the vote of the members of the Board of Directors of ReadiCare at a special meeting held on September 10, 1996, the ReadiCare Board of Directors determined that the proposed Merger, and the terms and conditions of the Plan, were in the best interests of ReadiCare and its stockholders. The Plan and the Merger were adopted and approved unanimously by the members of the ReadiCare Board of Directors, who also unanimously resolved to recommend that the stockholders of ReadiCare vote FOR approval of the Plan.

   As a condition to entering into the Plan, HEALTHSOUTH required that Dennis G. Danko, Chairman of the Board, President and Chief Executive Officer of ReadiCare, Thomas P. Carey, Senior Vice President, Operations of ReadiCare, and Harry L. Casari, James M. Hall, and Alfred E. Osborne, Jr., Directors of ReadiCare, enter into Proxy Agreements with HEALTHSOUTH, pursuant to which each person agreed that, until the date on which the Plan is terminated and following such termination during such time as a Third Party Acquisition Event (as defined therein) exists with respect to ReadiCare, but in no event after the close of business one year following the termination of the Plan, HEALTHSOUTH shall have the right to vote an aggregate of 771,000 shares of ReadiCare Common Stock beneficially owned by such persons (a) in favor of approval of the Plan and the Merger at every meeting of the stockholders of ReadiCare at which such matters are considered and at every adjournment thereof, and (b) against any other proposal for any reorganization. The shares subject to the Proxy Agreements represent approximately 9.3% of the votes eligible to be cast at the Special Meeting as of the ReadiCare Record Date.

   In the event that the Plan is not approved by ReadiCare stockholders, the Plan may be terminated in accordance with its terms. See "THE MERGER -- Termination".

VOTING AND REVOCATION OF PROXIES

   ReadiCare Shares represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a Proxy for the Special Meeting is properly executed and returned without indicating any voting instructions, ReadiCare Shares represented by the Proxy will be voted FOR approval of the Plan. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing of an instrument revoking it or of a duly executed Proxy bearing a later date with the Secretary of ReadiCare, prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast for approval of the Plan or other matters constitute affirmative votes. Abstentions and broker non-votes will, therefore, have the same effect as votes against approval of the Plan with respect to the Special Meeting.

   Proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the Special Meeting. Such proxies may be sent via facsimile to Steve E. Busby, Secretary, ReadiCare, Inc., at (408) 734-4842.

   The Board of Directors of ReadiCare is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC and the DGCL.

SOLICITATION OF PROXIES

   In addition to solicitation by mail, directors, officers and employees of ReadiCare, who will not be specifically compensated for such services, may solicit proxies from the stockholders of ReadiCare, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES".

                                  THE MERGER

   The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan; it is not complete and is qualified in its entirety by reference to the Plan, the full text of which is attached hereto as Annex A. All ReadiCare stockholders are urged to read Annex A in its entirety.

TERMS OF THE MERGER

   The acquisition of ReadiCare by HEALTHSOUTH will be effected by means of the merger of the Subsidiary with and into ReadiCare, with ReadiCare being the Surviving Corporation. The Certificate of Incorporation of ReadiCare (the "ReadiCare Certificate") shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended in accordance with applicable law. The Bylaws of the Subsidiary as in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, ReadiCare shall continue as the Surviving Corporation under the name "ReadiCare, Inc.".

   At the Effective Time, each outstanding ReadiCare Share (excluding shares held by ReadiCare and any of its subsidiaries, which shall automatically be cancelled and retired) will be converted into the right to receive 0.2425 shares of HEALTHSOUTH Common Stock, as may be adjusted as provided below (the "Exchange Ratio"); provided, however, that (i) if the Base Period Trading Price (as defined below) is greater than $38.30, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.29 by the Base Period Trading Price, computed to four decimal places, (ii) if the Base Period Trading Price shall be less than $30.60, then the Exchange Ratio shall be equal to the quotient obtained by dividing $7.42 by the Base Period Trading Price, computed to four decimal places, and (iii) if the Base Period Trading Price shall be less than
$27.20, then the Exchange Ratio shall be .2728. Stockholders may call 1-800-244-7265 beginning at 5:00 p.m., Eastern Time on November 22, 1996 for information concerning the Exchange Ratio as finally determined.

   The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day immediately preceding the date of the Special Meeting. The daily closing price per share shall be the closing price for NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source.

   The following table indicates the Exchange Ratio assuming various Base Period Trading Prices, with the resulting "value" to be received for each ReadiCare
Share:
  BASE                                VALUE TO BE
 PERIOD                              RECEIVED FOR
 TRADING                            EACH READICARE
  PRICE           EXCHANGE RATIO         SHARE
(COL. 1)             (COL. 2)      (COL. 1 X COL. 2)
---------------  --------------- --------------------
 $26.00........  .2728           $7.09
 $27.00........  .2728           $7.37
 $27.20........  .2728           $7.42
 $29.00........  .2559           $7.42
 $30.00........  .2473           $7.42
 $30.60........  .2425           $7.42
 $32.00........  .2425           $7.76
 $34.00........  .2425           $8.24
 $36.00........  .2425           $8.73
 $38.00........  .2425           $9.21
 $38.30........  .2425           $9.29
 $40.00........  .2322           $9.29
 $42.00........  .2212           $9.29


   Thus, as described above, (i) if the Base Period Trading Price exceeds $38.30, the value to be received for each ReadiCare Share will be fixed at $9.29 and the Exchange Ratio will decrease accordingly, (ii) if the Base Period Trading Price is less than $30.60 but not less than $27.20, then the value to be received for each ReadiCare Share will be fixed at $7.42 and the Exchange Ratio will increase accordingly, and (iii) if the Base Period Trading Price is less than $27.20, then the Exchange Ratio will be fixed at .2728 and the value to be received for each ReadiCare Share, based solely on the Base Period Trading Price, will fluctuate according to the actual Base Period Trading Price.

   As of the Effective Time, all outstanding ReadiCare Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive shares of HEALTHSOUTH Common Stock, cash (without interest) in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. Each ReadiCare Share that is owned by ReadiCare or any subsidiary of ReadiCare shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   Based upon the number of shares of HEALTHSOUTH Common Stock, excluding shares obtainable upon exercise of options and convertible securities, outstanding as of September 30, 1996, the holders of ReadiCare Shares will receive in the aggregate approximately 1.4% of the outstanding shares of HEALTHSOUTH Common Stock anticipated to be outstanding immediately after the Effective Time, assuming an Exchange Ratio of 0.2425.

BACKGROUND OF THE MERGER

   Since its inception, ReadiCare has grown to its present size and scope as a result of the opening of new facilities and the selective acquisition of existing outpatient healthcare facilities, and through the internal development of additional services, such as medical cost containment programs and occupational healthcare services to businesses and industry, among others. In the mid-1990s, however, ReadiCare refined its strategy in order to focus its operating and financial resources primarily on improving results at its existing businesses, rather than actively pursuing external development and expansion opportunities. This strategy was particularly important in view of the impact on ReadiCare's operations of the prolonged recession in California during this same period. The implementation and successful execution of this business plan by ReadiCare's management resulted in improved financial results, paralleling the gradual improvements in general economic conditions taking place in markets served by ReadiCare.

   During fiscal 1996, ReadiCare reevaluated its business plan and concluded that, as a result of a more favorable operating environment, improved results in ReadiCare's existing operations, and its debt-free financial position, it was in a position to implement a growth strategy. The growth strategies considered included the opening of new facilities in existing markets, the acquisition of additional occupational medical facilities and primary care centers, and continued expansion of its workers' compensation managed care provider network, among others.

   It was against this background of reporting improved earnings, a strengthened financial position, a desire to expand externally, and a generally more favorable business outlook, that in early summer 1996 Dennis G. Danko, Chairman of the Board, President and Chief Executive Officer of ReadiCare, was approached by the President of OccuSystems, Inc. ("OccuSystems"), a publicly-held operator of occupational health centers, who suggested a possible business transaction between the two companies. Mr. Danko responded by indicating that ReadiCare was not seeking a buyer, but that ReadiCare's Board of Directors would consider any formal merger proposal presented by OccuSystems. Subsequently, OccuSystems sent an unsolicited merger proposal in late June 1996 to members of ReadiCare's Board of Directors offering to purchase ReadiCare on a tax-free, stock-for-stock, pooling-of-interests basis, valuing ReadiCare's Common Stock at $7.00 per share. In early July, Mr. Danko responded to OccuSystems, indicating that its proposal had been received and that it would be discussed at a meeting of ReadiCare's Board of Directors scheduled for late July 1996. At its July 25, 1996 meeting, ReadiCare's Board of Directors reviewed and rejected the OccuSystems proposal. On July 25, 1996, Mr. Danko advised OccuSystems accordingly, and ReadiCare made a public announcement of its decision.

   Shortly after ReadiCare's public announcement, Mr. Danko received a number of telephone inquiries from representatives of companies interested in discussing a possible merger or business combination with ReadiCare. As a result of these events, ReadiCare's Board of Directors retained Crowell, Weedon & Co.
("Crowell") on July 30, 1996 to review strategic alternatives, including responding to the unsolicited inquiries.

   In addition to responding to the telephone inquiries, one of which was from HEALTHSOUTH, ReadiCare, with the assistance of Crowell, considered various other alternatives, including identifying possible merger partners. Public information packages about ReadiCare were sent to a number of potential merger partners and interested parties, and dialogue was initiated with a select group of companies. Meetings with representatives of ReadiCare and interested parties also took place. In addition, public information about ReadiCare was sent to several investment banks specializing in the healthcare services industry.

   During the month of August and into early September 1996, dialogue continued with representatives of a number of companies, including HEALTHSOUTH and its financial advisor. It became increasingly apparent that there existed a favorable strategic and operating fit between ReadiCare and HEALTHSOUTH that could benefit ReadiCare and its constituencies, and one that could offer new expansion opportunities for both ReadiCare and HEALTHSOUTH. At the same time, other organizations continued to express varying levels of interest in negotiating a business combination or strategic transaction with ReadiCare.

   In late August 1996, HEALTHSOUTH, through Michael D. Martin, Executive Vice President and Treasurer, communicated a preliminary acquisition proposal to Mr. Danko, reflecting a transaction to be structured as a tax-free exchange and to be accounted for as a pooling of interests. The price and exchange ratio suggested in this preliminary proposal were rejected as inadequate by ReadiCare. However, dialogue continued with HEALTHSOUTH and other interested parties.

   Concurrently, during late August and early September, certain ReadiCare operating personnel met with certain HEALTHSOUTH personnel at HEALTHSOUTH's offices in Birmingham, Alabama and elsewhere and, in addition, HEALTHSOUTH personnel visited the ReadiCare corporate headquarters to undertake due diligence activities. Soon thereafter, HEALTHSOUTH revised its proposal by increasing the proposed exchange ratio to .2425, representing a value of approximately $8.55 per share for each ReadiCare Share based on HEALTHSOUTH's then-current stock price of $35.25. Mr. Danko communicated HEALTHSOUTH's revised proposal to the members of ReadiCare's Board of Directors, who were in favor of proceeding with negotiations with HEALTHSOUTH and instructed Mr. Danko to proceed accordingly. ReadiCare and HEALTHSOUTH reached general agreement with respect to the above valuation and exchange ratio and certain other economic terms. Based upon such economic terms, the parties determined to proceed with a transaction, subject to each party's conducting additional due diligence activities, as well as the execution of a definitive merger agreement. The parties initiated such activities and began negotiating the final terms of a proposed merger agreement. During this time, although other parties continued to express interest in discussing a possible transaction with ReadiCare, indications were that such parties were neither able nor willing to present final proposals that would be attractive alternatives to the HEALTHSOUTH proposal for consideration by ReadiCare's Board of Directors.

   On September 10, 1996, the ReadiCare Board of Directors held a special meeting to consider the proposed Plan and Merger and discuss other strategic alternatives. At such meeting, ReadiCare's financial and legal advisors reviewed with the Board of Directors the chronology of events that had occurred since ReadiCare's July 25, 1996 rejection of OccuSystems' offer, the results of due diligence investigations of HEALTHSOUTH, and the terms of the proposed Merger. In addition, Crowell delivered its oral opinion to the Board of Directors that, as of such date, the proposed consideration to be received in the Merger by the holders of ReadiCare Common Stock was fair, from a financial point of view, to such holders. After discussion, the members of the Board of Directors of ReadiCare unanimously approved the Plan and authorized ReadiCare to execute and deliver the Plan and recommend the Merger for approval by ReadiCare stockholders. Separately, the Board of Directors of HEALTHSOUTH also met on September 10, 1996 and approved the Plan. On September 11, 1996, HEALTHSOUTH and ReadiCare issued a joint press release announcing the execution of the definitive Plan and the basic terms of the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF READICARE'S BOARD OF DIRECTORS

   The Board of Directors of ReadiCare, in approving the Merger and recommending it to ReadiCare's stockholders, believes that the terms of the Merger are fair to the stockholders of ReadiCare and in the best interests of ReadiCare. The Merger Consideration was negotiated on an arm's length basis between representatives of ReadiCare and representatives of HEALTHSOUTH. The Board of Directors concluded, based on the factors stated below, that the Merger should be approved and recommends that the ReadiCare stockholders vote in favor of the Merger.

   By the unanimous vote of the members of the Board of Directors of ReadiCare at a special meeting held on September 10, 1996, the Board of Directors determined that the proposed Merger and the terms and conditions of the Plan were fair to and in the best interests of ReadiCare and its stockholders and resolved to recommend that the stockholders of ReadiCare vote for approval and adoption of the Plan. See "-- Background of the Merger". It should be noted that members of the Board of Directors and certain management personnel of ReadiCare holding shares aggregating approximately 9.3% of the outstanding ReadiCare Common Stock agreed to vote for the Plan under proxy agreements entered into with HEALTHSOUTH. See "THE SPECIAL MEETING -- Vote Required".

   In reaching its conclusions to enter into the Plan and to recommend that the stockholders of ReadiCare vote for the approval and adoption of the Plan, ReadiCare's Board of Directors considered a number of factors, including, without limitation and without assigning relative weights thereto, the following:

      (i) The terms and conditions of the proposed Merger, including the value of the consideration to be received by the stockholders of ReadiCare and the fact that the Merger was expected to be treated as a tax-free reorganization.

      (ii) The opportunity for holders of ReadiCare Common Stock to continue to share in the potential for long-term gains in ReadiCare through the ownership of HEALTHSOUTH Common Stock following the Merger.

      (iii) The business reputation and capabilities of HEALTHSOUTH and its management, HEALTHSOUTH's financial strength, business prospects, market position and strategic objectives, and the liquidity and historical performance of HEALTHSOUTH Common Stock.

      (iv) A conclusion that further consolidation in the healthcare industry was inevitable, including those in the occupational health services industry, which could place ReadiCare at a competitive disadvantage in such an environment, and that market conditions were favorable for a transaction in the current time frame.

      (v)  The  compatibility  of  the  respective   businesses  and  management
   philosophies of ReadiCare and HEALTHSOUTH with a common emphasis on operating low cost, efficient healthcare delivery systems.

      (vi) The synergies expected as a result of the Merger, including potential cost savings in overhead-related expenses, and revenue enhancements due to the addition of HEALTHSOUTH rehabilitative, outpatient and ancillary services made available to ReadiCare clients.

      (vii) The presentation of Crowell delivered to the Board of Directors of ReadiCare at its special meeting held on September 10, 1996, including Crowell's oral opinion that the consideration to be received in the Merger was fair to the stockholders of ReadiCare from a financial point of view. Crowell has since delivered a written opinion dated the date of this Prospectus-Proxy Statement, to the effect that the proposed consideration to be received by the stockholders of ReadiCare pursuant to the Merger is fair to such stockholders from a financial point of view. See "-- Opinion of Financial Advisor to ReadiCare".

      (viii) The perceived strengths of ReadiCare and HEALTHSOUTH combined, including the potential expansion developments and information that is expected to be shared between the two companies after the Merger is consummated, and the belief of the directors that ReadiCare's business could be integrated into HEALTHSOUTH without disrupting or adversely affecting the business of HEALTHSOUTH or ReadiCare.

      (ix) The likelihood that the Merger will be consummated.

   On September 10, 1996, the HEALTHSOUTH Board of Directors approved the Plan and the Merger. The HEALTHSOUTH Board of Directors believes that the Merger is desirable for the following reasons, among others: (i) the Merger will allow HEALTHSOUTH to expand into new geographic markets and to expand its array of services in ReadiCare's existing markets; and (ii) the Merger is expected to enhance HEALTHSOUTH's ability to respond to managed care opportunities in the occupational medicine and workers' compensation medical services arenas by further broadening its national network through the addition of ReadiCare's facilities and product lines.

OPINION OF FINANCIAL ADVISOR TO READICARE

   On July 30, 1996, ReadiCare's Board of Directors retained Crowell as its financial advisor. On September 10, 1996, Crowell made a presentation to ReadiCare's Board of Directors with respect to the Merger and rendered its oral opinion that as of such date, based upon the facts and circumstances as they existed at that time, and subject to certain assumptions, factors and limitations set forth in such opinion, the consideration (the "Merger Consideration") to be received by the holders of ReadiCare's Common Stock pursuant to the Plan was fair from a financial point of view to the holders of ReadiCare's Common Stock. Crowell subsequently confirmed its September 10, 1996 opinion by delivery of a written opinion dated as of the date of this Prospectus-Proxy Statement.

   The full text of the written opinion of Crowell, dated the date of this Prospectus-Proxy Statement, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Prospectus-Proxy Statement and is incorporated herein by reference. ReadiCare stockholders are urged to read such opinion in its entirety. Crowell's opinion addresses only the fairness from a financial point of view of the Merger Consideration and does not constitute a recommendation to any such stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Crowell set forth in this Prospectus-Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Crowell, among other things, read, reviewed and analyzed: the Plan; ReadiCare's Annual Reports on Form 10-K for each of the three fiscal years ended February 28, 1994 and 1995 and February 29, 1996; HEALTHSOUTH's Annual Reports on Form 10-K for the three years ended December 31, 1995; ReadiCare's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996 and August 31, 1996; and HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996. In addition, Crowell held discussions with certain members of the senior management of ReadiCare and HEALTHSOUTH concerning their respective past and current business operations, present financial condition and future prospects, together with certain strategic implications and operational benefits anticipated from the Merger, as well as the condition and prospects of the occupational health services, physician practice management and rehabilitation industries in particular and the healthcare industry in general. Crowell also reviewed the reported price and trading activity for the ReadiCare Common Stock and the HEALTHSOUTH Common Stock; compared certain financial and stock information of ReadiCare and HEALTHSOUTH with similar information for certain publicly-traded companies which Crowell deemed to be relevant; reviewed the financial terms of certain recent business combinations in the occupational health services, physician practice management and rehabilitation industries in particular and the healthcare industry in general; and performed such other studies and analyses and took into account such other matters as Crowell deemed necessary.

   As described in its opinion, Crowell assumed and relied upon, without independent verification, the accuracy and completeness of the information furnished to, or otherwise reviewed by or discussed with, Crowell for purposes of its opinion. With respect to the financial forecasts used in its analyses, Crowell assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the likely future financial performance of ReadiCare and HEALTHSOUTH and the strategic implications and operational benefits anticipated from the Merger. Crowell also assumed, with the consent of the ReadiCare Board of Directors, that the Merger will be accounted for as a pooling of interests. Crowell did not make an independent evaluation or appraisal of the assets of ReadiCare or HEALTHSOUTH, nor was it furnished with any such evaluation or appraisal. Crowell's opinion states that Crowell has taken into account general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the healthcare industry generally. Crowell's opinion does not imply any conclusion as to the likely trading range of the HEALTHSOUTH Common Stock following consummation of the Merger nor does it constitute a recommendation to any stockholder of ReadiCare as to how such stockholder should vote with respect to the Merger.

   The following is a summary of certain financial analyses utilized by Crowell in connection with providing its oral opinion to ReadiCare's Board of Directors on September 10, 1996 and does not purport to be a complete description of the analyses performed by Crowell. Crowell utilized substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Prospectus-Proxy Statement as it utilized in providing its oral opinion.

   Historical Stock Price Analysis. Crowell reviewed and analyzed the historical per share market prices and the historical trading volume for ReadiCare over the period from September 30, 1991 to August 30, 1996. This analysis showed that a price of $8.55 per share (obtained by multiplying the Exchange Ratio by $35.25, HEALTHSOUTH's closing price on the New York Stock Exchange on September 10,
1996) was higher than the highest closing price for ReadiCare Common Stock over the entire period reviewed. Crowell also reviewed the historical per share market prices and the historical trading volume for HEALTHSOUTH Common Stock over the period from September 30, 1991 to August 30, 1996. Crowell considered that prior to the announcement of the Merger, HEALTHSOUTH Common Stock was trading near its historical high. Crowell compared the closing prices of the ReadiCare Common Stock and the HEALTHSOUTH Common Stock with those of selected comparable publicly-traded companies (described below) over the periods from September 30, 1991 or the date they became public, if later, to August 30, 1996. Crowell considered that the Plan provides for an adjustment in the Exchange Ratio which will result, within limits, in an increase, or a decrease, in the number of shares of HEALTHSOUTH Common Stock to be received by the holders of ReadiCare Common Stock in the event that the market price per share of HEALTHSOUTH Common Stock declines, or rises, as the closing date approaches.

   Analysis of Selected Comparable Publicly-Traded Companies. Crowell analyzed and compared certain actual and estimated financial, operating and stock market information of HEALTHSOUTH, ReadiCare and selected companies in the occupational health services, physician practice management and rehabilitation industries, including OccuSystems, Inc., FPA Medical Management, Inc., PhyCor, Inc., Pediatrix Medical Group, Inc., MedPartners/Mullikin, Inc., Mariner Health Group, Inc., NovaCare, Inc., PHP Healthcare Corporation, CORE, Inc., and Renal Treatment Centers, Inc. (the "Comparable Companies").

   Crowell analyzed certain publicly available financial information including historical revenue growth, operating margins and profitability. In addition, Crowell compared the ratios of adjusted market capitalization (market capitalization adjusted by adding debt and preferred stock and subtracting cash and marketable securities) for HEALTHSOUTH, ReadiCare and the Comparable Companies as a multiple of the respective companies' latest publicly reported twelve months ("LTM") revenues, earnings before depreciation, amortization, interest and taxes ("EBITDA"), and earnings before interest and taxes ("EBIT"), and market capitalization as a multiple of earnings per share ("EPS") and projected EPS based on the compilation of research estimates available to the public through the Institutional Brokers Estimate System, adjusted to reflect calendar year estimates, for the years 1996 and 1997. Based on the closing stock prices as of September 10, 1996, this analysis indicated that, for the Comparable Companies, the range of multiples of adjusted market capitalization to LTM revenues was 0.9x to 11.0x, with a median multiple of 2.2x; the range of multiples of adjusted market capitalization to LTM EBITDA was 8.3x to 41.2x, with a median multiple of 21.8x; and the range of multiples of adjusted market capitalization to LTM EBIT was 13.8x to 43.7x, with a median multiple of 33.7x. These compared to multiples of LTM revenues, LTM EBITDA and LTM EBIT of 2.0x, 26.6x and 52.7x, respectively, for ReadiCare, in each case assuming an acquisition price per share of $8.55, and 4.1x, 14.0x and 19.1x, respectively, for HEALTHSOUTH. Based on the closing stock prices as of September 10, 1996, this analysis indicated that, for the Comparable Companies, the range of price/earnings multiples of market capitalization to the estimated calendar 1996 EPS was 10.2x to 52.8x, with a median multiple of 35.9x; and the range of price/earnings multiples of market capitalization to estimated calendar 1997 EPS was 11.5x to 38.8x, with a median price/earnings multiple of 31.1x. These compared to corresponding price/earnings multiples of 42.8x and 17.7x, respectively, for ReadiCare, assuming an acquisition price per share of $8.55 and, for the year 1997, the realization of certain operational benefits anticipated from the Merger, and 24.7x and 19.4x, respectively, for HEALTHSOUTH.

   Crowell noted that no company used in the analyses described in the preceding paragraph was identical to ReadiCare or HEALTHSOUTH. Accordingly, the foregoing analyses necessarily involved complex considerations and judgments concerning differences in the financial and operating characteristics of ReadiCare and HEALTHSOUTH and other factors, including total debt, goodwill and cash flow, among others, that could affect the public trading value of the companies to which they were being compared.

   Analysis of Recent Selected Comparable Mergers and Acquisitions. Crowell reviewed and analyzed ten pending and/or recently completed mergers and acquisitions of selected healthcare companies. Crowell noted that for these transactions, the range of multiples of aggregate transaction values (equity purchase price plus debt assumed less cash and marketable securities) to LTM revenues was 0.7x to 5.3x, with a median of 1.4x; LTM EBITDA was 5.3x to 17.2x, with a median of 10.9x; and LTM EBIT was 7.9x to 22.4x, with a median of 14.1x. These compared to the aggregate transaction value for the Merger, assuming an acquisition price per share of $8.55, to LTM revenues, LTM EBITDA and LTM EBIT for ReadiCare of 2.0x, 26.6x and 52.7x, respectively. Crowell also noted that for these transactions, the range of multiples of aggregate transaction value to LTM net income was 12.5x to 63.6x, with a median of 30.7x, as compared to 59.4x for ReadiCare, assuming an acquisition price per share of $8.55.

   Crowell noted that no transaction reviewed was identical to the Merger and that, accordingly, an analysis of the results of the foregoing comparable transactions necessarily involved complex considerations and judgments concerning differences in the financial and operating characteristics of ReadiCare and other factors that would affect the acquisition value of the companies to which it was being compared.

   Contribution Analysis. Crowell reviewed certain historical and forecasted future operating and financial information (including, among other things, revenues, EBITDA, EBIT and net income) for HEALTHSOUTH, ReadiCare and the pro forma combined entity assuming the realization of certain operational benefits anticipated from the Merger and based on management's internal estimates for ReadiCare and estimates of selected investment banking firms for HEALTHSOUTH. Crowell observed that, based on the closing price of the HEALTHSOUTH Common Stock of $35.25 on September 10, 1996, HEALTHSOUTH stockholders are expected to own approximately 98.8% of the HEALTHSOUTH equity at the close of the Merger, and that ReadiCare stockholders are expected to own approximately 1.2% of the HEALTHSOUTH equity at the close of the Merger. Such analysis indicated that for calendar 1996, ReadiCare would contribute approximately 1.6% of revenue, 0.5% of EBITDA, 0.4% of EBIT and 0.8% of net income of the combined entity. For calendar 1997, assuming the realization of certain operational benefits anticipated from the Merger, ReadiCare would contribute approximately 1.7% of revenue, 0.9% of EBITDA, 0.9% of EBIT, and 1.2% of net income of the combined entity.

   Pro Forma Earnings Analysis. Crowell reviewed and analyzed certain pro forma financial effects of the Merger, including the effect on the forecasted earnings per share of HEALTHSOUTH following the Merger. Crowell also reviewed the estimates of forecasted earnings per share of selected investment banking firms with respect to HEALTHSOUTH. This analysis showed the Merger could be accretive to HEALTHSOUTH's forecasted fiscal year 1997 EPS, assuming that certain operational benefits anticipated from the Merger are realized. The actual operating results or financial position achieved by the combined company may vary from the projected results and the variations may be material.

   Other Analyses. Crowell also reviewed selected investment research reports on, and earnings estimates for, HEALTHSOUTH and ReadiCare and analyzed available information regarding the ownership of ReadiCare Common Stock and HEALTHSOUTH Common Stock.

   General.  As described  above,  certain of the analyses  performed by Crowell
relied  on  estimates  of  future  financial   performance  discussed  with  the
management of ReadiCare and, in the case of HEALTHSOUTH, research reports published by selected investment banking firms. In discussions of such analyses with the Board of Directors of ReadiCare, Crowell indicated that such estimates were subject to additional levels of uncertainty as a result of recent healthcare reform proposals which might adversely impact, among other things, the pricing of rehabilitation services and trends in rehabilitation admissions and occupancy rates. In addition, these estimates are subject to the ability to realize operational benefits anticipated from the Merger.

   The foregoing summary does not purport to be a complete description of the analyses performed by Crowell. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses in their entirety, could create an incomplete view of the processes underlying Crowell's opinion. In arriving at its fairness determination, Crowell considered the results of all such analyses. The analyses were prepared solely for purposes of Crowell's providing its opinion to ReadiCare's Board of Directors as to the fairness of the Merger Consideration to the holders of ReadiCare Common Stock and do not purport to be appraisals or to reflect the prices at which ReadiCare or its securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be materially less favorable than suggested by such analyses.

   Crowell is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations and estate planning, as well as for corporate and other purposes. The ReadiCare Board of Directors engaged Crowell to act as its financial advisor because of previous working relationships between ReadiCare and Crowell and Crowell's reputation and familiarity with ReadiCare.

   Pursuant to the terms of an engagement letter dated July 30, 1996, ReadiCare has agreed to pay Crowell a transaction fee, upon consummation of the Merger, equal to approximately 1.0% of the aggregate value of the consideration paid in connection with the Merger. In addition, ReadiCare has agreed to indemnify
Crowell and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, related to, or arising out of, its engagement.

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and ReadiCare under the DGCL, or at such later time as may be specified in such Certificate of Merger. The Plan requires that this filing be made, subject to satisfaction or waiver of the separate conditions to the obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and ReadiCare. It is presently anticipated that such filing will be made as soon as reasonably possible after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing. However, there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger" and "-- Regulatory Approvals".

EXCHANGE OF CERTIFICATES

   From and after the Effective Time, each holder of a stock certificate which immediately prior to the Effective Time represented outstanding ReadiCare Shares (collectively, the "Certificates") will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in the Plan), a certificate or certificates representing the number of whole shares of HEALTHSOUTH Common Stock into which such holder's ReadiCare Shares have been converted, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger.

   As soon as reasonably practicable after the Effective Time, HEALTHSOUTH will deliver through the Exchange Agent to each holder of record of ReadiCare Shares at the Effective Time transmittal materials for use in exchanging the Certificates for certificates for shares of HEALTHSOUTH Common Stock. After the Effective Time, there will be no transfers on the stock transfer books of ReadiCare Shares which were issued and outstanding immediately prior to the Effective Time and converted in the Merger.

   No fractional shares of HEALTHSOUTH Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, HEALTHSOUTH will pay to each holder of ReadiCare Shares who would otherwise be entitled to a fractional share an amount of cash in an amount equal to the value of such fractional part of a share of HEALTHSOUTH Common Stock. See "-- Terms of the Merger".

   The certificates representing shares of HEALTHSOUTH Common Stock, the fractional share payment (if any) which any holder of ReadiCare Shares is entitled to receive, and any dividends or other distributions paid on such HEALTHSOUTH Common Stock prior to the delivery to HEALTHSOUTH of the Certificates, will not be delivered to such stockholder until the Certificates are delivered to HEALTHSOUTH through the Exchange Agent (as defined in the Plan). No interest will be paid on dividends or other distributions or on any fractional share payment which the holder of such shares shall be entitled to receive upon such delivery.

   At the Effective Time, holders of ReadiCare Shares immediately prior to the Effective Time will cease to be, and shall have no rights as, stockholders of ReadiCare, other than the right to receive the shares of HEALTHSOUTH Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions to which they may be entitled under the Plan. Holders of ReadiCare Shares will be treated as stockholders of record of HEALTHSOUTH for purposes of voting at any annual or special meeting of stockholders of HEALTHSOUTH after the Effective Time, both before and after such time as they exchange their Certificates for certificates of HEALTHSOUTH Common Stock as provided in the Plan.

   Neither HEALTHSOUTH nor ReadiCare will be liable to any holder of ReadiCare Shares for any shares of HEALTHSOUTH Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

   The Plan contains various customary representations and warranties of the parties thereto. The representations and warranties of HEALTHSOUTH and the Subsidiary, made jointly and severally, include, but are not limited to, representations as to: (i) the corporate organization of the Subsidiary, (ii) the power and authority of the Subsidiary to execute and perform the Plan and
(iii) the absence of contracts, liabilities and legal proceedings relating to or affecting the Subsidiary.

   The representations and warranties of HEALTHSOUTH include, but are not limited to, representations as to: (i) the organization of HEALTHSOUTH, (ii) the power and authority of HEALTHSOUTH to execute, deliver and perform the Plan,
(iii) the capitalization of HEALTHSOUTH, (iv) ownership of Subsidiary Common Stock by HEALTHSOUTH, (v) the fact that HEALTHSOUTH has furnished ReadiCare with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by HEALTHSOUTH with the SEC since January 1, 1995,
(vi) the absence of material legal proceedings against HEALTHSOUTH, (vii) the fact that HEALTHSOUTH has not incurred any material adverse changes since June 30, 1996, (viii) HEALTHSOUTH's investment intent with respect to the ReadiCare Shares acquired, and (ix) the absence of untrue representations by HEALTHSOUTH in the Plan or in connection with the Merger.

   The representations and warranties of ReadiCare include, but are not limited to, representations and warranties as to: (i) the organization of ReadiCare and its subsidiaries, (ii) the power and authority of ReadiCare to execute, deliver and perform the Plan, (iii) the capitalization of ReadiCare, (iv) the fact that ReadiCare has furnished HEALTHSOUTH with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by ReadiCare with the SEC since January 1, 1995, (v) the absence of material legal proceedings against ReadiCare, (vi) the validity of ReadiCare's material contracts, (vii) the fact that ReadiCare has not incurred any material adverse changes since May 31, 1996, (viii) the status of ReadiCare's accounts receivable, (ix) the opinion of ReadiCare's financial advisor, (x) the filing of ReadiCare's tax returns,
(xi) ReadiCare's employee benefits, (xii) ReadiCare's licenses, accreditation and regulatory approvals, (xiii) ReadiCare's compliance with laws in general,
(xiv) the vote required by holders of ReadiCare capital stock to approve the Plan, and (xv) the absence of untrue representations by ReadiCare in the Plan or in connection with the Merger.

CONDITIONS TO THE MERGER

   The obligation of HEALTHSOUTH and the Subsidiary to consummate the Merger is subject to, among others, the following conditions: (i) ReadiCare shall have performed all of its obligations as contemplated by the Plan at or prior to the consummation date of the Merger; (ii) the representations and warranties of ReadiCare set forth in the Plan shall be true and correct in all material respects as of the dates specified in the Plan; (iii) HEALTHSOUTH shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; (iv) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the ReadiCare facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation; and (v) HEALTHSOUTH shall have received an opinion of ReadiCare's counsel substantially in the form specified in the Plan.

   The obligation of ReadiCare to consummate the Merger is subject to, among others, the following conditions: (i) HEALTHSOUTH and the Subsidiary shall have performed all of their obligations as contemplated by the Plan at or prior to the consummation of the Merger; (ii) the representations and warranties of HEALTHSOUTH and the Subsidiary set forth in the Plan shall be true and correct as of the dates specified in the Plan; (iii) ReadiCare shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) ReadiCare shall have received an opinion of HEALTHSOUTH's counsel substantially in the form specified in the Plan.

   The obligation of each of HEALTHSOUTH, the Subsidiary and ReadiCare to consummate the Merger is subject to certain additional conditions, including the following: (i) no order, decree or injunction by a court of competent jurisdiction preventing the consummation of the Merger or imposing any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of ReadiCare shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other transaction contemplated by the Plan illegal; (iii) the waiting period under the HSR Act shall have expired or shall have been terminated; (iv) the Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order; (v) the Merger shall have been approved by the requisite vote of the holders of the outstanding ReadiCare Shares entitled to vote thereon;
(vi) the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance; and (vii) the Merger shall qualify for pooling-of-interests accounting treatment and HEALTHSOUTH and ReadiCare each shall have received a letter from Ernst & Young LLP, dated the Closing Date of the Merger, regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and ReadiCare, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan.

REGULATORY APPROVALS

   The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On September 27, 1996, HEALTHSOUTH and ReadiCare made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a waiting period of up to 30 days during which the Merger could not be consummated, which waiting period was terminated on October 8, 1996. Notwithstanding the early termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of all or any part of the stock or assets of ReadiCare. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

   As conditions precedent to the consummation of the Merger, the Plan requires, among other things: (i) that the HSR Act waiting period has expired or been terminated, and (ii) that all other governmental approvals required for the consummation of the Merger have been obtained, except where the failure to obtain such approvals would not have a material adverse effect on the business of the Surviving Corporation.

   HEALTHSOUTH and ReadiCare believe that the Merger does not violate the antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance could delay consummation of the Merger, perhaps for a considerable period. Prior to the Merger, the FTC or the DOJ could seek to enjoin the consummation of the Merger under the federal antitrust laws or require that HEALTHSOUTH or ReadiCare divest certain assets to avoid such a proceeding. The FTC or DOJ could also, following the Merger, take action under the federal antitrust laws to rescind the Merger, to require divestiture of assets of either HEALTHSOUTH or ReadiCare, or to obtain other relief.

   Certain other persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Neither HEALTHSOUTH nor ReadiCare intends to seek any further stockholder approval or authorization of the Plan as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

   The operations of each Company are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. As a result of the Merger, certain of the arrangements between ReadiCare and third-party payors may be deemed to have been transferred, requiring the approval and consent of such payors. It is anticipated that, prior to the time this Prospectus-Proxy Statement is mailed to the stockholders of ReadiCare, all filings required to be made prior to such date to obtain the consents and approvals required from federal and state healthcare regulatory bodies and agencies will have been made. However, certain of such filings cannot be made under the applicable laws, rules and regulations until after the Effective Time. Although no assurances to this effect can be given, it is anticipated that the Companies will be able to obtain any required consent or approval.

BUSINESS PENDING THE MERGER

   The Plan provides that, during the period from the date of the Plan to the Effective Time, except as provided in the Plan, HEALTHSOUTH and ReadiCare will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and ReadiCare will use its reasonable best efforts to preserve intact its present business organizations and to preserve its relationships with customers, suppliers and others having business dealings with it.

   Under the Plan, ReadiCare may not (other than as required pursuant to or contemplated by the terms of the Plan and related documents), without first obtaining the written consent of HEALTHSOUTH, (i) encumber any asset or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the ordinary course of business or as otherwise disclosed in the Plan; (ii) enter into any employment contract which is not terminable upon notice of 30 days or less, at will and without penalty to it, except as provided in the Plan; (iii) enter into any contract or agreement which cannot be performed within three months or which involves the expendi-ture of over $50,000; (iv) issue or sell, or agree to issue or sell, any shares of its capital stock or other securities of ReadiCare except upon exercise of currently outstanding stock options or warrants; (v) make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with ReadiCare's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any such plan; (vi) extend credit to anyone, except in the ordinary course of business consistent with past practices; (vii) guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with past practices; (viii) amend its Certificate of Incorporation or Bylaws; (ix) discharge or satisfy any material lien or encumbrance or pay or satisfy any material obligation or liability (absolute, accrued, contingent or otherwise) other than liabilities shown or reflected on the ReadiCare May 31, 1996 balance sheet; (x) increase or establish any reserve for taxes or any other liability on its books or otherwise provide therefor which would have a material adverse effect on ReadiCare, except as may be required due to income or operations of ReadiCare since May 31, 1996; (xi) mortgage, pledge or subject to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of ReadiCare; (xii) sell or transfer any of the assets material to the consolidated business of ReadiCare, cancel any material debts or claims or waive any material rights, except in the ordinary course of business; (xiii) grant any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by ReadiCare to any officer or employee, consultant or agent (other than normal merit increases) or, by means of any bonus or pension plan, contract or other commitment, increase in a material respect the compensation of any officer, employee, consultant or agent; (xiv) except for the Plan and the other agreements executed and delivered pursuant to the Plan, enter into any material transaction other than in the ordinary course of business or permitted under the Plan; (xv) issue any stock, bonds or other securities, other than stock issued pursuant to options or warrants that are disclosed in the Plan; and (xvi) incur any material adverse change.

WAIVER AND AMENDMENT

   The Plan provides that, at any time prior to the Effective Time, HEALTHSOUTH and ReadiCare may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Plan; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Plan or in any document delivered pursuant to the Plan; and
(iii) waive compliance with the agreements or conditions under the Plan. In addition, the Plan may be amended at any time upon the written agreement of HEALTHSOUTH and ReadiCare without the approval of stockholders of either Company, except that after the Special Meeting no amendment may be made which by law requires a further approval by the stockholders of ReadiCare without such further approval's being obtained.

TERMINATION

   The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of ReadiCare: (i) by mutual written consent of HEALTHSOUTH, the Subsidiary and ReadiCare; (ii) by either HEALTHSOUTH or ReadiCare if there is a material breach on the part of the other party of any representation, warranty, covenant or other agreement set forth in the Plan which is not cured as provided in the Plan; (iii) by either HEALTHSOUTH or ReadiCare if any governmental entity or court of competent jurisdiction shall have issued a final, permanent order, decree, or ruling or other action enjoining or otherwise prohibiting the Merger and such order, decree, or ruling or other action shall have become non-appealable; (iv) by either HEALTHSOUTH or ReadiCare if the Merger has not been consummated on or before January 31, 1997 (or such later date as may be determined under the Plan), unless the failure to consummate the Merger by such time is due to the breach of the Plan by the party seeking to terminate the Plan; (v) by either HEALTHSOUTH or ReadiCare if any required approval of the Plan by stockholders of

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
ReadiCare has not been obtained by the required votes at a duly held meeting of stockholders; (vi) by ReadiCare, if ReadiCare's Board of Directors shall have determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the stockholders of ReadiCare or shall have withdrawn such recommendation, or shall have approved, recommended or endorsed any proposal to acquire ReadiCare upon a merger, purchase of assets, purchase of or tender offer for shares of ReadiCare or similar transaction other than the Merger, or shall have resolved to do any of the foregoing and (vii) by either HEALTHSOUTH or ReadiCare if such party has not received by September 30, 1996 a letter from Ernst & Young LLP regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and ReadiCare, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan. Such letter was received by HEALTHSOUTH and ReadiCare on such date.

BREAK-UP FEES; THIRD PARTY BIDS

   If the Plan is terminated by ReadiCare because its Board of Directors (i) has determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of ReadiCare Shares, or shall have withdrawn such recommendation, or (ii) shall have approved, recommended or endorsed an Acquisition Transaction (as defined in the Plan) other than the Plan, and within one year after the effective date of such termination ReadiCare is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event, ReadiCare shall pay to HEALTHSOUTH a break-up fee of $8,000,000. In addition, HEALTHSOUTH has agreed to pay ReadiCare a break-up fee of $1,000,000 in the event that HEALTHSOUTH terminates the Plan for any reason other than as permitted under the Plan.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendations of the Board of Directors of ReadiCare with respect to the Plan and the transactions contemplated thereby, stockholders of ReadiCare should be aware that certain members of the management of ReadiCare and the Board of Directors of ReadiCare have certain interests in the Merger that are in addition to the interests of the stockholders generally.

   At the Closing (as defined in the Plan), HEALTHSOUTH has agreed to enter into a Consulting and Non-Competition Agreement with Dennis G. Danko, Chairman of the Board, President and Chief Executive Officer of ReadiCare, pursuant to which Mr. Danko has agreed to provide certain consulting services to HEALTHSOUTH and has agreed to refrain from competing with the business of HEALTHSOUTH during the term of such agreement. Such agreement has an initial term of three years. Under such agreement, HEALTHSOUTH has agreed to pay Mr.
Danko a fee at the annual rate of $375,000.

   In addition, ReadiCare maintains a Change in Control Executive Severance Benefit Plan which provides certain severance benefits for executive officers and other key employees of ReadiCare in the event that the employment of such persons with ReadiCare is terminated without cause within one year following the date of a Change in Control (as defined in such plan) of ReadiCare or if, within such period, such employees resign for certain specified reasons. The plan provides for certain severance compensation to such employees based upon their time in service with ReadiCare.

INDEMNIFICATION

   The Plan  provides  that  ReadiCare  shall,  and  after  the  Effective  Time
HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is, or has ever been at any time prior to the Effective Time, an officer, director or employee of ReadiCare or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party, in connection with any claim arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of ReadiCare, pertaining to a matter occurring or existing at or prior to the Effective Time.

ACCOUNTING TREATMENT

   Consummation of the Merger is conditioned upon the receipt by HEALTHSOUTH and ReadiCare of an opinion from Ernst & Young LLP, HEALTHSOUTH's independent auditors, regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and ReadiCare, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan. HEALTHSOUTH and ReadiCare have agreed not to intentionally take or cause to be taken any action that would disqualify the Merger as a pooling of interests for accounting purposes.

   Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of HEALTHSOUTH and ReadiCare will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of HEALTHSOUTH and ReadiCare will be combined on HEALTHSOUTH's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of HEALTHSOUTH issued after the Merger will be restated retroactively to reflect the consolidated operations of HEALTHSOUTH and ReadiCare as if the Merger had taken place prior to the periods covered by such financial statements.

   The unaudited condensed combined pro forma financial information contained in this Prospectus-Proxy Statement has been prepared using the pooling-of-interests accounting method to account for the Merger. See "PRO FORMA CONDENSED FINANCIAL INFORMATION".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the principal federal income tax consequences of the Merger to the holders of ReadiCare Shares. The discussion is based on currently existing provisions of the Code, Treasury Regulations thereunder, administrative rulings and court decisions. All of the foregoing are subject to change and any such change can affect the continuing validity of this discussion. This summary applies to holders of ReadiCare Shares who hold their ReadiCare Shares as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of ReadiCare Shares in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations and holders who acquired ReadiCare Shares pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or holders who are subject to the alternative minimum tax provisions of the Code), and it does not discuss any aspect of state, local, foreign or other tax law.

   It is a condition to the consummation of the Merger that ReadiCare receive an opinion from its counsel, McIntyre, Borges & Burns ("McIntyre Borges"), and that HEALTHSOUTH receive an opinion from its counsel, Haskell Slaughter & Young, L.L.C. ("Haskell Slaughter", and together with McIntyre Borges, "Tax Counsel"), substantially to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Consistent with such opinions, it is expected that the material federal income tax consequences of the Merger will be that: (i) no gain or loss will be recognized by HEALTHSOUTH, the Subsidiary or ReadiCare as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of ReadiCare upon the exchange of their ReadiCare Shares solely for shares of HEALTHSOUTH Common Stock pursuant to the Merger, except that a ReadiCare stockholder who receives cash proceeds in lieu of a fractional share of HEALTHSOUTH Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis allocated to such fractional share (as described in clause (iii) below) and the amount of cash received, and such gain or loss will constitute capital gain or loss if such stockholder's ReadiCare Shares with respect to which gain or loss is recognized are held as a capital asset at the Effective Time, (iii) the aggregate tax basis of the shares of the HEALTHSOUTH Common Stock received solely in exchange for ReadiCare Shares pursuant to the Merger (including fractional shares of HEALTHSOUTH Common Stock for which cash is received) will be the same as the aggregate tax basis of the ReadiCare Shares exchanged therefor, and (iv) the holding period for HEALTHSOUTH Common Stock received in exchange for ReadiCare Shares pursuant to the Merger will include the holding period of the ReadiCare Shares exchanged therefor, provided such ReadiCare Shares were held as a capital asset at the Effective Time.

   Neither HEALTHSOUTH nor ReadiCare has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. In rendering their opinions, Tax Counsel may receive and will rely upon representations contained in certificates of HEALTHSOUTH, the Subsidiary, ReadiCare and others. Tax Counsel's opinions will be subject to certain limitations and qualifications and will be based upon the truth and accuracy of these representations and upon certain factual assumptions and represent Tax Counsel's best legal judgment. The tax opinions are not binding on the Service or the courts and do not preclude the Service from adopting a contrary position.

   EACH HOLDER OF READICARE SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

RESALE OF HEALTHSOUTH COMMON STOCK BY AFFILIATES

   The shares of HEALTHSOUTH Common Stock to be issued to holders of ReadiCare Shares in connection with the Merger have been registered under the Securities Act. HEALTHSOUTH Common Stock received by the stockholders of ReadiCare upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of ReadiCare or HEALTHSOUTH within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with ReadiCare or HEALTHSOUTH at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of ReadiCare or HEALTHSOUTH may not sell their shares of HEALTHSOUTH Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of HEALTHSOUTH Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of HEALTHSOUTH Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if HEALTHSOUTH remained current with its information filings with the SEC under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such HEALTHSOUTH Common Stock without such manner of sale or volume limitations, provided that HEALTHSOUTH were current with its Exchange Act information filings and such Affiliate were not then an Affiliate of HEALTHSOUTH. Three years after the Effective Time, an Affiliate would be able to sell such shares of HEALTHSOUTH Common Stock without any restrictions so long as such Affiliate had not been an Affiliate of HEALTHSOUTH for at least three months prior thereto.

   ReadiCare has agreed to use its reasonable, good faith efforts to cause each holder of ReadiCare Shares deemed to be an Affiliate of ReadiCare to enter into an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of shares of HEALTHSOUTH Common Stock to be received by such person in the Merger, (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until after such time as results covering at least thirty days of post-Merger combined operations of HEALTHSOUTH and ReadiCare have been published. HEALTHSOUTH has agreed that within 20 days after the end of the first calendar month following at least 30 days after the Effective Time, HEALTHSOUTH shall cause the publication of such results.

NO APPRAISAL RIGHTS

   Under the DGCL, holders of ReadiCare Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

NO SOLICITATION OF TRANSACTIONS

   ReadiCare has agreed that it will not, and will direct each officer, director, employee, representative and agent of ReadiCare not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate, associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for ReadiCare Shares or similar transactions involving
ReadiCare. Under the Plan, ReadiCare may furnish information concerning ReadiCare to other corporations, partnerships, persons or other entities or groups, and may participate in discussions and negotiate with such entities concerning any proposal to acquire ReadiCare upon a merger, purchase of assets, purchase of or tender offer for ReadiCare Shares or similar transaction (an "Acquisition Transaction"), in response to unsolicited requests therefor, if the Board of Directors of ReadiCare determines in its good faith judgment in the exercise of its fiduciary duties or its duties under Rule 14e-2 under the Exchange Act that such action is appropriate in furtherance of the best interest of its stockholders. ReadiCare has further agreed that it will notify HEALTHSOUTH if it enters into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction, including providing HEALTHSOUTH with the identity of the third party.

EXPENSES

   The Plan provides that all costs and expenses incurred in connection with the Plan and the transactions contemplated thereby shall be paid by the party incurring such expense, except that expenses of printing and mailing this Prospectus-Proxy Statement shall be shared equally by HEALTHSOUTH and ReadiCare.

NYSE LISTING

   A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to ReadiCare stockholders in connection with the Merger. Although no assurance can be given that the shares of HEALTHSOUTH Common Stock so issued will be accepted for listing, HEALTHSOUTH and ReadiCare anticipate that these shares will qualify for listing on the NYSE upon official notice of issuance thereof. It is a condition to the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time.

             SELECTED CONSOLIDATED FINANCIAL DATA -- HEALTHSOUTH

   The consolidated income statement data set forth below for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1991 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of HEALTHSOUTH. The data for the six months ended June 30, 1995 and 1996 and at June 30 , 1996 are derived from the unaudited consolidated financial statements of HEALTHSOUTH. In the opinion of HEALTHSOUTH, the consolidated income statement data for the six months ended June 30, 1996 and 1995, and the consolidated balance sheet data at June 30, 1996, reflect all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of results of interim periods. Operating results for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results for the full fiscal year or for any future interim period. The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other information incorporated by reference herein. The financial information for all periods set forth below has been restated to reflect the acquisitions of ReLife, Inc. ("ReLife") in December 1994, Surgical Health Corporation ("SHC") in June 1995, Sutter Surgery Centers Inc. ("SSCI") in October 1995, Surgical Care Affiliates, Inc. ("SCA") in January 1996 and Advantage Health Corporation ("Advantage Health") in March 1996, each of which has been accounted for as a pooling of interests.

                                                                                                                     SIX  MONTHS
                                                                        YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                    --------------------------------------------------------------  --------------
                                                        1991        1992        1993         1994         1995       1995    1996
                                                    ----------- ----------- ----------- ------------- ------------  ------- ------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
 Revenues ................................... $468,572    $750,134    $979,206    $1,649,199    $2,003,146   $951,512    $1,176,823
 Operating expenses:
  Operating units ...........................  316,628     521,619     668,201     1,161,758     1,371,740    657,942       775,399
  Corporate general and administrative ......   17,347      25,667      37,043        61,640        56,920     27,872       32,657
 Provision for doubtful accounts ............    9,345      16,553      20,026        32,904        37,659     19,456       25,877
 Depreciation and amortization...............   24,295      42,107      63,572       113,977       143,322     67,888       87,994
 Interest expense ...........................   19,273      18,237      24,200        73,644       101,790     48,584       47,342
 Interest income ............................   (9,489)     (8,595)     (5,903)       (6,387)       (7,882)    (4,000)      (3,474)
 Merger and acquisition related expenses(1) .      --          --          333        6,520        34,159     29,194       28,939
 Gain on sale of MCA Stock(2) ...............      --          --          --         (7,727)          --         --         --
 Loss on impairment of assets (2)............      --          --          --         10,500        53,549     11,192        --
 Loss on abandonment of computer project (2)       --          --          --          4,500           --          --        --
 Loss on disposal of surgery centers(2) .....      --          --          --         13,197           --
 NME Selected Hospitals Acquisition related
  expense (2) ...............................      --          --       49,742           --            --          --        --
 Terminated merger expense ..................      --        3,665         --            --            --          --        --
 Loss on extinguishment of debt .............      --          883         --            --            --          --        --
 Gain on sale of partnership interest .......      --          --       (1,400)          --            --          --        --
 Provision for contingent payment............    5,400         --          --            --            --          --        --
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
                                               382,799     620,136     855,814     1,464,526     1,791,257    858,128      994,734
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
 Income before income taxes and minority
  interests                                     85,773     129,998     123,392       184,673       211,889     93,384      182,089
 Provision for income taxes..................   24,582      38,550      37,993        65,121        76,221     29,846       59,954
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
                                                61,191      91,448      85,399       119,552       135,668     63,538      122,135
 Minority interests..........................   18,613      25,943      29,377        31,469        43,147     18,690       24,729
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
 Income from continuing operations...........   42,578      65,505      56,022        88,083        92,521     44,848       97,406
 Income from discontinued operations(2)......    2,971       3,283       4,452           --            --          --        --
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
 Net income ................................. $ 45,549    $ 68,788    $ 60,474    $   88,083    $   92,521   $ 44,848     $ 97,406
                                              =========== =========== =========== ============= ============ ==========   ==========
 Weighted average common and common
  equivalent shares outstanding(3)............  105,451     127,148     132,479       140,427       148,730    143,366      163,959
                                              =========== =========== =========== ============= ============ ==========   ==========
 Net income per common and common equivalent
  share(3)
 Continuing operations....................... $   0.40    $   0.51    $   0.43    $     0.63    $     0.62   $   0.31     $   0.59
 Discontinued operations ....................     0.03        0.03        0.03           --            --          --        --
                                              ----------- ----------- ----------- ------------- ------------ ----------   ----------
                                              $   0.43    $   0.54    $   0.46    $     0.63    $     0.62   $   0.31     $   0.59
                                              =========== =========== =========== ============= ============ ==========   ==========
 Net income per common share -- assuming full
  dilution (3)(4) ........................... $   0.42       N/A         N/A      $     0.63    $     0.62   $   0.31     $  0.58
                                              =========== =========== =========== ============= ============ ==========   ==========

                                                          DECEMBER 31,                            JUNE 30,
                                 -------------------------------------------------------------- ------------
                                     1991        1992         1993         1994         1995        1996
                                 ----------- ------------ ------------ ------------ ----------- ------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
 Cash and marketable securities  $173,290    $  179,725   $  148,308   $  129,971   $  156,321  $  108,438
 Working capital ..............   225,794       269,120      284,691      282,667      406,125     431,764
 Total assets .................   737,472     1,143,235    1,881,211    2,230,093    2,931,495   3,084,755
 Long-term debt(5) ............   253,483       413,656    1,008,429    1,139,087    1,391,664   1,419,455
 Stockholders' equity .........   391,452       581,954      646,397      757,583    1,185,898   1,288,672

--------
(1) Expenses related to SHC's Ballas merger in 1993, the ReLife and Heritage mergers in 1994, the SHC and SSCI mergers and NovaCare Rehabilitation Hospitals Acquisition in 1995 and the SCA and Advantage Health mergers in 1996.

(2) See  "Notes  to  Consolidated   Financial  Statements"  in  the  HEALTHSOUTH
    documents incorporated herein by reference.

(3) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(4) Fully-diluted earnings per share in 1991 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7 3/4 % Convertible Subordinated Debentures Due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully-diluted earnings per share in 1994 and 1995 and the six months ended June 30, 1995 and 1996 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001.

(5) Includes current portion of long-term debt.

              SELECTED CONSOLIDATED FINANCIAL DATA -- READICARE

   The selected consolidated financial data presented below at February 28 or 29 (as applicable), 1992, 1993, 1994, 1995 and 1996 and for each of the fiscal years in the five fiscal years ended February 29, 1996, have been derived from the consolidated financial statements of ReadiCare audited by Price Waterhouse LLP, independent accountants. The financial data for the six-month periods ended August 31, 1996 and 1995 and at August 31, 1996, are derived from unaudited consolidated financial statements of ReadiCare. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which ReadiCare considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended August 31, 1996 are not necessarily indicative of results that may be expected for the entire fiscal year ending February 28, 1997. The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                                         FOR THE FISCAL YEAR ENDED
                                            ----------------------------------------------------    SIX MONTHS ENDED
                                             FEB. 29,   FEB. 28,   FEB. 28,   FEB. 28,   FEB. 29,       AUGUST 31,
                                                                                                    -----------------
                                               1992       1993       1994       1995       1996      1995       1996
                                               ----       ----       ----       ----       ----      ----       ----
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
REVENUES.....................................  $36,243    $38,459    $36,634    $35,516    $36,201    $18,329   $19,229
COSTS AND EXPENSES:
 CENTER OPERATING EXPENSES...................   28,153     31,140     30,857     29,283     28,730     14,400    15,030
 MARKETING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................    4,169      4,041      3,967      4,419      4,687      2,288     2,556
 DEPRECIATION AND AMORTIZATION...............    1,421      1,742      1,836      1,369      1,382        688       638
 NONRECURRING CHARGES........................     (290)        --      8,443        (85)        --         --         --
 COST OF TERMINATED STOCK OFFERING...........      153         --         --         --         --         --         --
 INTEREST EXPENSE, (NET).....................       39        184        155         92         11         15       (25)
                                               ---------- ---------- ---------- ---------- ---------- --------- ----------
INCOME (LOSS) BEFORE TAXES, CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE....    2,598      1,352     (8,624)       438      1,391        938     1,030
PROVISION FOR INCOME TAXES...................      965        589        681         52        167        113       124
                                               ---------- ---------- ---------- ---------- ---------- --------- ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE .............    1,633        763     (9,305)       386      1,224        825       906
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE ..................................       --         --        176         --         --         --         --
                                               ---------- ---------- ---------- ---------- ---------- --------- ----------
NET INCOME (LOSS)............................  $ 1,633    $   763    $(9,129)   $   386    $ 1,224    $   825   $   906
                                               ========== ========== ========== ========== ========== ========= ==========
PER SHARE DATA:
 INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE.............  $  0.20    $  0.09    $ (1.13)   $  0.05    $  0.15    $  0.10   $  0.11
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE..................................       --         --       0.02         --         --         --         --
                                               ---------- ---------- ---------- ---------- ---------- --------- ----------
 NET INCOME (LOSS)...........................  $  0.20    $  0.09    $ (1.11)   $  0.05    $  0.15    $  0.10   $  0.11
                                               ========== ========== ========== ========== ========== ========= ==========
 WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENTS................................    8,329      8,309      8,195      8,178      8,319      8,250     8,564
                                               ========== ========== ========== ========== ========== ========= ==========


                            FEB. 29,   FEB. 28,   FEB. 28,   FEB. 28,   FEB. 29,    AUGUST 31,
                             1992       1993       1994       1995       1996         1996
                           ---------- ---------- ---------- ---------- ---------- -------------
                                                      (IN THOUSANDS)
Balance Sheet Data:
 Working capital........  $ 6,261    $ 4,509    $ 4,130    $ 4,379    $ 6,888    $ 8,389
 Total assets...........   25,965     29,646     19,530     16,860     17,359     18,184
 Long-term debt.........    1,750      1,700      1,042         --         --         --
 Stockholders' equity...   21,388     22,155     12,720     13,125     14,399     15,411

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following pro forma condensed combined financial information and explanatory notes are presented to reflect the effect for all periods presented of the merger of a wholly-owned subsidiary of HEALTHSOUTH with ReadiCare in a transaction to be accounted for as a pooling of interests, which merger is expected to be consummated in the fourth quarter of 1996 (the "ReadiCare Merger").

   The HEALTHSOUTH historical amounts reflect the combination of HEALTHSOUTH, ReLife, Inc. ("ReLife"), Surgical Health Corporation ("SHC"), Sutter Surgery Centers, Inc. ("SSCI"), Surgical Care Affiliates, Inc. ("SCA") and Advantage Health Corporation ("Advantage Health") for all periods presented, as HEALTHSOUTH acquired ReLife in December 1994, SHC in June 1995, SSCI in October 1995, SCA in January 1996 and Advantage Health in March 1996 in transactions accounted for as poolings of interests.

   In addition to the ReadiCare Merger, the following pro forma condensed combined financial information reflects the effects for all periods presented of the merger of a wholly-owned subsidiary of HEALTHSOUTH with Professional Sports Care Management, Inc. ("PSCM") in a transaction accounted for as a pooling of interests, which merger was consummated in the third quarter of 1996 (the "PSCM Merger" and, together with the ReadiCare Merger, the "Mergers").

   In addition, the pro forma condensed combined financial information reflects the impact of HEALTHSOUTH's acquisition, effective April 1, 1995, from NovaCare, Inc. ("NovaCare") of 11 rehabilitation hospitals, 12 other facilities and two Certificates of Need (the "NovaCare Rehabilitation Hospitals Acquisition") on the results of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995.

   The pro forma condensed combined balance sheet assumes that the Mergers were consummated on June 30, 1996, and the pro forma condensed income statements assume that the Mergers were consummated on January 1, 1993. The assumptions are described in the accompanying Notes to Pro Forma Condensed Financial Information.

   All HEALTHSOUTH shares outstanding and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend on April 17, 1995.

   The pro forma information should be read in conjunction with the historical financial statements of HEALTHSOUTH and ReadiCare. Certain balance sheet and income statement amounts from the ReadiCare historical financial statements have been reclassified in order to conform to the HEALTHSOUTH method of presentation. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have resulted had the Mergers been consummated at the dates indicated, nor is it necessarily indicative of the combined results of operations of future periods or future combined financial position.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                JUNE 30, 1996

                                                                        PRO FORMA                 PRO FORMA     PRO FORMA
                                               HEALTHSOUTH     PSCM    ADJUSTMENTS   READICARE   ADJUSTMENTS    COMBINED
                                             -------------- --------- ------------- ----------- ------------- ------------
                                                               (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ................  $  104,613     $ 7,534   $         0    $ 3,138     $       0    $  115,285
 Other marketable securities ..............       3,825           0             0          0             0         3,825
 Accounts receivable ......................     481,326       7,661             0      6,816             0       495,803
 Inventories, prepaid expenses and other
  current assets ..........................     134,207         838             0        970             0       136,015
 Deferred income taxes ....................      23,505           0        (1,151)(3)    238             0        22,592
                                             -------------- --------- ------------- ----------- ------------- ------------
Total current assets.......................     747,476      16,033        (1,151)    11,162             0       773,520
Other assets ..............................      70,278         711             0        156             0        71,145
Deferred income taxes......................           0           0             0        184             0           184
Property, plant and equipment, net  .......   1,329,587       5,590             0      6,114             0     1,341,291
Intangible assets, net ....................     937,414      31,506             0        568             0       969,488
                                             -------------- --------- ------------- ----------- ------------- ------------
Total assets ..............................  $3,084,755     $53,840   $    (1,151)   $18,184     $       0    $3,155,628
                                             ============== ========= ============= =========== ============= ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..........................  $  108,063     $   134   $     7,000 (1)$ 1,214    $    7,000 (1) $ 123,411
 Salaries and wages payable................      79,219          72             0      1,093             0        80,384
 Accrued interest payable and other
  liabilities..............................      89,963       2,064        (2,800)(1)    466        (2,800)(1)    85,742
                                                                           (1,151)(3)

 Current portion of long-term debt.........      38,467       2,434             0          0             0        40,901
                                             -------------- --------- ------------- ----------- ------------- ------------
Total current liabilities..................     315,712       4,704         3,049      2,773         4,200       330,438
Long-term debt.............................   1,380,988       4,209             0          0             0     1,385,197
Deferred income taxes .....................      27,091         741             0          0             0        27,832
Other long-term liabilities................       5,375         805             0          0             0         6,180
Deferred revenue...........................         890           0             0          0             0           890
Minority interests.........................      66,027         151             0          0             0        66,178
Stockholders' equity:
 Preferred Stock, $.10 par ................           0           0             0          0             0             0
 Common Stock, $.01 par ...................       1,541          78           (60)(2)     83           (63)(2)     1,579
 Additional paid-in capital ...............     893,528      39,469            60 (2) 20,314            63 (2)   953,434
 Retained earnings.........................     414,350       3,730        (4,200)(1) (4,986)       (4,200)(1)   404,694
 Deferred stock grants.....................           0         (47)            0          0             0           (47)
 Treasury stock............................        (323)          0             0          0             0          (323)
 Receivable from Employee Stock Ownership
  Plan ....................................     (14,148)          0             0          0             0       (14,148)
 Notes receivable from stockholders .......      (6,276)          0             0          0             0        (6,276)
                                             -------------- --------- ------------- ----------- ------------- ------------
Total stockholders' equity ................   1,288,672      43,230        (4,200)     15,411       (4,200)    1,338,913
                                             -------------- --------- ------------- ----------- ------------- ------------
Total liabilities and stockholders' equity   $3,084,755     $53,840   $    (1,151)    $18,184     $      0    $3,155,628
                                             ============== ========= ============= =========== ============= ============


                           See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1995

                                                     ACQUISITION
                                               ---------------------------------
                                                          PRO FORMA    PRO FORMA        PRO FORMA              PRO FORMA   PRO FORMA
                                  HEALTHSOUTH  NOVACARE  ADJUSTMENTS   COMBINED   PSCM  ADJUSTMENTS  READICARE ADJUSTMENTS COMBINED
                                  -----------  --------  -----------   --------   ----  -----------  ------------------------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues ......................... $2,003,146  $37,942   $   1,860 (5) $2,042,948 $27,110 $         0 $36,961    $0    $2,107,019
Operating expenses:
 Operating units .................  1,371,740   33,065        (910)(2)  1,403,895  16,987           0  28,730     0     1,449,612
 Corporate general and
   administrative.................     56,920        0           0         56,920   4,698           0   4,687     0        66,305
Provision for doubtful accounts ..     37,659      322           0         37,981     499           0     760     0        39,240
Depreciation and amortization ....    143,322    1,996        (999)(1)    146,201   1,629           0   1,382     0       149,212
                                                             1,882 (3)
Interest expense .................    101,790    2,595       2,684 (4)    107,069     423           0      15     0       107,507
Interest income...................     (7,882)       0           0         (7,882)   (585)          0      (4)    0        (8,471)
Merger and acquisition related
 expenses.........................     34,159        0           0         34,159       0           0       0     0        34,159
Loss on impairment of assets .....     53,549        0           0         53,549       0           0       0     0        53,549
                                   ----------- ---------  ----------- ----------- -------- ----------- ---------  --   -----------
                                    1,791,257   37,978       2,657      1,831,892  23,651           0  35,570     0     1,891,113
                                   ----------- ---------  ----------- ----------- -------- ----------- ---------  ---  -----------
Income (loss) before income taxes
 and minority interests ..........    211,889     (36)        (797)       211,056   3,459           0   1,391     0       215,906
Provision (benefit) for income
 taxes............................     76,221    (101)        (259)(6)     75,861   1,361           0     167     0        77,389
                                   ----------- ---------  ----------- ----------- -------- ----------- ---------  ---   -----------
                                      135,668      65         (538)       135,195   2,098           0   1,224     0       138,517
Minority interests ...............     43,147      89            0         43,236      16           0       0     0        43,252
                                   ----------- ---------  ----------- ----------- -------- ----------- ---------  ---   ----------
Net income (loss)................. $   92,521  $  (24)    $   (538)    $   91,959 $ 2,082  $        0 $ 1,224    $0    $   95,265
                                   =========== =========  =========== =========== ======== =========== =========  ===   ==========
Weighted average common and common
 equivalent shares outstanding....    148,730    N/A         N/A          148,730    7,303   (5,601)(2)   8,319 (6,302)(2)   152,449
                                   =========== =========  =========== =========== ======== =========== ======= ========== =========
Net income per common and common
 equivalent share ................ $     0.62    N/A        N/A        $     0.62  $  0.29      N/A     $  0.15    N/A     $    0.62
                                   =========== =========  =========== =========== ======== =========== ========= ======== ==========
Net income per common share--
 assuming full dilution .......... $     0.62    N/A        N/A        $     0.62    N/A        N/A       N/A      N/A     $    0.62
                                   =========== =========  =========== =========== ======== =========== ========= ======== ==========

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1994


                                                        ACQUISITION
                                            ---------------------------------
                                                        PRO FORMA   PRO FORMA
                                            HEALTHSOUTH  NOVACARE   ADJUSTMENTS
                                            -----------  --------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE
Revenues................................... $1,649,199  $142,548 $  8,058 (5)
Operating expenses:
 Operating units...........................  1,161,758   128,233  (12,406)(2)
 Corporate general and administrative......     61,640         0        0
Provision for doubtful accounts............     32,904     1,269        0
Depreciation and amortization..............    113,977     7,041   (1,918)(1)
                                                                    7,526 (3)
Interest expense...........................     73,644    11,096   10,100 (4)
Interest income............................     (6,387)        0        0
Merger and acquisition related expenses ...      6,520         0        0
Gain on sale of MCA Stock..................     (7,727)        0        0
Loss on impairment of assets...............     10,500         0        0
Loss on abandonment of computer project ...      4,500         0        0
Loss on disposal of surgery centers........     13,197         0        0
Reserve for discontinued operations........          0         0        0
                                            ----------- -------- -----------
                                             1,464,526   147,639    3,302
                                            ----------- -------- -----------
Income (loss) before income taxes and
 minority interests........................    184,673    (5,091)   4,756
Provision (benefit) for income taxes.......     65,121    (1,084)     780 (6)
                                            ----------- -------- -----------
                                               119,552    (4,007)   3,976
Minority interests ........................     31,469       445        0
                                            ----------- -------- -----------
Net income (loss).......................... $   88,083  $ (4,452)$  3,976
                                            =========== ======== ===========
Weighted average common and common
 equivalent shares outstanding.............    140,427       N/A      N/A
                                            =========== ======== ===========
Net income per common and common equivalent
 share..................................... $     0.63       N/A      N/A
                                            =========== ======== ===========
Net income per common share--assuming fully
 dilution.................................. $     0.63       N/A      N/A
                                            =========== ======== ===========

                                            PRO FORMA           PRO FORMA               PRO FORMA   PRO FORMA
                                            COMBINED    PSCM   ADJUSTMENTS  READICARE  ADJUSTMENTS  COMBINED
                                           ---------- ------- ------------ ---------- ------------ ----------

Revenues...................................$1,799,805 $16,430   $    0      $36,285    $     0       $1,852,520
Operating expenses:
 Operating units........................... 1,277,585   9,506        0       29,283          0        1,316,374
 Corporate general and administrative......    61,640   2,717        0        4,419          0           68,776
Provision for doubtful accounts............    34,173     380        0          770          0           35,323
Depreciation and amortization..............   126,626     838        0        1,369          0          128,833

Interest expense...........................    94,840   1,473        0           94          0           96,407
Interest income............................    (6,387)    (80)       0           (2)         0           (6,469)
Merger and acquisition related expenses ...     6,520       0        0            0          0            6,520
Gain on sale of MCA Stock..................    (7,727)      0        0            0          0           (7,727)
Loss on impairment of assets...............    10,500       0        0            0          0           10,500
Loss on abandonment of computer project ...     4,500       0        0            0          0            4,500
Loss on disposal of surgery centers........    13,197       0        0            0          0           13,197
Reserve for discontinued operations........         0       0        0          (85)         0             (85)
                                            1,615,467  14,834        0       35,848          0       1,666,149
                                            ---------- ------- ------------ ---------- ------------ ----------
Income (loss) before income taxes and
 minority interests........................   184,338   1,596        0          437          0         186,371
Provision (benefit) for income taxes.......    64,817     956        0           52          0          65,825
                                            ---------- ------- ------------ ---------- ------------ ----------
                                              119,521     640        0          385          0         120,546
Minority interests ........................    31,914     171        0            0          0          32,085
                                            ---------- ------- ------------ ---------- ------------ ----------
Net income (loss).......................... $  87,607 $   469   $    0          385     $    0       $  88,461
                                             ========== ======= ============ ========== ============ ==========
Weighted average common and common
 equivalent shares outstanding.............   140,427   4,324   (3,317)(2)    8,178     (6,195)(2)    143,417
                                             ========== ======= ============ ========== ============ ==========
Net income per common and common equivalent
 share..................................... $    0.62 $  0.11     N/A       $  0.05       N/A       $   0.62
                                             ========== ======= ============ ========== ============ ==========
Net income per common share--assuming fully
 dilution..................................  $     0.62     N/A     N/A          N/A        N/A     $    0.62
                                             ========== ======= ============ ========== ============ ==========

                          See accompanying notes.
                                42

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993

                                                                     PRO FORMA                 PRO FORMA     PRO FORMA
                                             HEALTHSOUTH    PSCM    ADJUSTMENTS   READICARE   ADJUSTMENTS    COMBINED
                                            ------------- -------- ------------- ----------- ------------- ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..................................  $979,206      $5,738   $       0       $37,426     $     0  $1,022,370
Operating expenses:
 Operating units..........................   668,201       3,531           0        30,857           0     702,589
 Corporate general and administrative.....    37,043         964           0         3,967           0      41,974
Provision for doubtful accounts...........    20,026         157           0           793           0      20,976
Depreciation and amortization.............    63,572         239           0         1,836           0      65,647
Interest expense..........................    24,200          56           0           174           0      24,430
Interest income...........................    (5,903)         (4)          0           (20)          0      (5,927)
Merger and acquisition related expenses ..       333           0           0             0           0         333
NME Selected Hospitals Acquisition
 related expense..........................    49,742           0           0             0           0      49,742
Gain on sale of partnership interest .....    (1,400)          0           0             0           0      (1,400)
Loss on impairment of assets..............         0           0           0         6,675           0       6,675
Reserve for discontinued operations ......         0           0           0         1,768           0       1,768
                                            ------------- -------- ----------- ----------- --------- ------------
                                             855,814       4,943           0        46,050           0     906,807
                                            ------------- -------- ----------- ----------- --------- ------------
Income (loss) before income taxes and
 minority interests.......................   123,392         795           0        (8,624)          0     115,563
Provision for income taxes................    37,993          40           0           505           0      38,538
                                            ------------- -------- ----------- ----------- --------- ------------
                                              85,399         755           0        (9,129)          0      77,025
Minority interests........................    29,377           0           0             0           0      29,377
                                            ------------- -------- ----------- ----------- --------- ------------
Income (loss) from continuing operations .    56,022         755           0        (9,129)          0      47,648
Income from discontinued operations ......     4,452           0           0             0           0       4,452
                                            ------------- -------- ----------- ----------- --------- ------------
Net income (loss).........................  $ 60,474      $  755   $       0       $(9,129)    $     0    $ 52,100
                                            ============= ======== =========== =========== ========= ============
Weighted average common and common
 equivalent shares outstanding............   132,479       2,787      (2,138)(2)     8,195      (6,208)(2) 135,115
                                            ============= ======== =========== =========== ========= ============
Net income (loss) per common and common
 equivalent share:
 Continuing operations....................  $   0.43      $ 0.27           N/A   $ (1.11)        N/A      $   0.36
 Discontinued operations..................      0.03          --           N/A          --       N/A          0.03
                                            ------------- -------- ------------- ----------- --------- ------------
                                            $   0.46      $ 0.27           N/A   $ (1.11)        N/A      $   0.39
                                            ============= ======== ============= =========== ========= ============

                           See accompanying notes.
                                43

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996

                                                              PRO FORMA                 PRO FORMA     PRO FORMA
                                     HEALTHSOUTH     PSCM    ADJUSTMENTS   READICARE   ADJUSTMENTS    COMBINED
                                    ------------- --------- ------------- ----------- ------------- ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..........................  $1,176,823    $19,327   $         0   $19,663     $         0   $1,215,813
Operating expenses:
 Operating units..................     775,399     12,124             0    15,030               0      802,553
 Corporate general and
  administrative..................      32,657      3,317             0     2,556               0       38,530
Provision for doubtful accounts ..      25,877        336             0       434               0       26,647
Depreciation and amortization ....      87,994      1,126             0       638               0       89,758
Interest expense..................      47,342        268             0         0               0       47,610
Interest income...................      (3,474)      (208)            0       (25)              0       (3,707)
Merger and acquisition related
 expenses.........................      28,939          0             0         0               0       28,939

                                    ------------- --------- ------------- ----------- ------------- ------------
                                       994,734     16,963             0    18,633               0    1,030,330
                                    ------------- --------- ------------- ----------- ------------- ------------
Income before income taxes and
 minority interests ..............     182,089      2,364             0     1,030               0      185,483
Provision for income taxes  ......      59,954        907             0       124               0       60,985
                                    ------------- --------- ------------- ----------- ------------- ------------
                                       122,135      1,457             0       906               0      124,498
Minority interests................      24,729        152             0         0               0       24,881
                                    ------------- --------- ------------- ----------- ------------- ------------
Net income........................  $   97,406    $ 1,305   $         0   $   906     $         0   $   99,617
                                    ============= ========= ============= =========== ============= ============
Weighted average common and
 common equivalent shares
 outstanding .....................     163,959      7,779    (5,966)(2)     8,564      (6,487)(2)      167,849
                                    ============= ========= ============= =========== ============= ============
Net income per common and common
 equivalent share ................  $     0.59    $  0.17           N/A   $  0.11             N/A   $     0.59
                                    ============= ========= ============= =========== ============= ============
Net income per common
 share--assuming full dilution ...  $     0.58        N/A           N/A       N/A             N/A   $     0.58
                                    ============= ========= ============= =========== ============= ============

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1995

                                                           ACQUISITION
                                                -----------------------------------
                                                                        PRO FORMA
                                                 HEALTHSOUTH  NOVACARE  ADJUSTMENTS
                                                ------------ --------- ------------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $951,512     $37,942   $1,860 (5)
Operating expenses:
 Operating units .............................   657,942      33,065     (910)(2)
 Corporate general and administrative ........    27,872           0        0
Provision for doubtful accounts...............    19,456         322        0
Depreciation and amortization.................    67,888       1,996     (999)(1)
                                                                        1,882 (3)
Interest expense..............................    48,584       2,595    2,684 (4)
Interest income...............................    (4,000)          0        0
Merger and acquisition related expenses ......    29,194           0        0
Loss on impairment of assets..................    11,192           0        0
                                                ------------ --------- ------------
                                                 858,128      37,978    2,657
                                                ------------ --------- ------------
Income (loss) before income taxes and
 minority interests ..........................    93,384         (36)    (797)
Provision (benefit) for income taxes  ........    29,846        (101)    (259)(6)
                                                ------------ --------- ------------
                                                  63,538          65     (538)
Minority interests ...........................    18,690          89        0
                                                ------------ --------- ------------
Net income (loss) ............................  $ 44,848     $   (24)  $ (538)
                                                ============ ========= ============
Weighted average common and common equivalent
 shares outstanding ..........................   143,366         N/A      N/A
                                                ============ ========= ============
Net income per common and common equivalent
 share........................................  $   0.31         N/A      N/A
                                                ============ ========= ============
Net income per common share--assuming full
 dilution.....................................  $   0.31         N/A      N/A
                                                ============ ========= ============

                                                   PRO
                                                  FORMA            PRO FORMA              PRO FORMA   PRO FORMA
                                                 COMBINED   PSCM  ADJUSTMENTS  READICARE ADJUSTMENTS  COMBINED
                                                --------- ------- ----------- ---------- ----------- ----------

Revenues......................................  $991,314  $13,079 $0          $18,693    $0          $1,023,086
Operating expenses:
 Operating units .............................   690,097    7,656  0           14,400     0             712,153
 Corporate general and administrative ........    27,872    1,635  0            2,288     0              31,795
Provision for doubtful accounts...............    19,778      544  0              364     0              20,686
Depreciation and amortization.................    70,767      726  0              688     0              72,181

Interest expense..............................    53,863      187  0               15     0              54,065
Interest income...............................    (4,000)    (224) 0                0     0              (4,224)
Merger and acquisition related expenses ......    29,194        0  0                0     0              29,194
Loss on impairment of assets..................    11,192        0  0                0     0              11,192
                                                --------- ------- ----------- ---------- ----------- ----------
                                                 898,763   10,524  0           17,755     0             927,042
                                                --------- ------- ----------- ---------- ----------- ----------
Income (loss) before income taxes and
 minority interests ..........................    92,551   2,555        0        938           0       96,044
Provision (benefit) for income taxes  ........    29,486   1,047        0        113           0       30,646
                                                --------- ------- ----------- ---------- ----------- ----------
                                                  63,065   1,508        0        825           0       65,398
Minority interests ...........................    18,779       2        0          0           0       18,781
                                                --------- ------- ----------- ---------- ----------- ----------
Net income (loss) ............................  $ 44,286  $1,506  $     0     $  825     $     0     $ 46,617
                                                ========= ======= =========== ========== =========== ==========
Weighted average common and common equivalent
 shares outstanding ..........................   143,366   6,974   (5,349)(2)  8,250      (6,249)(2)  146,992
                                                ========= ======= =========== ========== =========== ==========
Net income per common and common equivalent
 share........................................  $   0.31    0.22      N/A       0.10         N/A     $   0.32
                                                ========= ======= =========== ========== =========== ==========
Net income per common share--assuming full
 dilution.....................................  $   0.31     N/A      N/A        N/A         N/A     $   0.32
                                                ========= ======= =========== ========== =========== ==========

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

A. THE NOVACARE REHABILITATION HOSPITALS ACQUISITION

   Effective April 1, 1995 HEALTHSOUTH completed the acquisition of the rehabilitation hospitals division of NovaCare, consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two additional facilities (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $234,807,000. The transaction was accounted for as a purchase and, accordingly, the results of the acquired NovaCare facilities are included in HEALTHSOUTH's historical financial statements from the effective date of the acquisition. HEALTHSOUTH financed the cost of the NovaCare Rehabilitation Hospitals Acquisition through additional borrowings under its existing credit facilities, as amended.

   The accompanying pro forma income statements for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 assume that the transaction was consummated at the beginning of each of the periods presented.

   Certain assets and liabilities of Rehab Systems Company (a wholly-owned subsidiary of NovaCare) were excluded from the NovaCare Rehabilitation Hospitals Acquisition. The excluded assets and liabilities are as follows (in thousands):


Cash and cash equivalents............................  $  4,973
Accounts receivable .................................       259
Other current assets ................................        42
Equipment, net ......................................     4,719
Intangible assets, net ..............................    56,321
Other assets (primarily investments in subsidiaries)     40,637
Accounts payable ....................................      (454)
Other current liabilities ...........................      (275)
Current portion of long-term debt ...................      (146)
Long-term debt.......................................   (38,620)
Payable to affiliates................................   (92,377)
                                                       -----------
Net excluded asset (liability) ......................  $(24,921)


   The  following  pro  forma   adjustments   are  necessary  for  the  NovaCare
Rehabilitation Hospitals Acquisition:

   1. To exclude historical depreciation and amortization expense related to the excluded assets described above. The total expense excluded amounts to $1,918,000 for the year ended December 31, 1994 and $999,000 for the six months ended June 30, 1995 and year ended December 31, 1995.

   2. To eliminate intercompany management fees and royalty fees totaling $12,406,000 for the year ended December 31, 1994 and $910,000 for the six months ended June 30, 1995 and year ended December 31, 1995 of the acquired NovaCare facilities.

   3. To adjust depreciation and amortization expense to reflect the allocation of the excess purchase price over the net tangible asset value as follows (in thousands):

                   PURCHASE PRICE          USEFUL      ANNUAL         QUARTERLY
                  ALLOCATION ADJUSTMENT     LIFE     AMORTIZATION    AMORTIZATION
                 ---------------------- ----------- -------------- ---------------
Leasehold value..     $128,333             20 years    $6,417         $1,605
Goodwill.........       44,365             40 years     1,109            277
                                                      ------         ------
                                                      $7,526         $1,882
                                                      ======         =======


   No  additional   adjustments  to  NovaCare's   historical   depreciation  and
amortization are necessary. The remaining net assets acquired approximate their fair value.

   Because NovaCare's results of operations before intercompany items (described in Note 2 above) are profitable, both on a historical and pro forma basis, the 40-year amortization period for goodwill is appropriate and consistent with HEALTHSOUTH policy. Leasehold value is being amortized over the weighted average remaining terms of the leases, which is 20 years.

   4. To increase interest expense by $19,559,000 for the year ended December 31, 1994 and $4,889,000 for the six months ended June 30, 1995 and year ended December 31, 1995 to reflect pro forma borrowings of $234,807,000, described above, at a 8.33% variable interest rate, which represents HEALTHSOUTH's weighted average cost of debt, as if they were outstanding for the entire period, and to decrease interest expense by $9,459,000 for the year ended December 31, 1994 and $2,205,000 for the six months ended June 30, 1995 and year ended December 31, 1995, which represents interest on NovaCare debt not assumed by HEALTHSOUTH. A .125% variance in the assumed interest rate would change annual pro forma interest expense by approximately $294,000.

   5. To adjust estimated Medicare reimbursement for the changes in reimbursable expenses described in items 1, 2, 3 and 4 above. These changes are as follows (in thousands):

                                                              YEAR ENDED
                                                           DECEMBER 31, 1995
                                            YEAR ENDED           AND
                                           DECEMBER 31,    SIX MONTHS ENDED
                                               1994         JUNE 30, 1995
                                        ----------------- -----------------
Depreciation and amortization (Note 1)..  $(1,918)          $ (999)
Intercompany management fees (Note 2)...   (4,196)            (910)
Depreciation and amortization (Note 3)..    7,526            1,882
Interest expense (Note 4)...............   10,100            2,684
                                         ----------------- -----------------
                                           11,512            2,657
Assumed Medicare utilization............       70%              70%
                                         ----------------- -----------------
Increased reimbursement.................  $ 8,058           $1,860
                                         ================= =================


   The Medicare utilization rate of 70% assumes a slight improvement in NovaCare's historical Medicare percentage of 78% as a result of bringing these facilities into the HEALTHSOUTH network.

   6. To adjust the NovaCare provision for income taxes to an effective rate of 39% (net of minority interests).

B. THE PSCM MERGER

   The PSCM Merger is to be accounted for as a pooling of interests. The pro forma condensed combined income statements assume that the PSCM Merger was consummated on January 1, 1993. The pro forma condensed combined balance sheet assumes that the PSCM Merger was consummated on June 30, 1996.

   The pro forma condensed combined financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH. Prior to January 1, 1994, PSCM was treated as an S corporation for federal income tax purposes. The accompanying pro forma income statements contain no adjustment to present PSCM's provision for income taxes as if it were a C corporation (PSCM's tax status effective January 1, 1994) under the Internal Revenue Code for all periods presented.

   The following pro forma adjustments are necessary for the PSCM Merger:

   1. The pro forma income statements do not reflect non-recurring costs resulting directly from the PSCM Merger. The management of HEALTHSOUTH estimates that these costs will approximate $7,000,000 and will be charged to operations in the quarter the PSCM Merger was consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $2,800,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding PSCM Share into .233 shares of HEALTHSOUTH Common Stock.

   3. To net PSCM's current deferred income tax payable against HEALTHSOUTH's current deferred income tax asset.

C. THE READICARE MERGER

   The proposed ReadiCare Merger is intended to be accounted for as a pooling of interests. The pro forma condensed combined income statements assume that the ReadiCare Merger was consummated on January 1, 1993. The pro forma condensed combined balance sheet assumes that the ReadiCare Merger was consummated on June 30, 1996.

   The pro forma condensed combined financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH.

   The following pro forma adjustments are necessary for the ReadiCare Merger:

   1. The pro forma income statements do not reflect non-recurring costs resulting directly from the ReadiCare Merger. The management of HEALTHSOUTH estimates that these costs will approximate $7,000,000 and will be charged to operations in the quarter the ReadiCare Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $2,800,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding ReadiCare Share into .2425 shares of HEALTHSOUTH Common Stock. The exchange ratio is based upon an assumed Base Period Trading Price for HEALTHSOUTH Common Stock within the range of $30.60 to $38.30 per share.

                           BUSINESS OF HEALTHSOUTH

GENERAL

   HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services. HEALTHSOUTH provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At September 30, 1996, HEALTHSOUTH had over 1,000 patient care locations in 48 states.

   In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

   HEALTHSOUTH operates the largest network of free-standing outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals.

   Over the last two years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center business. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery business provides it with a platform for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

COMPANY STRATEGY

   HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient and rehabilitative healthcare services throughout the United States. HEALTHSOUTH's growth strategy is based upon four primary elements: (i) the implementation of HEALTHSOUTH's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of its national network.

   o Integrated Service Model. HEALTHSOUTH seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. HEALTHSOUTH believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, it believes that its facilities can provide extensive referral opportunities. For example, HEALTHSOUTH estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. HEALTHSOUTH has implemented its integrated service model in certain of its markets, and intends to expand the model into other appropriate markets.

   o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, HEALTHSOUTH has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. HEALTHSOUTH's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced its attractiveness to such entities and has given HEALTHSOUTH a competitive advantage over smaller and regional
      competitors.   These   relationships   have  increased   patient  flow  to
      HEALTHSOUTH's facilities and contributed to HEALTHSOUTH's same-store growth.

   o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, HEALTHSOUTH has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of HEALTHSOUTH's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. HEALTHSOUTH believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

   o Expansion of National Network. As the largest provider of outpatient and rehabilitative healthcare services in the United States, HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent and pending acquisitions in the outpatient surgery and diagnostic imaging fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.

PATIENT CARE SERVICES: GENERAL

   HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 12 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. HEALTHSOUTH's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States. In addition, HEALTHSOUTH has added outpatient surgery services, diagnostic imaging services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its integrated service model. HEALTHSOUTH believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and HEALTHSOUTH intends to pursue further expansion in those businesses.

OUTPATIENT REHABILITATION SERVICES

   HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries and various neurological and neuromuscular conditions. As of September 30, 1996, HEALTHSOUTH provided outpatient rehabilitative healthcare services through approximately 690 outpatient locations, including freestanding outpatient centers and their satellites and outpatient satellites of inpatient facilities.

INPATIENT REHABILITATION SERVICES

   At September 30, 1996, HEALTHSOUTH operated 96 inpatient rehabilitation facilities with 5,749 beds, representing the largest group of proprietary inpatient rehabilitation facilities in the United States. HEALTHSOUTH's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care. Certain of HEALTHSOUTH's inpatient rehabilitation facilities also provide outpatient rehabilitation services for patients who have completed their inpatient course of treatment but remain in need of additional therapy that can be accomplished on an outpatient basis.

MEDICAL CENTERS

   HEALTHSOUTH operates five medical centers with 912 licensed beds in four distinct markets. These facilities, which are licensed as general, acute-care hospitals, provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

SURGERY CENTERS

   As a result of three acquisitions of major surgery center operators in 1995 and early 1996, HEALTHSOUTH became the largest operator of outpatient surgery centers in the United States. It currently operates 134 free-standing surgery centers, including five mobile lithotripsy units, in 33 states, and has an additional ten free-standing surgery centers under development. Approximately 80% of these facilities are located in markets served by HEALTHSOUTH outpatient and rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. HEALTHSOUTH's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures that do not generally require overnight hospitalization. Its typical surgery center is a free-standing facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of HEALTHSOUTH's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers generally do not perform surgery on an emergency basis.

   Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Fifty-two of HEALTHSOUTH's surgery centers currently provide for extended recovery stays. HEALTHSOUTH's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

OTHER PATIENT CARE SERVICES

   In certain of its markets, HEALTHSOUTH provides other patient care services, including home healthcare, diagnostic services, physician services and contract management of hospital-based rehabilitative healthcare services. HEALTHSOUTH evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by HEALTHSOUTH or stand-alone businesses.

LOCATIONS

   The following table sets forth a listing of HEALTHSOUTH's patient care services locations by state at September 30, 1996:

                                            INPATIENT
                          OUTPATIENT     REHABILITATION   MEDICAL
                        REHABILITATION     FACILITIES     CENTERS   SURGERY   DIAGNOSTIC     OTHER
        STATE             CENTERS(1)        (BEDS)(2)    (BEDS)(2)  CENTERS     CENTERS     SERVICES
---------------------  ---------------- ---------------- --------- --------- ------------ -----------
Alabama..............  16                9 (389)         1 (219)    5        3            10
Alaska...............                                               1
Arizona..............  24                3 (183)                    4
Arkansas.............   1                1 (80)                     2
California ..........  48                1 (60)                    18                     11
Colorado ............  26                                           5                     12
Connecticut .........  18                2 (40)                                            1
Delaware.............   7                                           1
District of Columbia    1                                                    1
Florida .............  46                8 (613)         2 (397)   19                     11
Georgia .............  12                1 (75)                     4        1
Hawaii...............   5                                           1
Idaho ...............                                               1
Illinois ............  50                                           4
Indiana .............  13                1 (80)                     2
Iowa.................   3                                                                  1
Kansas...............   4                                                                  1
Kentucky ............   3                1 (40)                     1
Louisiana ...........   2                1 (43)                     1                      1
Maine ...............   9                4 (155)                                           1
Maryland ............  14                1 (44)                     4        3
Massachusetts .......  37               10 (639)                    1                     10
Michigan ............   1                                           1
Minnesota............   1
Mississippi .........   2
Missouri ............  34                4 (107)                    7                      6
Montana..............   1
Nebraska.............   2
Nevada...............   2
New Hampshire........  12                3 (148)
New Jersey ..........  39                2 (170)                    2        1             2
New Mexico ..........   3                1 (60)                     1
New York ............  33                1 (27)
North Carolina ......  11                                           3
Ohio.................  28                1 (24)                     4                      3
Oklahoma ............  11                1 (111)                    5                      1
Oregon...............                                               1
Pennsylvania ........  27               12 (1,041)                  5
Rhode Island.........   3
South Carolina.......   9                4 (235)                    2
Tennessee ...........  13                5 (330)                    6        1
Texas ...............  71               10 (633)         1 (96)    15        2            14
Utah ................   1                1 (86)                     1
Vermont..............                    2 (52)
Virginia ............  11                2 (84)          1 (200)    1        2            10
Washington ..........  35                                           1
West Virginia .......                    4 (200)                    1
Wisconsin............   1                                           4
Wyoming..............   1

---------
(1) Includes freestanding outpatient centers and their satellites and outpatient satellites of inpatient rehabilitation facilities.

(2) "Beds" refers to the number of beds for which a license or certificate of need has been granted, which may vary materially from beds available for use.

                            BUSINESS OF READICARE

INTRODUCTION

   ReadiCare, founded in 1982, is a leading physician practice management company specializing in the provision of occupational healthcare services and related cost-containment programs. At ReadiCare's 37 conveniently located outpatient medical and rehabilitation centers in key markets in the States of California and Washington, primary care physicians and support personnel offer prompt, high-quality services designed to reduce workers' compensation and healthcare costs, and to improve employee health, safety and productivity.

   ReadiCare provides a wide range of services to employees of over 26,000 client companies, including small family-owned businesses, Fortune 500 companies, municipalities, school districts, state and local government agencies, workers' compensation and health insurers and HMOs. Medical cost containment programs available through ReadiCare include: medical case and claims management; bill and utilization review; safety and injury prevention; risk management and loss control; employment-related testing, such as drug screening, pre-placement physical exams, OSHA compliance testing and others; and access to ReadiCare's workers' compensation managed care provider network.

BUSINESS SUMMARY

   The ReadiCare service delivery system is a cost-effective alternative to general hospitals, industrial medical clinics, outpatient rehabilitation centers, and other organizations which offer or arrange for the provision of similar services. In addition, ReadiCare makes available a full range of managed care services to those clients who seek a comprehensive approach to workers' compensation and healthcare cost containment through, among other mechanisms, injury prevention and safety programs, and the ReadiCare managed care provider network. ReadiCare's operating strategies are as follows:

   o Provide Quality Services in Low-Cost Settings: ReadiCare currently operates a network of 37 low-cost, conveniently located primary care medical centers, each staffed with a complement of licensed doctors, nurses, physical therapists, and other professional and technical personnel to provide prompt, high quality medical services. These healthcare professionals are experienced in diagnosing, treating and rehabilitating common industrial and work-related injuries and illnesses, as well as in caring for routine, non-life-threatening medical problems. Physicians do not have any financial ownership interests in ReadiCare's medical centers.

   o Offer Specialized Services to Clients: ReadiCare customizes its services to meet the needs of its clients. By providing services on an unbundled basis and based upon client requirements, ReadiCare can implement a comprehensive approach to workers' compensation and healthcare cost containment. Customized services include:

   - Employee pre-placement testing;

   - Occupational Safety and Health Administration compliance testing;

   - Drug collection, screening and reporting;

   - Americans with Disabilities Act, Department of Transportation and Federal Aviation Administration testing;

   - Risk management and loss control consulting.

   Additionally, ReadiCare has developed a number of educational programs designed to reduce or prevent work-related injuries by advising employers of methods by which to alter unsafe worksite conditions and to promote good health. On an ongoing basis, ReadiCare evaluates existing and new markets at which it can locate or acquire existing centers, and evaluates new services and products which may add value to its service model.

   o Enhance the Service Capabilities of its Workers' Compensation Managed Care Provider Network: ReadiCare has developed a workers' compensation managed care provider network in its markets, enabling employers, insurers, and third-party payors to benefit from ReadiCare's expertise in workers' compensation and medical cost containment. Through the managed care network, client companies have access to the services of selected physician specialists in a variety of areas, such as hand surgery, orthopaedics, neurology, internal medicine, dermatology and many others. Clients also have access to the full range of inpatient and outpatient services offered by hospitals and diagnostic centers participating in ReadiCare's managed care network. These managed care network providers, which number approximately 117, have agreed to adhere to ReadiCare's strict cost, utilization, quality control and early return-to-work guidelines.

   Subsequent to the enactment of the California Workers' Compensation Health Care Provider Organization Act of 1993, ReadiCare applied for certification as a Workers' Compensation Health Care Provider Organization ("WCHCPO") in the State of California. On May 6, 1996, ReadiCare received WCHCPO certification from the California Department of Corporations. Pending the outcome of proposed amended legislation, market demand and other factors, ReadiCare may seek additional certification as a Health Care Organization ("HCO"). The HCO designation may permit ReadiCare to operate in certain markets as a "risk-based" services provider similar to an HMO or healthcare insurer. Management believes that should it obtain such certification and should there be market demand for such a product, it could enjoy a competitive advantage in certain of its California markets.

   o Locate Centers in Clusters Convenient to Clients: ReadiCare locates its centers in clusters in key markets to better serve its clients, to increase operating efficiencies, and to more effectively expand the range of services it can make available. Another benefit of the cluster approach is that ReadiCare can realize certain economies of scale in the operation of its centers, such as management oversight and staffing, purchasing of supplies, marketing and advertising, and others. Further, ReadiCare is experienced in opening and expanding outpatient medical and rehabilitation centers as well as acquiring centers to serve existing and new clients should demand materialize.

   o Utilize  ReadiCare's  Expertise and Experience as a Competitive  Advantage:
ReadiCare strives to optimize the performance of its operations and to enhance service levels by utilizing ReadiCare's expertise and experience, and has developed extensive, proprietary management and information processing systems relating to its operations and the workers' compensation system in general. These systems have enhanced ReadiCare's ability to furnish high-quality, efficient services while assisting its clients in complying with complex regulations governing the workers' compensation and healthcare industries. Accordingly, it is ReadiCare's strategy to promote and constantly upgrade its knowledge and service levels, as well as its information and other management systems in order to continue to attract new clients. ReadiCare believes that its expertise and experience also allow it to efficiently manage all non-medical aspects of its center operations, including billing and collections, accounting, tax and financial management, marketing, human resource management, third-party payor contracting, and others, thus enabling center physicians to focus on providing quality healthcare services.

   o Affiliate with Integrated Provider and Payor Networks: ReadiCare is positioning its operations to successfully compete within a variety of emerging models of healthcare payment and delivery by actively expanding its own delivery system, and by affiliating with other integrated provider and payor networks, such as HMOs, IPAs, and payor-sponsored group health and workers' compensation PPOs. ReadiCare believes that should demand warrant, it can develop and implement cost-effective and competitively priced risk-sharing programs with these entities, such as case rates and capitation products covering a comprehensive range of costs associated with occupational healthcare. However, there can be no assurance that ReadiCare can successfully implement such programs. Additionally, ReadiCare has entered into contractual relationships with a number of health and life insurers whereby ReadiCare's services are being made available to such insurers' policyholders as part of various group health plans and workers' compensation cost containment programs.

   o Enhance  Near-term  Utilization and Pursue  Expansion as Market  Conditions
Warrant: In the near term, ReadiCare intends to continue to promote and further enhance utilization and profitability levels at its existing network of centers, and to develop complementary workers' compensation and healthcare cost containment programs for the marketplace. Additionally, ReadiCare plans to expand its network of centers in selected geographic markets through the acquisition of existing physician practices or occupa-tional medical centers, and to the extent suitable sites are secured and market conditions warrant, through the opening of new centers. There can be no assurance that suitable acquisition candidates or sites can be found on terms acceptable to ReadiCare.

OPERATIONS

OUTPATIENT PRIMARY CARE MEDICAL AND REHABILITATION CENTER SERVICES

   Through ReadiCare's network of outpatient primary care medical and rehabilitation centers and its managed care network, ReadiCare provides services designed to reduce the overall costs associated with workers' compensation and healthcare claims, emphasizing the following:

   o  Lower direct medical costs as compared to many alternative sources;

   o Early return-to-work or limited work duty programs developed by ReadiCare which help eliminate or minimize disability claims, litigation, and related costs;

   o  Injury prevention, safety, and education programs;

   o  Early  intervention and case management of workers'  compensation  claims;
      and

   o  Prompt, quality services at convenient locations.

   The following table indicates the number of primary care medical and rehabilitation centers ("Medical Centers") owned and operated by ReadiCare for the periods indicated:

\
                                YEARS ENDED FEBRUARY  28/29,
                                ---------------------------
                                   1994    1995    1996
                                  ------ ------- -------
Centers in operation at year-end...  41     40      37
Centers opened during year.........   1     --      --
Centers discontinued during year...   2      1       3


   The Medical Centers operate under the trade names "ReadiCare Medical Centers" in California and "CHEC Medical Centers" in Washington. The Medical Centers specialize in the delivery of cost-effective, outpatient primary medical care and rehabilitation services to individuals for the treatment of work-related medical problems, and to the general public for routine non-life-threatening, outpatient healthcare needs. For the year ended February 29, 1996, approximately 71% of revenues at the Medical Centers were derived from the provision of workers' compensation medical and related services and, therefore, were paid for by an employer or insurance carrier. The remaining 29% of revenues were derived from the treatment of non-work-related injuries or illnesses, such as urgent care and individual and family healthcare services, which were paid for by the patient directly or through his or her group health insurer.

   ReadiCare believes that the Medical Centers are an attractive alternative to traditional acute and episodic sites of service, such as hospital emergency rooms, because of their accessibility, convenience, ambiance, and focus on quality service and medical cost containment. ReadiCare believes that prices in the Medical Centers are lower than those of hospital emergency rooms and competitive with most general physicians' offices, industrial clinics, primary or urgent care centers, or other service providers. Hours of operation vary depending upon location and client company requirements, and range from 8 to 15 hours per day. No appointments are necessary at the Medical Centers, and most patients receive services within 15 minutes of arrival.

MEDICAL CENTER SERVICES

   Typical services offered at ReadiCare's Medical Centers include:

   o Outpatient primary medical care, such as physician services for the treatment of work-related injuries and illnesses;

   o  Medical surveillance, executive and special physical examinations;

   o Physical and rehabilitation therapy, such as ultrasound, whirlpool, manual therapy and other treatment modalities;

   o Outpatient medical services, such as treatment of fractures and sprains, and minor surgery procedures;

   o  Medical  consultation  and  rehabilitation   services  in  areas  such  as
      orthopaedics and hand surgery;

   o  Diagnostic  testing,   such  as  X-ray,   spirometry,   laboratory  tests,
      audiometry, and others;

   o  Disability and occupational health evaluations;

   o  Drug testing, collection and reporting services;

   o  Dispensing  of  prescription  medicines,   general  medical  supplies  and
      products;

   o  OSHA and regulatory compliance services; and

   o  Urgent care and routine individual and family healthcare.

DESCRIPTION AND SIZE

   The Medical Centers range in size from approximately 2,400 square feet to 15,000 square feet, and are generally designed to accommodate a minimum of five examination or treatment rooms, various ancillary service areas, physical rehabilitation, pharmacy and supply, and other support functions. ReadiCare owns debt-free the land and buildings occupied by its Everett and Tacoma, Washington centers and its Rocklin, California center. All other centers operated by ReadiCare are located in leased premises. More recently opened centers have generally ranged in size from 4,000 to 6,000 square feet.

WORKERS' COMPENSATION MANAGED CARE PROVIDER NETWORK

   ReadiCare operates a workers' compensation managed care provider network to enable employers and insurers to further benefit from ReadiCare's expertise in workers' compensation cost containment. Through the managed care network, client companies have access to the services of a broad array of physician specialists in such areas as orthopaedics, neurology, hand surgery, dermatology, ophthalmology, internal medicine, and others. Clients can also access inpatient and outpatient services offered by selected hospitals and diagnostic centers that participate in ReadiCare's managed care network. Network providers include only those medical service providers who have agreed to adhere to ReadiCare's cost, utilization and quality control guidelines, and who have agreed to conform to ReadiCare's early return-to-work, injury prevention and rehabilitation, case management, utilization review, bill review and other cost containment practices. As a result, ReadiCare believes that its expanded role as a "gatekeeper" for its clients in organizing and monitoring the utilization, delivery and costs of these medical services will result in greater efficiencies and savings to its clients. As of August 31, 1996, ReadiCare had contracted with approximately 117 physicians or physician specialist groups, diagnostic facilities and hospital providers to provide services not available in its Medical Centers. Revenues derived from managed care network provider services were $1,431,000, or 4% of total revenues.

OUTPATIENT PHYSICAL REHABILITATION SERVICES

   In the majority of its centers, ReadiCare offers a full range of outpatient physical rehabilitation services which are provided by licensed physical therapists. Typical physical rehabilitation services offered include:

   o  Work capacity evaluations, including isometric computerized testing;

   o Risk assessment and job task analysis, including review of the work environment, and recommendations for evaluation and modification of body mechanics in job performance;

   o Development of comprehensive work specific profiles which indicate job task capability and functional limitations for an employee;

   o Symptom magnification and behavioral assessments to identify potential malingerers; and

   o Work simulated reconditioning and education, featuring job specific strength and endurance training.

   For the fiscal year ended February 29, 1996, physical rehabilitation services accounted for approximately 17% of total revenues.

MANAGEMENT AND CONSULTING SERVICES FOR EMPLOYERS AND THIRD-PARTY PAYORS

   ReadiCare offers management and consulting services for the development and operation of workers' compensation cost containment programs organized or administered by employers, health insurers, and third-party payors. Under this program, a client is able to contract for one or more of the following services:

   o  Medical case management;

   o General consulting in the operation of an employer's workers' compensation medical program;

   o Recruiting and provision of medical personnel, including the placement of physicians and medical personnel on a part or full-time basis at the employer's work site;

   o Development and management of a full-service workers' compensation medical center located on the employer's premises, including implementation of staffing and administrative support systems;

   o  Early intervention,  safety,  injury prevention and loss control programs;
      and

   o Bill and utilization review services with respect to services provided by various managed care network providers.

MEDICAL SERVICES PROVIDED TO THE GENERAL PUBLIC

   For the fiscal year ended February 29, 1996, approximately 29% of revenues at ReadiCare's primary care centers were derived from the provision of non-workers' compensation outpatient medical and rehabilitation services to the general public, such as urgent care and routine individual or family healthcare services. Individuals choose the Medical Centers, among other reasons, due to their low cost, convenience and extended hours, as a result of their participation in employer-sponsored group accident and health plans, or through PPO and managed care programs in which the ReadiCare Medical Centers participate.

MEDICAL AND OTHER PROFESSIONAL STAFF

   Medical services are provided at ReadiCare's centers by licensed physicians who are employed by or under contract with ReadiCare Medical Groups. As of February 29, 1996, there were 68 full-time equivalent physicians providing services at ReadiCare's centers. The ReadiCare Medical Groups, which are independently owned professional medical corporations, do not have any ownership interests in any of ReadiCare's medical facilities. Physicians are generally trained and experienced in occupational and industrial medicine, or have emergency, family practice, internal medicine or general medicine backgrounds. The ReadiCare Medical Groups have not to date experienced any material difficulty in hiring such physicians. Rehabilitation services are performed by licensed physical therapists or rehabilitation specialists. Demand for services at a typical Medical Center requires a staff of up to 15 full-time equivalents per week. Categories of non-physician staff members include: registered X-ray technicians, certified medical assistants, licensed vocational nurses, physical therapy aides, physical therapy assistants, licensed physical therapists, and administrative and support personnel. ReadiCare has not experienced significant difficulty in attracting such individuals or in retaining personnel in sufficient numbers to staff its facilities. ReadiCare's continuing success, however, will depend on its ability to attract and retain key physicians and other employees. Competition for highly skilled physicians as well as medical and management personnel is intense. There can be no assurance that ReadiCare will be successful in retaining its existing personnel or in attracting additional qualified physicians and other employees.

SALES AND MARKETING

   ReadiCare employs a staff of 12 full-time managed care consultants and sales personnel who market ReadiCare's services to insurers, brokers, third-party administrators and employer representatives. These individuals also initiate direct mail campaigns, implement local sales strategies, and focus their sales efforts on representatives of employer-sponsored workers' compensation, group accident and health plans, and HMOs.

REIMBURSEMENT

   Generally, increases in ReadiCare's operating costs approximate the rate of inflation. In California, ReadiCare's largest operating territory, state-authorized reimbursement levels for workers' compensation outpatient medical services have not been increased since July 1987. In March 1994, a revised fee schedule was adopted by the Department of Workers' Compensation; however, reimbursement levels were not increased. In Washington, state-authorized workers' compensation medical reimbursement levels were increased by 6% effective March 1, 1994, and by approximately 10% on May 1, 1995. Inadequate reimbursement levels have, in the past, adversely affected operating margins at ReadiCare's California centers, and they may adversely affect operating margins in the future. Future operating results depend in part on the effects of inflation and the extent to which reimbursement levels are adjusted to keep pace with increases in ReadiCare's operating costs.

   The following table illustrates the Medical Centers' sources of revenues as a percentage of total revenues for the periods indicated:


                                    YEARS ENDED FEBRUARY 28/29,
                                    --------------------------
     SOURCES OF REVENUE                1994  1995    1996
     ------------------                ----  ----    ----
Workers' Compensation Insurance
Payors................................  60%    56%    56%
Corporate Accounts....................  14%    15%    15%
Self-pay and Group Health Plans ......  26%    29%    29%


   Charges for the treatment of work-related injuries or illnesses are billed to the client company's workers' compensation insurance carrier or to the client company, when self-insured. For the treatment of non-work-related medical care, such as urgent care, or routine individual or family healthcare services, the Medical Centers accept major credit cards, cash, personal checks, assignment of benefits from patients under selected group health insurance plans and HMOs, and, to a limited extent, Medicare and Champus. Services provided to patients pursuant to a contract with an employer are billed directly to the employer.

AGREEMENTS WITH READICARE MEDICAL GROUPS

   Under agreements (the "Management Agreements") between ReadiCare and the ReadiCare Medical Groups, the ReadiCare Medical Groups' physicians provide all medical services at ReadiCare's centers. ReadiCare, in addition to other administrative services, selects sites, manages and maintains all the Medical Centers, provides capital, leases space, constructs all necessary improvements, and obtains (by lease or purchase) all necessary equipment and supplies. In many cases, ReadiCare has acquired an existing center. ReadiCare then makes available the fully-equipped Medical Center to the ReadiCare Medical Group so that Medical Group physicians can provide the necessary medical services. ReadiCare also provides a variety of other administrative services to the ReadiCare Medical Groups, including assisting in the recruitment of physicians, employing all non-physician personnel, training all personnel in the operation of the Medical Centers, marketing, quality control, purchasing, accounting, data processing, and payroll operations. The ReadiCare Medical Groups, which employ or contract with approximately 160 full- and part-time physicians, were organized expressly for entering into the relationships set forth in the Management Agreements, and are not engaged in any other activities. The ReadiCare Medical Groups employ or contract with licensed physicians to provide the necessary medical services at the Medical Centers and review the performance of the Medical Centers' physicians to monitor compliance at all times with quality medical and ethical standards.

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
   Pursuant to the Management Agreements, the ReadiCare Medical Groups retain from net revenues (all billings for medical services, ancillary charges, facility charges, and supplies, less contractual discounts and bad debt allowances): (i) an amount sufficient to compensate those physicians who are employed by or are under contract to the ReadiCare Medical Groups; and (ii) an amount equal to $50.00 per month for each Medical Center at which the ReadiCare Medical Groups provide medical services. Additionally, for all Medical Centers at which ReadiCare Medical Groups provide services, the ReadiCare Medical Groups retain from net revenues as additional compensation 0.30% of the net revenues during any fiscal year of ReadiCare; provided, however, that such additional compensation shall not exceed ReadiCare's (or its applicable subsidiary's) profits before taxes, determined as of the end of the Company's fiscal year.

   The Management Agreements with the ReadiCare Medical Groups provide for annual renegotiation of the compensation terms, taking into account the size the operation has then achieved, the direct and indirect costs of providing such services, the financial results of operations, the amount of inflation which has occurred, and other factors. Either party may terminate the agreements at any time without cause on 60 days' prior written notice.

HEALTHCARE REFORM AND REGULATIONS

   Virtually all aspects of the practice of medicine and the provisions of workers' compensation and healthcare services are regulated by federal or state statutes, state medical boards, local boards of health, codes established by various medical associations, and other state or federal agencies. These entities prescribe, among other things, who may engage in the practice of medicine, the manner in which patients may be solicited and the requirements that must be satisfied prior to the establishment of facilities for the delivery of certain types of healthcare services. In addition, various states, including the States of California and Washington, regulate pricing, billing and other aspects of the delivery of medical services to injured workers eligible for benefits under such states' workers' compensation systems. ReadiCare believes it has structured its operations to comply with these regulations and that these regulations have not had an adverse effect on ReadiCare's business.

   In recent years, both the States of California and Washington have enacted various healthcare and workers' compensation reform measures. These measures are designed to reduce the costs of healthcare and workers' compensation, improve access and broaden coverage to more individuals, minimize abuses, and create more efficient delivery systems. ReadiCare believes its approach, which combines the benefits of its low-cost, quality service-oriented delivery system, complemented by a broad array of managed care programs offered by Readicare, has enabled ReadiCare to respond favorably to such reform measures.

   As described above, on May 6, 1996, ReadiCare received WCHCPO certification in California and ReadiCare may apply for additional certification as an HCO. Additionally, in view of ongoing healthcare reform initiatives in both the States of Washington and California, ReadiCare is engaged in discussions with a number of insurance companies, HMOs, third party payors, and others to develop strategic alliances and relationships to improve its competitive market position.

COMPETITION

   ReadiCare faces intense competition from hospitals, outpatient primary care and rehabilitation center providers, physicians' offices, industrial medical clinics, HMOs, and others, such as IPAs and PPOs. Many competitors are well-established sources of healthcare services. To compete successfully with these entities, ReadiCare must overcome potential customers' attachments to existing sources of healthcare. In ReadiCare's present markets, hospital-owned competitors and HMOs generally have much greater financial and marketing resources than ReadiCare. However, ReadiCare believes that it generally has greater financial and marketing resources than individual service providers such as single-location industrial medical clinics, and many non-hospital affiliated operators of outpatient primary care medical and rehabilitation centers. In addition, increased competitive pressures could lead to intensified price-based competition, which could adversely affect ReadiCare's operating results.

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
EMPLOYEES

   At August 31, 1996, ReadiCare employed 381 full-time equivalent personnel, consisting of management, administrative and support personnel, and non-physician medical and technical staff. There are no collective bargaining agreements with employees, and management believes that relations with its employees are good.


























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
                     PRINCIPAL STOCKHOLDERS OF READICARE


   The beneficial share ownership in ReadiCare as of October 21, 1996 of each director and named executive officer, all directors and executive officers as a group, and of the stockholders who are known by ReadiCare to own 5% or more of the outstanding shares of ReadiCare Common Stock, and the percentages of outstanding shares held by each such person or group, were as follows:


                                                        NO. OF SHARES      PERCENTAGE OF
                                                          OF COMMON             COMMON
                                  POSITION HELD          STOCK OWNED             STOCK
   NAME AND ADDRESS               WITH READICARE       BENEFICIALLY(1)(2)    OUTSTANDING
----------------------  --------------------------------- --------------- ----------------

Dennis G. Danko.......  Director, Chairman, President       961,850       11.7%
                         and Chief Executive Officer


Steve E. Busby........  Senior Vice President, Finance       66,250         *
                          and Secretary

Thomas P. Carey.......  Senior Vice President, Operations   106,650        1.3

Alfred E. Osborne, Jr.  Director                            109,250 (3)    1.3

James M. Hall.........  Director                             67,500         *

Harry L. Casari.......  Director                             25,000         *

Weiss, Peck & Greer, L.L.C................................  694,100        8.4
 One New York Plaza
 New York, NY 10004

WPG-Farber Partners Fund, L.P.............................. 499,600        6.0
 One New York Plaza
 New York, NY 10004

All directors and named executive
officers as a group (6 persons) ......................... 1,336,500       16.2

----------
*    Less than 1%.

(1)  Includes 307,500,  66,250, 54,250, 57,500, 57,500 and 22,500 shares subject to options which are exercisable on or within 60 days after October 21, 1996 by Messrs. Danko, Busby, Carey, Osborne, Hall and Casari, respectively.

(2) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of ReadiCare Common Stock.

(3) Includes 10,750 shares for which Mr. Osborne has voting power, but for which he disclaims beneficial ownership.

                 DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH

COMMON STOCK


   HEALTHSOUTH is authorized by the HEALTHSOUTH Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. As of September 30, 1996, there were 155,051,946 shares of HEALTHSOUTH Common Stock outstanding (including shares reserved for issuance in connection with HEALTHSOUTH's 1995 and 1996 mergers which had not yet been claimed by holders of the stock of the acquired companies). In addition, there were outstanding options under HEALTHSOUTH's stock option plans to purchase an additional 16,370,864 shares of HEALTHSOUTH Common Stock. An additional 2,195,535 shares of HEALTHSOUTH Common Stock were reserved for future option grants under such plans. Additionally, 6,112,956 shares are currently reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001 (the "Debentures"), and 76,639 shares are reserved for issuance upon the exercise of outstanding warrants.

   Holders of HEALTHSOUTH Common Stock are entitled to participate equally in dividends when and as declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or distribution of assets of HEALTHSOUTH, are entitled to share ratably in such assets remaining after payment of liabilities. Stockholders are entitled to one vote per share. Holders of HEALTHSOUTH Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such stock. The outstanding shares of HEALTHSOUTH Common Stock are fully paid and nonassessable.

FAIR PRICE PROVISION

   The HEALTHSOUTH Certificate contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66 2/3 % of all shares of HEALTHSOUTH entitled to vote in the election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in the election of Directors. For purposes of this restriction, a "business combination" includes: (a) the sale, exchange, lease, transfer or other disposition by HEALTHSOUTH of all, or substantially all, of its assets or business; (b) any merger or consolidation of HEALTHSOUTH; and (c) certain sales of HEALTHSOUTH's Common Stock in exchange for cash, assets, securities or any combination thereof. An "other entity" is defined to include, generally, any corporation, person or entity, and any affiliate or associate of such corporation, person or entity.

   The foregoing supermajority vote shall not be required where, in the business combination, (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of HEALTHSOUTH's Common Stock (subject to certain adjustments upward) and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied.

   The provisions of the HEALTHSOUTH Certificate described in the preceding paragraphs, and its Bylaws, may be amended or repealed only by the affirmative vote of 66 2/3 % of the shares entitled to vote thereon.

   The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock. In addition, holders of the Debentures have the right to require HEALTHSOUTH to redeem the Debentures at 100% of the principal amount thereof, plus accrued interest, upon the occurrence of certain events involving a sale or merger of HEALTHSOUTH, unless holders of HEALTHSOUTH's Common Stock shall receive an amount per share at least equal to the conversion price of the Debentures in effect on the date such sale or merger is consummated. Such holders' redemption option may impede certain forms of takeovers if the potential acquiror is unable to finance the redemption of the Debentures.

SECTION 203 OF THE DGCL

   HEALTHSOUTH is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies or others interested in acquiring HEALTHSOUTH to negotiate in advance with the HEALTHSOUTH Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the acquiror becoming an interested stockholder.

PREFERRED STOCK

   The HEALTHSOUTH Certificate authorizes the issuance of up to 1,500,000 shares of Preferred Stock, par value $.10 per share (the "HEALTHSOUTH Preferred Stock"). The Board of Directors has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Issuance of shares of HEALTHSOUTH Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of HEALTHSOUTH. Any such issuance could also adversely affect the voting power of the holders of the HEALTHSOUTH Common Stock. The Board of Directors of HEALTHSOUTH has no current intention of issuing any shares of HEALTHSOUTH Preferred Stock.

TRANSFER AGENT

   The transfer agent and registrar for the HEALTHSOUTH Common Stock is ChaseMellon Shareholder Services, New York, New York.

                      COMPARISON OF RIGHTS OF READICARE
                         AND HEALTHSOUTH STOCKHOLDERS

   Both ReadiCare and HEALTHSOUTH are incorporated in Delaware. Holders of the ReadiCare Shares will continue to have their rights and obligations as stockholders of HEALTHSOUTH after the Merger governed by Delaware law. Set forth below is a summary comparison of the rights of a HEALTHSOUTH stockholder under the HEALTHSOUTH Certificate and HEALTHSOUTH's Bylaws (the "HEALTHSOUTH Bylaws"), on the one hand, and the rights of a ReadiCare stockholder under the ReadiCare Certificate of Incorporation, as amended (the "ReadiCare Certificate"), and ReadiCare's Bylaws, as amended (the "ReadiCare Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the HEALTHSOUTH Certificate, the HEALTHSOUTH Bylaws, the ReadiCare Certificate and the ReadiCare Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK

   ReadiCare. ReadiCare is authorized by the ReadiCare Certificate to issue up to 21,000,000 shares of capital stock, of which 20,000,000 shares are designated Common Stock, par value $.01 per share, and 1,000,000 shares are designated Preferred Stock, par value $.01 per share. As of August 31, 1996, 8,252,949 shares of ReadiCare Common Stock were issued and outstanding. In addition, there were outstanding under ReadiCare Stock Option Plans options to purchase an additional 770,000 shares of ReadiCare Common Stock, and 123,875 shares of ReadiCare Common Stock were reserved for future option grants under such plans. The Board of Directors of ReadiCare has the authority to issue the ReadiCare Preferred Stock in one or more series, and to fix the designation, powers, preferences, rights, qualifications, limitations or restrictions of each such series, without any further vote or action by its stockholders. As of September 30, 1996, there were no shares of ReadiCare Preferred Stock issued and outstanding. The Board of Directors of ReadiCare has no present intention of issuing shares of ReadiCare Preferred Stock.

   HEALTHSOUTH. HEALTHSOUTH is authorized by the HEALTHSOUTH Certificate to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH". The Board of Directors of HEALTHSOUTH has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of May 1, 1996, there were no shares of HEALTHSOUTH Preferred Stock issued and outstanding, and the Board of Directors of HEALTHSOUTH has no present intention of issuing shares of HEALTHSOUTH Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

   ReadiCare. The ReadiCare Bylaws provide that the ReadiCare Board of Directors shall consist of at least four and not more than seven directors and that the size of the ReadiCare Board of Directors may be fixed, within such limits, by the Directors then in office. Directors of ReadiCare are elected by a plurality of votes cast at the Annual Meeting of Stockholders, and stockholders of ReadiCare are entitled to cumulate their votes for directors. Under cumulative voting, each ReadiCare stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and a stockholder may cast all of such votes for a single nominee or may distribute them among any two or more of such nominees as such stockholder may see fit. Vacancies in the ReadiCare Board of Directors, except for a vacancy created by the removal of a director, may be filled by a majority of the directors then in office. A vacancy created by the removal of a director may be filled only by a vote of the majority of the shares of ReadiCare Common Stock entitled to vote represented at a duly-held meeting at which a quorum is present, or by the written consent of the holders of the majority of the outstanding shares.

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that the HEALTHSOUTH Board of Directors shall consist of at least one director and that the size of the HEALTHSOUTH Board of Directors may be fixed by the directors then in office. Directors of HEALTHSOUTH are elected by a plurality of votes cast at the annual meeting of stockholders. The HEALTHSOUTH Certificate and the

HEALTHSOUTH Bylaws do not provide for cumulative voting. Vacancies in HEALTHSOUTH's Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office.

REMOVAL OF DIRECTORS

   ReadiCare. Under the DGCL, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. However, in the case of a corporation having cumulative voting, such as ReadiCare, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at any election of the entire board of directors.

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

OTHER VOTING RIGHTS

   ReadiCare. The ReadiCare Common Stock is not divided into classes, and ReadiCare has no classes or series of capital stock issued or outstanding other than the ReadiCare Common Stock. Each ReadiCare stockholder holding shares of ReadiCare Common Stock entitled to be voted on any matter, except as provided above regarding the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of ReadiCare Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the ReadiCare Certificate or the ReadiCare Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of ReadiCare stockholders.

   HEALTHSOUTH. The HEALTHSOUTH Common Stock is not divided into classes, and HEALTHSOUTH has no classes or series of capital stock issued or outstanding other than the HEALTHSOUTH Common Stock. Each HEALTHSOUTH stockholder holding shares of HEALTHSOUTH Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of HEALTHSOUTH Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the HEALTHSOUTH Certificate or the HEALTHSOUTH Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of HEALTHSOUTH stockholders.

CONVERSION AND DISSOLUTION

   ReadiCare. The ReadiCare Common Stock has no conversion features. The ReadiCare Certificate authorizes 1,000,000 shares of Preferred Stock, par value $.01 per share, and provides that such shares of ReadiCare Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such ReadiCare Preferred Stock into shares of ReadiCare Common Stock) as shall be stated in the ReadiCare Certificate or resolutions providing for the issuance of ReadiCare Preferred Stock. If the Board of Directors were to designate such a series of ReadiCare Preferred Stock, such ReadiCare Preferred Stock could be entitled to preferential payments in the event of a liquidation, dissolution or winding up of ReadiCare.

   HEALTHSOUTH. The HEALTHSOUTH Common Stock has no conversion features. The HEALTHSOUTH Certificate authorizes 1,500,000 shares of Preferred Stock, par value $.10 per share, and provides that such shares of HEALTHSOUTH Preferred
Stock  may have  such  voting  powers,  preferences  and  other  special  rights
(including, without limitation, the right to convert the shares of such HEALTHSOUTH Preferred Stock into shares of HEALTHSOUTH Common Stock) as shall be stated in the HEALTHSOUTH Certificate or resolutions providing for the issuance of HEALTHSOUTH Preferred Stock. If the Board of Directors were to designate such a series of HEALTHSOUTH Preferred Stock, such HEALTHSOUTH Preferred Stock could be entitled to preferential payments in the event of dissolution of HEALTHSOUTH.

BUSINESS COMBINATIONS

   ReadiCare. Neither the ReadiCare Certificate nor the ReadiCare Bylaws contain any provisions similar to the provisions of the HEALTHSOUTH Certificate described below or otherwise restricting business combinations.

   HEALTHSOUTH. The HEALTHSOUTH Certificate provides that the vote of the holders of 66-2/3% of all shares of HEALTHSOUTH entitled to vote in the election of directors is required for the approval and adoption of a business combination (as defined in the HEALTHSOUTH Certificate) with any entity (as defined in the HEALTHSOUTH Certificate) if, on the record date for the determination of stockholders entitled to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of
HEALTHSOUTH entitled to vote in the election of directors. The voting requirements of the "fair price" provision are not applicable to a business combination involving a holder of 20% or more of HEALTHSOUTH's voting stock in the business combination, if: (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of the HEALTHSOUTH Common Stock (subject to certain upward adjustments); and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH -- Fair Price Provision".

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION

   Under Delaware law, unless its certificate of incorporation or by-laws otherwise provide, amendments of a corporation's certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the approval of a majority of the outstanding stock of such class or series.

   ReadiCare. The ReadiCare Certificate contains no provisions requiring approval of amendments to the ReadiCare Certificate other than as generally required under Delaware law, as described above. The ReadiCare Certificate also provides that the ReadiCare Board of Directors may make, alter or repeal the ReadiCare Bylaws.

   HEALTHSOUTH. The HEALTHSOUTH Certificate requires approval by holders of at least 66 2/3% of the outstanding shares entitled to vote thereon to repeal or amend Article SIXTH of the HEALTHSOUTH Certificate (regarding the calling of special meetings by the stockholders), Article SEVENTH of the HEALTHSOUTH Certificate (regarding the "fair price" provision) and Article EIGHTH of the HEALTHSOUTH Certificate (regarding the amendment of the HEALTHSOUTH Certificate). The HEALTHSOUTH Certificate also provides that a majority of the HEALTHSOUTH Board of Directors may make, alter or repeal the HEALTHSOUTH Bylaws.

SPECIAL MEETING OF STOCKHOLDERS

   ReadiCare. The ReadiCare Bylaws provide that special meetings of stockholders may be called at any time, upon not less than 10 days' written notice, by the Chairman of the Board, the President, the Board of Directors or any one or more stockholder(s) holding not less than 10% of the shares entitled to vote at such meeting.

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a special meeting of the HEALTHSOUTH stockholders may be called by a majority of the Board of Directors or by the holders of at least 20% of the outstanding shares of capital stock of HEALTHSOUTH entitled to vote in the election of directors.

LIABILITY OF DIRECTORS

   The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the HEALTHSOUTH Certificate and the ReadiCare Certificate includes such a provision, as set forth below, to the maximum effect permitted by law.

   Each of the HEALTHSOUTH Certificate and the ReadiCare Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

   While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

   The HEALTHSOUTH Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of HEALTHSOUTH, or is or was serving at the request of HEALTHSOUTH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by HEALTHSOUTH to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits HEALTHSOUTH to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The ReadiCare Bylaws also provide for indemnification to the full extent permitted by the DGCL for officers and directors.

   The Plan provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of ReadiCare as provided in the ReadiCare Certificate or the ReadiCare Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HEALTHSOUTH pursuant to the foregoing provisions, HEALTHSOUTH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          OPERATIONS AND MANAGEMENT
                       OF HEALTHSOUTH AFTER THE MERGER

OPERATIONS

   After the consummation of the Merger, ReadiCare will be a wholly-owned subsidiary of HEALTHSOUTH, and all of ReadiCare's subsidiaries will be indirect wholly-owned subsidiaries of HEALTHSOUTH. HEALTHSOUTH will continue to engage in the business of providing rehabilitative healthcare services as prior to the
Merger, working with the management of ReadiCare to operate and continue to expand ReadiCare's business. No material disposition or restructuring of either of HEALTHSOUTH or ReadiCare or any material part thereof is contemplated as a result of the Merger. See the information set forth herein and in the documents incorporated herein by reference as set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE", "BUSINESS OF HEALTHSOUTH" and "BUSINESS OF READICARE".

MANAGEMENT

   After the consummation of the Merger, HEALTHSOUTH will be managed by the same Board of Directors and executive officers as existed prior to the Merger.

                                   EXPERTS


   The   consolidated   financial   statements   and  schedule  of   HEALTHSOUTH
Corporation, the consolidated financial statements of Surgical Health Corporation, the consolidated financial statements of Rehab Systems Company, the consolidated financial statements of ReLife, Inc., the consolidated financial statements of Sutter Surgery Centers, Inc., the consolidated financial statements of Advantage Health Corporation, and the consolidated financial statements of Harmarville Rehabilitation Center, Inc., incorporated by reference in this Prospectus-Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also incorporated by reference. Such consolidated financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of ReadiCare, Inc. incorporated in this Prospectus-Proxy Statement by reference to the Annual Report on Form 10-K for the fiscal year ended February 29, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                LEGAL MATTERS

   The validity of the shares of HEALTHSOUTH Common Stock to be issued to the stockholders of ReadiCare pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C.

                            ADDITIONAL INFORMATION

OTHER BUSINESS

   The Board of Directors of ReadiCare does not know of any matter to be brought before its Special Meeting other than as described in the Notice of Special Meeting accompanying this Prospectus-Proxy Statement mailed to the stockholders of ReadiCare. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matter.

STOCKHOLDER PROPOSALS

   If the Plan is not approved by the ReadiCare stockholders at the Special Meeting or any adjournments or postponements thereof, ReadiCare intends to hold its next Annual Meeting of Stockholders July 24, 1997. Stockholders' proposals intended to be presented at the 1997 Annual Meeting must be received by ReadiCare no later than February 14, 1997, for inclusion in ReadiCare's proxy statement and form of proxy relating to that meeting.

                                                                         ANNEX A

                         PLAN AND AGREEMENT OF MERGER

   PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 11th day of September, 1996, by and among HEALTHSOUTH Corporation, a
Delaware corporation ("HEALTHSOUTH"), WARWICK ACQUISITION CORPORATION, a Delaware corporation (the "Subsidiary"), and READICARE, INC., a Delaware corporation ("ReadiCare") (the Subsidiary and ReadiCare being sometimes collectively referred to herein as the "Constituent Corporations").


                             W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and ReadiCare have approved the merger of the Subsidiary with and into ReadiCare (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby all shares of Common Stock, par value $.01 per share, of ReadiCare (the "ReadiCare Common Stock"), not owned directly or indirectly by ReadiCare, will be converted into the right to receive the Merger Consideration (as hereinafter defined);

   WHEREAS, each of HEALTHSOUTH, the Subsidiary and ReadiCare desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

   WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

   NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

SECTION 1. THE MERGER.

   1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Subsidiary shall be merged with and into ReadiCare at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and ReadiCare shall continue as the surviving corporation (the "Surviving Corporation") under the name "ReadiCare, Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and ReadiCare in accordance with the DGCL.

   1.2 The Closing. The closing of the Merger (the "Closing") will take place at such time and such date as is specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections
9.2 and 9.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1 (other than Section 9.1(a), which shall be satisfied at the Closing Date), at such location as the parties may agree, unless another date is agreed to in writing by the parties hereto.

   1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Subsidiary and ReadiCare shall agree should be specified in the Certificate of Merger (the "Effective Time").

   1.4 Effect of the  Merger.  The Merger  shall have the  effects  set forth in
Section 259 of the DGCL.

SECTION 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
           CORPORATIONS; EXCHANGE OF CERTIFICATES.

   2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of ReadiCare Common Stock or any shares of capital stock of the Subsidiary:

   (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock. Each share of ReadiCare Common Stock that is owned by ReadiCare or by any subsidiary of ReadiCare shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

   (c) Conversion of ReadiCare Shares. Subject to Section 2.2(d), each issued and outstanding share of ReadiCare Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) (collectively, the "Exchanging ReadiCare Shares") shall be converted into the right to receive .2425 (the
"Exchange Ratio") shares of HEALTHSOUTH Common Stock, as may be adjusted as provided below (the "Merger Consideration"); provided, however, that (i) if the Base Period Trading Price (as defined below) shall be greater than $38.30, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.29 by the Base Period Trading Price, computed to four decimal places, (ii) if the Base Period Trading Price shall be less than $30.60, then the Exchange Ratio shall be equal to the quotient obtained by dividing $7.42 by the Base Period Trading
Price, computed to four decimal places, and (iii) if the Base Period Trading Price shall be less than $27.20, then the Exchange Ratio shall be .2728. In the event that any of the situations described in clauses (i) - (iii) of the preceding sentence occurs, then the Merger Consideration shall be adjusted accordingly. For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average daily closing prices per share for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the second New York Stock Exchange trading day immediately preceding the date of the Special Meeting (as defined in Section 7.3) (such period being herein called the "Base Period"). Promptly after the close of trading on such day, the parties shall issue a joint press release publicly announcing the Exchange Ratio. As of the Effective Time, all such Exchanging ReadiCare Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging ReadiCare Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.2, without interest.

   (d) Stock Options and Warrants. At the Effective Time, all rights with respect to ReadiCare Common Stock pursuant to any ReadiCare stock options or ReadiCare warrants which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HEALTHSOUTH Common Stock, and HEALTHSOUTH shall assume each ReadiCare stock option or ReadiCare warrant, in accordance with the terms of any stock option plan under which it was issued and any stock option agreement or warrant agreement, as the case may be, by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option". Each ReadiCare stock option or warrant so assumed shall be exercisable for that number of shares of HEALTHSOUTH Common Stock equal to the number of ReadiCare shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the ReadiCare exercise price divided by the Exchange Ratio.

   (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time HEALTHSOUTH shall have declared a stock split (including a reverse split) of HEALTHSOUTH

Common Stock or a dividend payable in HEALTHSOUTH Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of HEALTHSOUTH Common Stock with respect to their HEALTHSOUTH Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization, reclassification, merger, consolidation, reorganization or similar transaction) then (i) the amounts $38.30, $30.60 and $27.20 referred to in Section 2.1(c), and the Exchange Ratio, shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and
(ii) if such stock split, dividend or distribution has a record date during or after the Base Period and prior to the Effective Time, then the number of shares of HEALTHSOUTH Common Stock to be issued upon conversion of a share of ReadiCare Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

   2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, HEALTH- SOUTH shall enter into an agreement with such bank or trust company as may be designated by HEALTHSOUTH (the "Exchange Agent") which provides that HEALTHSOUTH shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging ReadiCare Shares, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing the shares of HEALTHSOUTH Common Stock (such shares of HEALTHSOUTH Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of ReadiCare Common Stock.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ReadiCare Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HEALTHSOUTH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HEALTHSOUTH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HEALTHSOUTH, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of ReadiCare Common Stock which is not registered in the transfer records of ReadiCare, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock. To the extent permitted by law, former stockholders of record of ReadiCare shall be entitled to vote after the Effective Time at any meeting of HEALTHSOUTH stockholders the number of whole shares of HEALTHSOUTH Common Stock into which their respective shares of ReadiCare Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing HEALTHSOUTH Common Stock in accordance with this Section 2.2.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTH- SOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HEALTH- SOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

   (d) No Further Ownership Rights in Exchanging ReadiCare Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e) ) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging ReadiCare Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

   (e) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTH- SOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging ReadiCare Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the Base Period Trading Price.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to HEALTHSOUTH, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to HEALTHSOUTH for payment of HEALTH- SOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock and any dividends or distributions with respect to HEALTHSOUTH Common Stock.

   (g) No Liability. None of HEALTHSOUTH, the Subsidiary, ReadiCare or the Exchange Agent shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by HEALTHSOUTH, on a daily basis. Any interest and other income resulting from such investments shall be paid to HEALTHSOUTH.

   2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of ReadiCare shall be amended and restated, effective at the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Certificate of Incorporation of ReadiCare, as so amended and restated, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

   2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of ReadiCare and the said Bylaws.

   2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

   2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and ReadiCare shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in the Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

   2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF READICARE.

   ReadiCare hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

   3.1 Organization, Existence and Good Standing. ReadiCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ReadiCare has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. ReadiCare is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has ReadiCare within such time owned, directly or indirectly, any shares of HEALTHSOUTH Common Stock or Subsidiary Common Stock.

   3.2 ReadiCare Capital Stock. ReadiCare's authorized capital consists of 15,000,000 shares of ReadiCare Common Stock, par value $.01 per share, of which 8,252,949 shares were issued and outstanding as of May 31, 1996, and none of which shares are issued and held as treasury shares, and 1,000,000 shares of Preferred Stock, none of which shares are issued and outstanding or held as treasury stock. All of the issued and outstanding shares of ReadiCare Common Stock are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 to the Disclosure Schedule delivered by ReadiCare to HEALTHSOUTH simultaneously with the execution and delivery hereof (the "Disclosure Schedule") or otherwise disclosed in the ReadiCare Annual Report on Form 10-K for the fiscal year ended February 29, 1996 (the "ReadiCare 10-K"), there are no options, warrants, or similar rights granted by ReadiCare or any other agreements to which ReadiCare is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time, other than those reflected in the ReadiCare 10-K. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of ReadiCare Common Stock. ReadiCare has not made any distributions to any holders of ReadiCare Common Stock or participated in or effected any issuance, exchange or retirement of shares of ReadiCare Common Stock, or otherwise changed the equity interests of holders of ReadiCare Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of ReadiCare Common Stock that ReadiCare has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

   3.3 Subsidiaries. Attached to the Disclosure Schedule as Exhibit 3.3 is a list of all subsidiaries of ReadiCare (individually, a "ReadiCare Subsidiary", and collectively, the "ReadiCare Subsidiaries") and their states of incorporation. Except as set forth on Exhibit 3.3, ReadiCare does not own stock or other equity interest in and does not control, directly or indirectly, any other corporation, partnership, joint venture, limited liability company, association or business organization.

   3.4 Organization, Existence and Good Standing of ReadiCare Subsidiaries. Each ReadiCare Subsidiary is a corporation or a professional corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each ReadiCare Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

   3.5 Foreign Qualifications. Each of ReadiCare and each ReadiCare Subsidiary is qualified to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on ReadiCare.

   3.6 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, ReadiCare has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. Except as set forth on Exhibit 3.6 to the Disclosure Schedule, the execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation of ReadiCare or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which ReadiCare or any ReadiCare Subsidiary is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on ReadiCare. The execution and delivery of this Agreement has been approved by the Board of Directors of ReadiCare. This Agreement has been duly executed and delivered by ReadiCare and, assuming the receipt of required stockholder and regulatory approvals and further assuming that this Agreement constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, as the case may be, constitutes a valid and binding obligation of ReadiCare, enforceable against ReadiCare in accordance with its terms.

   3.7 ReadiCare Public Information. ReadiCare has heretofore furnished HEALTHSOUTH with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "ReadiCare Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC from such date through the date of this Plan of Merger. As of their respective dates, the ReadiCare Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the ReadiCare Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the ReadiCare Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of ReadiCare required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of ReadiCare at said dates and the consolidated results of operations and cash flows of ReadiCare for the periods then ended. The consolidated balance sheet of ReadiCare at May 31, 1996 included in the ReadiCare Documents is herein sometimes referred to as the "ReadiCare Balance Sheet".

   3.8 Revenue Analysis. Exhibit 3.8 to the Disclosure Schedule sets forth an analysis of net patient revenues by facility for each facility operated by ReadiCare or any ReadiCare Subsidiary describing net patient revenues for the month ended May 31, 1996 and the three-month period ended May 31, 1996. Such revenue analysis is true and correct in all material respects.

   3.9 Legal Proceedings.  Except as disclosed in the ReadiCare  Documents or on
Exhibit 3.9 to the Disclosure Schedule, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to ReadiCare, threatened against or relating to ReadiCare, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to ReadiCare, no basis for any such action exists.

   3.10 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which ReadiCare or any of the ReadiCare Subsidiaries is a party are legally valid and binding in accordance with their terms and in full force and effect. To the knowledge of ReadiCare, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on ReadiCare. (b) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, no contract or agreement to which ReadiCare or any ReadiCare Subsidiary is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on ReadiCare.

   (c) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, neither ReadiCare nor any ReadiCare Subsidiary has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

   3.11 Subsequent Events. Except as set forth on Exhibit 3.11 to the Disclosure Schedule or disclosed in the ReadiCare Documents, ReadiCare has not, since the date of the last-filed ReadiCare Document:

      (a) Incurred any material adverse change, including, but not limited to, any material adverse change in patient visits from those reflected on Exhibit 3.8.

      (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the ReadiCare Balance Sheet or (ii) liabilities incurred since the date of the last-filed ReadiCare Document in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on ReadiCare.

      (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on ReadiCare, except as may have been required due to income or operations of ReadiCare since the date of the last-filed ReadiCare Document.

      (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of ReadiCare.

      (e) Sold or transferred any of the assets material to the consolidated business of ReadiCare, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

      (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by ReadiCare to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

      (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

      (h) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of ReadiCare or warrants granted to third parties, all of which are disclosed on Exhibit 3.2 to the Disclosure Schedule or in the ReadiCare Documents.

   3.12 Accounts Receivable. (a) Since the date of the ReadiCare 10-K, ReadiCare has not changed any material principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. ReadiCare (including the ReadiCare Subsidiaries) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on ReadiCare.

   (b) Without limiting the generality of the foregoing, ReadiCare and each ReadiCare Subsidiary is in compliance with all Medicare and Medicaid provider agreements to which it is a party, except to the extent that such noncompliance would not have a material adverse effect on ReadiCare.

   3.13 Tax Returns. ReadiCare has filed all tax returns required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on ReadiCare. ReadiCare has made all payments shown as due on such returns. ReadiCare has not been notified that any tax returns of ReadiCare are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by ReadiCare for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

   3.14 Commissions and Fees. Except for fees payable to Crowell, Weedon & Co. ("Crowell Weedon"), there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by ReadiCare or its stockholders, officers or Directors, or any of them.

   3.15 Employee Benefit Plans; Employment Matters. (a) Except as described in the ReadiCare Documents or set forth on Exhibit 3.15(a) to the Disclosure Schedule, ReadiCare has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by ReadiCare has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. ReadiCare has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

   (b) Except as described in the ReadiCare Documents or set forth on Exhibit 3.15(b) to the Disclosure Schedule, ReadiCare is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $50,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

   3.16 Compliance with Laws in General. Except as set forth on Exhibit 3.16 to the Disclosure Schedule or disclosed in the ReadiCare Documents, ReadiCare has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, the California Workers' Compensation Health Care Provider Organization Act of 1993, any other statutes or regulations relating to the provision of workers' compensation healthcare services and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by ReadiCare which, if it were determined that a violation had occurred, would have a material effect on ReadiCare.

   3.17 Licenses, Accreditation and Regulatory Approvals. ReadiCare and the ReadiCare Subsidiaries hold all licenses, permits, certificates of need and other regulatory approvals which are needed or required by law with respect to their businesses, operations and facilities as they are currently or presently conducted, including, but not limited to, certification as a Workers' Compensation Health Care Provider Organization in the State of California (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a material adverse effect on ReadiCare. All such Licenses are in full force and effect, and ReadiCare is in compliance in all material respects with all conditions and requirements of the Licenses and with all rules and regulations relating thereto. ReadiCare and the ReadiCare Subsidiaries are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through the applicable intermediaries and (iii) in compliance with the conditions of participation in the Medicare program except for such noncompliance as does not have a material adverse effect on ReadiCare. ReadiCare and the ReadiCare Subsidiaries have timely filed all requisite claims and other reports required to be filed in connection with the Medicare, Medicaid and other governmental health programs due on or before the date hereof, all of which were, when filed, complete and correct in all material respects. There are no current claims, actions or appeals pending, and neither ReadiCare nor the ReadiCare Subsidiaries have filed any claims or reports which should result in such claims, actions or appeals, before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration with respect to any Medicare claims, or any disallowances in connection with any audit of claims, which could have a material adverse effect on ReadiCare. The amounts established as provisions for adjustments by Medicare, Medicaid and other third-party payors on the financial statements set forth in the last-filed ReadiCare Document are sufficient to pay any amounts for which ReadiCare may be liable. To the knowledge of ReadiCare, neither ReadiCare nor the ReadiCare Subsidiaries nor their respective employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act or any similar provisions of any other federal or state law. Except as disclosed in the ReadiCare Documents, any and all past litigation concerning such Licenses, regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted, and, except as disclosed in the ReadiCare Documents, no action (equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of ReadiCare, threatened, which in any way challenges the validly of, or seeks to revoke, condition or restrict any such License. Subject to compliance with applicable securities laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of ReadiCare or any of the ReadiCare Subsidiaries, the consummation of the Merger will not violate any law or regulation to which ReadiCare is subject which, if violated, would have a material adverse effect on ReadiCare.

   3.18 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. ReadiCare is not a party to any agreement the effect of which would be to require HEALTHSOUTH directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

   3.19 Disposition of Assets of Surviving Corporation. ReadiCare is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

   3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the ReadiCare Common Stock entitled to vote thereon is the only vote of the holders of any class or series of ReadiCare capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

   3.21 Opinion of Financial Advisor. ReadiCare has received the oral opinion of Crowell Weedon to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of ReadiCare Shares from a financial point of view, a written copy of which opinion will be delivered by ReadiCare to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the SEC.

   3.22 No Untrue Representations. No representation or warranty by ReadiCare in this Plan of Merger, and no Exhibit or certificate issued by ReadiCare and furnished or to be furnished to HEALTH- SOUTH pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY AND HEALTHSOUTH.

   The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to ReadiCare as follows:

   4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any shares of ReadiCare Common Stock.

   4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

   4.3 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

   4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

   4.5 No Contracts or Liabilities. Other than the obligations created under the Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF HEALTHSOUTH.

   HEALTHSOUTH hereby represents and warrants to ReadiCare as follows:

   5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary. HEALTHSOUTH is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has HEALTHSOUTH within such time owned, directly or indirectly, any shares of ReadiCare Common Stock.

   5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Agreement has been approved by the Board of Directors of HEALTHSOUTH. This Agreement has been duly executed and delivered by HEALTHSOUTH and the Subsidiary and, assuming the receipt of required regulatory approvals and further assuming that this Agreement constitutes a valid and binding obligation of ReadiCare, constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms.

   5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of ReadiCare Shares in accordance with the provisions of the Plan of Merger. The HEALTHSOUTH Common Stock to be issued pursuant to the Plan of Merger will, when so delivered, be
(i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

   5.4 Capitalization. HEALTHSOUTH's authorized capital stock consists of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 250,000,000 shares of Common Stock, par value $.01 per share, of which 155,051,946 shares are issued and outstanding, and 93,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended (the "HEALTHSOUTH 10-K"), there are no options, warrants, convertible debentures or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities, other than stock options granted in the ordinary course since such date. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTH- SOUTH Common Stock. HEALTHSOUTH has not made any distributions to any holder of HEALTHSOUTH Common Stock or participated in or effected any issuance, exchange or retirement of HEALTHSOUTH Common Stock, or otherwise changed the equity interests of holders of HEALTHSOUTH Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of HEALTHSOUTH Common Stock that HEALTHSOUTH has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

   5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

   5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished ReadiCare with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "HEALTHSOUTH Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the HEALTHSOUTH Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the HEALTHSOUTH Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of HEALTHSOUTH required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

   5.7 Investment Intent. HEALTHSOUTH is acquiring the shares of ReadiCare Common Stock hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of ReadiCare Common Stock to any other person, firm or corporation.

   5.8 Legal Proceedings. Except as disclosed in the HEALTHSOUTH 10-K, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

   5.9 No Violations. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

   5.10 Subsequent Events. Except as disclosed in the HEALTHSOUTH last-filed HEALTHSOUTH Document, HEALTHSOUTH has not, since the date of the last-filed HEALTHSOUTH Document:

      (a) Incurred any material adverse change.

      (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the March 31, 1996 Balance Sheet contained in the HEALTHSOUTH Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "HEALTHSOUTH 10-Q") or (ii) liabilities incurred since the date of the HEALTHSOUTH 10-Q in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on HEALTHSOUTH.

      (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on HEALTHSOUTH, except as may have been required due to income or operations of HEALTHSOUTH since June 30, 1996.

      (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of HEALTHSOUTH.

      (e) Sold or transferred any of the assets material to the consolidated business of HEALTHSOUTH, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

      (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by HEALTHSOUTH to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

      (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

      (h) Issued any stock, bonds or other securities, other than stock options granted to employees or consultants of HEALTHSOUTH or warrants granted to third parties, all of which are described in the HEALTHSOUTH Documents.

   5.11 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. HEALTHSOUTH has not agreed directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

   5.12 Disposition of Assets of Surviving Corporation. HEALTHSOUTH does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

   5.13 No Untrue Representation. No representation or warranty by HEALTHSOUTH in this Plan of Merger, and no Exhibit or certificate issued by HEALTHSOUTH and furnished or to be furnished to ReadiCare pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

SECTION 6. ACCESS TO INFORMATION AND DOCUMENTS.

   6.1 Access to Information. Between the date hereof and the Closing Date, each of ReadiCare and HEALTHSOUTH will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, ReadiCare shall make available to HEALTHSOUTH all such banking, investment and financial information as shall be necessary to allow for the efficient integration of ReadiCare's banking, investment and financial arrangements with those of HEALTHSOUTH at the Effective Time.

   6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be  "Confidential  Information"  under the terms of the
Confidentiality Agreement dated August 8, 1996, between ReadiCare and HEALTHSOUTH (the "Confidentiality Agreement").

   6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

   (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

SECTION 7. COVENANTS.

   7.1 Preservation of Business. ReadiCare will use its best efforts to preserve the business organization of ReadiCare intact, to keep available to HEALTHSOUTH and the Surviving Corporation the services of the present employees of ReadiCare, and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with ReadiCare.

   7.2 Material Transactions. Prior to the Effective Time, ReadiCare will not (other than as required pursuant to the terms of the Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 7.2 to the Disclosure Schedule), without first obtaining the written consent of HEALTHSOUTH:

      (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of ReadiCare, other than in the ordinary course of business or as otherwise disclosed herein.

      (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to ReadiCare except as provided herein.

      (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $50,000.

      (d) Issue or sell, or agree to issue or sell,  any shares of capital stock
   or  other  securities  of  ReadiCare,   except  upon  exercise  of  currently
   outstanding stock options or warrants.

      (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with ReadiCare's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any Plan.

      (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

      (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

      (h) Amend its Certificate of Incorporation or Bylaws.

      (i) Take any action of a character described in Section 3.11(a) to 3.11(h), inclusive.

   7.3 Meeting of ReadiCare Stockholders. (a) ReadiCare will take all steps necessary in accordance with their respective Certificates of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of ReadiCare (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to ReadiCare's stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use reasonable, good faith efforts to obtain the approval by ReadiCare's stockholders of this Plan of Merger and the transactions contemplated hereby.

   (b) Nothing contained herein shall affect the right of ReadiCare to take action by written consent in lieu of meeting to the extent permitted by applicable law and its Certificate of Incorporation and Bylaws.

   7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the Securities and Exchange Commission and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933, including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of ReadiCare containing the information required by the Securities Exchange Act of 1934 (the "Proxy Statement"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Securities Exchange Act of 1934. HEALTHSOUTH shall provide ReadiCare with copies of all filings made pursuant to this Section 7.4 and shall consult with ReadiCare on responses to any comments made by the Staff of the SEC with respect thereto.

   (b) The  information  specifically  designated as being supplied by ReadiCare for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of ReadiCare Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by ReadiCare for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ReadiCare Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to ReadiCare, or its officers or directors, should be discovered by ReadiCare which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, ReadiCare shall promptly inform HEALTHSOUTH. All documents, if any, that ReadiCare is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of ReadiCare Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Proxy Statement to be sent to the holders of ReadiCare Common Stock in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ReadiCare Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to HEALTHSOUTH or its officers or directors, should be discovered by HEALTHSOUTH which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HEALTHSOUTH shall promptly inform ReadiCare and shall promptly file such amendment to the Registration Statement. All documents that HEALTHSOUTH is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (d) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

   (e) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

   (f) ReadiCare shall furnish all information to HEALTHSOUTH with respect to ReadiCare and the ReadiCare Subsidiaries and ReadiCare Other Entities as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

   7.5 Exemption from State Takeover Laws. ReadiCare shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of ReadiCare's Board of Directors or otherwise.

   7.6 HSR Act Compliance. HEALTHSOUTH and ReadiCare shall promptly make their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. HEALTHSOUTH and ReadiCare will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

   7.7 Public Disclosures. HEALTHSOUTH and ReadiCare will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange. The parties shall issue a joint press release, mutually acceptable to HEALTHSOUTH and ReadiCare, promptly upon execution and delivery of this Plan of Merger.

   7.8 Resignation of ReadiCare Directors. On or prior to the Closing Date, ReadiCare shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of ReadiCare, such resignations to be effective on the Closing Date.

   7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

   7.10 No Solicitations. ReadiCare may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire ReadiCare upon a merger, purchase of assets, purchase of or tender offer for shares of ReadiCare Common Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of ReadiCare determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, ReadiCare shall not, and will direct each officer, director, employee, representative and agent of ReadiCare not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate or associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for shares of ReadiCare Common Stock or similar transactions involving ReadiCare. ReadiCare shall promptly notify HEALTHSOUTH if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party.

   7.11 Other Actions. Subject to the provisions of Section 7.10 hereof, none of ReadiCare, HEALTHSOUTH and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of ReadiCare or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of ReadiCare or HEALTHSOUTH to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

   7.12 Accounting Methods. Neither HEALTHSOUTH nor ReadiCare shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred in such parties' independent accountants.

   7.13 Pooling and Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor ReadiCare shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   7.14 Affiliate and Pooling Agreements. ReadiCare will use its reasonable, good faith efforts to cause each of its Directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of ReadiCare Common Stock and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

   7.15 Cooperation. (a) HEALTHSOUTH and ReadiCare shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

   (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and ReadiCare shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of ReadiCare's stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby Each of HEALTHSOUTH and ReadiCare will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

   7.16 ReadiCare Stock Options and Warrants. (a) As soon as reasonably practicable after the Effective Time of the Merger (but in any event within two weeks thereafter), HEALTHSOUTH shall deliver to the holders of ReadiCare stock options and warrants appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such ReadiCare stock options were issued and any stock option agreements or warrant agreements evidencing such options or warrants, which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Sections 2.1(d) or this Section 7.16 after giving effect to the Merger and the assumption of such options and warrants by HEALTHSOUTH as set forth herein) as in effect immediately prior to the Effective Time. HEALTHSOUTH shall comply with the terms of the stock option plans, the stock option agreements and the warrant agreements as so adjusted, and shall use its reasonable, good faith efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that the ReadiCare stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

   (b) HEALTHSOUTH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HEALTHSOUTH Common Stock for delivery upon exercise of the ReadiCare stock options and warrants assumed by HEALTHSOUTH in accordance with Section 2.1(d). As soon as practicable after the Effective Time (but in any event within two weeks thereafter), HEALTH- SOUTH shall file with the SEC a registration statement on Form S-8 with respect to shares of HEALTH- SOUTH Common Stock subject to such ReadiCare stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ReadiCare stock options remain outstanding. HEALTHSOUTH shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

   (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the ReadiCare stock options awarded under any plan, program, or arrangement of ReadiCare or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by HEALTHSOUTH as set forth above.

   7.17 Publication of Combined Results. HEALTHSOUTH agrees that within 20 days after the end of the first calendar month following at least 30 days after the Effective Time, HEALTHSOUTH shall cause publication of the combined results of operations of HEALTHSOUTH and ReadiCare. For purposes of this Section 7.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

   7.18 ReadiCare Employees. HEALTHSOUTH shall retain all employees of ReadiCare who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as HEALTHSOUTH provides its existing employees.

   7.19 Certain Information. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act of 1933) of ReadiCare holds shares of HEALTHSOUTH Common Stock issued in the Merger (but not for a period in excess of two years from the date of consummation of the Merger), HEALTHSOUTH shall file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH required pursuant to Rule 144(c) under the Securities Act of 1933 to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act of 1933.

   7.20  Consulting  and  Non-Competition   Agreement.   On  the  Closing  Date,
HEALTHSOUTH and Dennis G. Danko will enter into a Consulting and Non-Competition Agreement in form and substance satisfactory to the parties.

SECTION 8. TERMINATION, AMENDMENT AND WAIVER.

   8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of ReadiCare Common Stock:

      (a) by mutual written consent of HEALTHSOUTH and ReadiCare;

      (b) by either HEALTHSOUTH or ReadiCare:

         (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of ReadiCare Common Stock shall not have been obtained;

         (ii) if the Merger shall not have been consummated on or before January 31, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

         (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in
      Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

         (v) if either HEALTHSOUTH or ReadiCare gives notice of termination as a non-notifying party pursuant to Section 7.9;

      (c) By either HEALTHSOUTH or ReadiCare in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
   Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of ReadiCare) is not capable of being satisfied prior to the end of the period referred to in
   Section 8.1(b)(ii);

      (d) By ReadiCare, if ReadiCare's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of ReadiCare Common Stock or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.10) other than this Plan of Merger or (iii) resolved to do any of the foregoing; or

      (e) By either  HEALTHSOUTH  or  ReadiCare,  if the  condition set forth in
   Section 9.1(g)(i) is not satisfied by September 30, 1996.

   8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

   8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of ReadiCare Shares; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

   8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.9.

   8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or ReadiCare, action by its Board of Directors or the duly authorized designee of the Board of Directors.

   8.6 Expenses; Break-up Fees. (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statement and the Registration Statement shall be shared equally by ReadiCare and HEALTHSOUTH.

   (b) (i) If this Plan of Merger is terminated by ReadiCare pursuant to Section 8.1(d), and within one year after the effective date of such termination ReadiCare is the subject of a Third Party Acquisition Event with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of consummation of such a Third Party Acquisition Event, ReadiCare shall pay to HEALTHSOUTH a break-up fee of $8,000,000 in immediately available funds, which fee represents the parties' best estimates of the out-of-pocket costs incurred by HEALTHSOUTH and the value of management time, overhead, opportunity costs and other unallocated costs of HEALTH- SOUTH incurred by or on behalf of HEALTHSOUTH in connection with this Plan of Merger. ReadiCare shall not enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the consummation of such Third Party Acquisition Event, require such break-up fee to be paid to HEALTHSOUTH upon such consummation.

      (ii) As used herein, the term "Third Party Acquisition Event" shall mean either of the following:

         (A) ReadiCare shall enter into any agreement for, or otherwise be the subject of, any Acquisition Transaction (as defined in Section 7.10) which is consummated (regardless of whether such consummation occurs with the one-year period described in Section 8.6(b)(i); or

         (B) any Person (other than a party hereto or its affiliates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding ReadiCare Common Stock.

         (c) In the event that this Plan of Merger shall be terminated by HEALTHSOUTH for any reason other than as permitted under Section 8.1 (or if this Plan of Merger shall be terminated by HEALTHSOUTH pursuant to
      Section 8.1(c) and such termination is by reason of the failure of any condition to the obligation of HEALTHSOUTH to effect the Merger which failure results from a breach by HEALTHSOUTH of any representation, warranty or covenant contained herein), HEALTHSOUTH shall pay ReadiCare a break-up fee in connection with this Plan of Merger in the amount of $1,000,000 in immediately available funds within 15 days of termination of the Plan of Merger.

         (d) Each party acknowledges that the provisions for the payment of break-up fees and allocation of expenses contained in this Section 8.6 are an integral part of the transactions contemplated by this Plan of Merger and that, without these provisions, the other party would not have entered into this Plan of Merger. Accordingly, if a break-up fee shall become due and payable by a party, and such party shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced which results in a judgment against such party therefor, such party shall pay the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the date incurred) at the prime rate of interest announced from time to time by NationsBank, N.A. (Carolinas). The obligations of the parties under this
      Section 8.6 shall survive any termination of this Plan of Merger.

SECTION 9. CONDITIONS TO CLOSING.

   9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by HEALTHSOUTH and ReadiCare):

      (a) None of HEALTHSOUTH, the Subsidiary or ReadiCare nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of ReadiCare and the ReadiCare Subsidiaries, taken as a whole.

      (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

      (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (d) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

      (e) The holders of ReadiCare Shares shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

      (f) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange and shall have been issued pursuant to an effective registration statement (which is subject to no stop order).

      (g) The Merger shall qualify for "pooling of interests" accounting treatment, and HEALTHSOUTH and ReadiCare shall each have received letters to that effect from Ernst & Young, LLP, independent accountants for HEALTHSOUTH, dated (i) not later than September 30, 1996, (ii) the date of the mailing of the Proxy Statement and (iii) the Closing Date.

      (h) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the ReadiCare facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

      (i) HEALTHSOUTH and the Subsidiary shall have received all consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which the ReadiCare Subsidiaries and the ReadiCare Other Entities are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to HEALTHSOUTH, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

   9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

      (a) Each of the agreements of ReadiCare to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and ReadiCare shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

      (b) The representations and warranties of ReadiCare set forth in Section 3.11(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of ReadiCare set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that ReadiCare shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by HEALTHSOUTH) under Section 7.2. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of ReadiCare, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

      (c) HEALTHSOUTH shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, ReadiCare and the Subsidiary.

      (d) HEALTHSOUTH shall have received an opinion from McIntyre, Borges & Burns substantially to the effect set forth in Exhibit 9.2(d) hereto.

   9.3 Conditions to Obligations of ReadiCare. The obligations of ReadiCare to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by ReadiCare):

      (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

      (b) The representations and warranties of HEALTHSOUTH set forth in Section 5.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). ReadiCare shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as ReadiCare may reasonably request as to the fulfillment of the foregoing conditions.

      (c) ReadiCare shall have received an opinion from McIntyre, Borges & Burns to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, ReadiCare and the Subsidiary.

      (d) ReadiCare shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in Exhibit 9.3(d) hereto.

SECTION 10. MISCELLANEOUS.

   10.1   Nonsurvival   of   Representations   and   Warranties.   None  of  the
representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

   10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

   If to HEALTHSOUTH:

     HEALTHSOUTH Corporation
     Two Perimeter Park South
     Birmingham, Alabama 35243
     Attention: Michael D. Martin
     Facsimile: (205) 969-4719
   with a copy to:

     William W. Horton, Esq.
     HEALTHSOUTH Corporation
     Two Perimeter Park South
     Birmingham, Alabama 35243
     Facsimile: (205) 969-4732

   If to ReadiCare:

     ReadiCare, Inc.
     1322 Orleans Drive
     Sunnyvale, California 94089
     Attention: Dennis G. Danko
     Facsimile: (408) 734-4842

   with a copy to:

     Joel F. McIntyre, Esq.
     McIntyre, Borges & Burns
     3070 Bristol Street
     Suite 450
     Costa Mesa, California 92626
     Facsimile: (714) 545-7524

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

   10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

   10.4 Indemnification. (a) ReadiCare shall, and from and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Plan of Merger or who becomes prior to the Effective Time, an officer, director or employee of ReadiCare or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of ReadiCare or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Plan of Merger, the Merger or any other transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (and HEALTHSOUTH and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and ReadiCare (or them and HEALTHSOUTH and the Surviving Corporation after the Effective Time),
(ii) ReadiCare (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) ReadiCare (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of ReadiCare, HEALTHSOUTH or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably with-
held. Any Indemnified Party wishing to claim indemnification under this Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ReadiCare, HEALTHSOUTH or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 10.4 except to the extent such failure prejudices such party), and shall deliver to ReadiCare (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

   (b) The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

   10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non- limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

   10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

   10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with ReadiCare or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) any changes resulting from any restructuring or other similar charges or write-offs taken by ReadiCare with the consent of HEALTHSOUTH; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger.

   10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

   10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

   10.11 Taxes. For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessment imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, Social Security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, the term "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

   10.12 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

   10.13 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

   10.14 Entire Agreement. This instrument, including all Exhibits attached hereto, together with the Confidentiality Agreement, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

   10.15  Counterparts.   This  Plan  of  Merger  may  be  executed  in  several
counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

   10.16 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Section 10.4, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

   10.17 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

   IN WITNESS WHEREOF, HEALTHSOUTH, the Subsidiary and ReadiCare have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                        READICARE, INC.

                                        By   /s/ Dennis G. Danko
                                             -----------------------------
                                                    Dennis G. Danko
                                                  Chairman, President
                                              and Chief Executive Officer

ATTEST:
  /s/ Steve E. Busby
--------------------------
    Steve E. Busby
      Secretary

[CORPORATE SEAL]

                                        HEALTHSOUTH Corporation

                                        By   /s/ Michael D. Martin
                                              ----------------------------
                                                  Michael D. Martin
                                              Executive Vice President
                                                   and Treasurer

ATTEST:
  /s/ Anthony J. Tanner
---------------------------
    Anthony J. Tanner
        Secretary

[CORPORATE SEAL]

                                        WARWICK ACQUISITION CORPORATION

                                        By   /s/ Michael D. Martin
                                             -----------------------------
                                                  Michael D. Martin
                                                    Vice President

ATTEST:
  /s/ Anthony J. Tanner
-----------------------------
      Anthony J. Tanner
           Secretary

[CORPORATE SEAL]

                                                                         ANNEX B

October 25, 1996

The Board of Directors
ReadiCare, Inc.
1322 Orleans Drive
Sunnyvale, California 94089

Gentlemen:

   ReadiCare, Inc. ("ReadiCare") and HEALTHSOUTH Corporation ("HEALTHSOUTH") have entered into a Plan and Agreement of Merger (the "Plan") dated September 11, 1996, pursuant to which Warwick Acquisition Corporation ("Warwick"), a newly formed subsidiary of HEALTHSOUTH, will be merged with and into ReadiCare (the "Merger"). Upon the effectiveness of the Merger, ReadiCare will become a wholly owned subsidiary of HEALTHSOUTH. Under the terms of the Plan, each issued and outstanding share of ReadiCare common stock will be converted into the right to receive .2425 (as may be amended pursuant to clauses (i) through (iii), the "Exchange Ratio") shares of HEALTHSOUTH common stock, provided however, that (i) if the Base Period Trading Price (as defined below) shall be greater than $38.30, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.29 by the Base Period Trading Price, computed to four decimal places, (ii) if the Base Period Trading Price shall be less than $30.60, then the Exchange Ratio shall be equal to the quotient obtained by dividing $7.42 by the Base Period Trading Price, computed to four decimal places, and (iii) if the Base Period Trading Price shall be less than $27.20, then the Exchange Ratio shall be .2728. The term "Base Period Trading Price" shall mean the average of the daily closing prices per share for New York Stock Exchange Composite Transactions of HEALTHSOUTH common stock for the 20 consecutive trading days ending on the second trading day before ReadiCare's special meeting of its stockholders called for the purpose of approving the Plan. The terms and conditions of the Merger are more fully set forth in the Plan. You have requested our opinion ("Opinion") as investment bankers as to the fairness, from a financial point of view, of the consideration ("Consideration") to be received by the holders of the ReadiCare common stock (the "Public Shareholders") pursuant to the Plan.

   Crowell, Weedon & Co. ("Crowell"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, private placements and valuations for estate, corporate and other purposes. We have been engaged to act as ReadiCare's financial advisor in connection with, and have participated in certain of the negotiations leading to, the Plan and will receive a fee from ReadiCare for our services, the substantial portion of which is contingent upon consummation of the Merger. In the ordinary course of our business as a broker-dealer, we may actively trade the securities of ReadiCare for our own account or for the account of our customers and, accordingly, at any time hold a long or short position in such securities.

   In arriving at our Opinion, we have, among other things, read, reviewed and analyzed: the Plan; ReadiCare's Annual Reports on Form 10-K for the three fiscal years ended February 29, 1996; HEALTHSOUTH's Annual Reports on Form 10-K for the three fiscal years ended December 31, 1995; ReadiCare's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996 and August 31, 1996; and HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996.

   In addition, we held discussions with certain members of the senior management of ReadiCare and HEALTHSOUTH concerning their respective past and current business operations, present financial condition and future prospects, as well as the future prospects of the combined entity. These discussions included a review of the condition and prospects of the occupational health services, physician practice management and rehabilitation industries in particular and the healthcare industry in general. We also held discussions with representatives of ReadiCare's independent certified public accountants and with certain industry participants regarding the past and current business operations, financial condition and future prospects of ReadiCare and
HEALTHSOUTH, and performed such other inquiries and analyses as we deemed appropriate. In addition, we reviewed the price and volume trading history of the

ReadiCare common stock and HEALTHSOUTH common stock; compared the financial position and operations of ReadiCare and HEALTHSOUTH with those of certain public companies in the healthcare industry which we deemed to be relevant; and reviewed the financial terms of certain recent business combinations in the occupational health services, physician practice management and rehabilitation industries.

   In connection with our Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided or made available to us by ReadiCare, HEALTHSOUTH and other third parties for the purpose of this Opinion and do not assume any responsibility for independent verification of such information. We have not conducted nor had conducted for us any evaluation or appraisal of the assets of ReadiCare or HEALTHSOUTH. With respect to the future financial performance of ReadiCare and HEALTHSOUTH and the strategic implications and operational benefits anticipated from the Merger, we have assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments, and we express no opinion with respect to such information or the assumptions included therein. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the healthcare industry generally. Our Opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of ReadiCare or HEALTHSOUTH since the dates of the most recent financial statements that ReadiCare and HEALTHSOUTH have made available to us. We have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and pursuant to Opinion No. 16 of the Accounting Principles Board.

   Our Opinion as to fairness is limited to the fairness of the Consideration, from a financial point of view, to the Public Shareholders, and we are not opining in any other respect whatsoever on the terms of the Merger or the Plan.

   This Opinion is delivered to you based on your understanding that it is for the benefit and use of the Board of Directors of ReadiCare in considering the Merger and that ReadiCare will not use this Opinion for any other purpose and will not reproduce, disseminate or refer to this Opinion without our prior written consent. This Opinion may be reproduced in full in the Registration Statement on Form S-4.

   Based upon our review and subject to the foregoing and such other matters as we consider relevant, and in reliance thereon, it is our opinion, as investment bankers, that as of the date hereof the Consideration is fair, from a financial point of view, to the Public Shareholders.

                                   Very truly yours,

                                   CROWELL, WEEDON & CO.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate filed in the Office of the Secretary of the State of Delaware on June 13, 1995, contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

   Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

   HEALTHSOUTH has entered into agreements with all of its directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

   See Item 22 of this Registration Statement on Form S-4.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits:

   EXHIBIT
     NO.                                                 DESCRIPTION
------------  -------------------------------------------------------------------------------------------------
(2)           Plan and Agreement of Merger, dated may 16, 1996, among HEALTHSOUTH Corporation, Warwick
              Acquisition Corporation and ReadiCare, Inc. attached to the Prospectus-Proxy Statement as Annex
              A, is hereby incorporated herein by reference.

(5)           Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of HEALTHSOUTH
              Common Stock being registered.

(8)           Opinion of Haskell Slaughter & Young, L.L.C. as to the description in the Prospectus --Proxy
              Statement of certain federal income tax consequences of the Merger.

(23)-1        Consent  of Ernst & Young  LLP.  See pages  immediately  following signature pages to the Registration
              Statement.

(23)-2        Consent of Price Waterhouse LLP. See pages immediately following signature pages to the
              Registration Statement.

(23)-3        Consents of Haskell Slaughter & Young, L.L.C. (included in the opinions filed as Exhibits (5)
              and (8)).

(23)-4        Consent of Crowell, Weedon & Co. (included in Annex B to the Prospectus-Proxy Statement).

(24)          Powers of Attorney. See signature pages.

(99)          ReadiCare, Inc. Proxy.

ITEM 22. UNDERTAKINGS.

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

   (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 23, 1996.

                                             HEALTHSOUTH Corporation

                                             By /s/ RICHARD M. SCRUSHY
                                                --------------------------------
                                                    Richard M. Scrushy
                                                Chairman of the Board and
                                                 Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Scrushy and Aaron Beam, Jr., and each of them, his attorney-in-fact with powers of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                           TITLE                      DATE
-------------------------------  -------------------------------- -------------------

/s/ RICHARD M. SCRUSHY                Chairman of the Board         October 23, 1996
----------------------------       and Chief Executive Officer
Richard M. Scrushy                        and Director


/s/ AARON BEAM, JR.               Executive Vice President and      October 23, 1996
----------------------------         Chief Financial Officer
Aaron Beam, Jr.


/s/ WILLIAM T. OWENS                Senior Vice President
----------------------------       and Controller (Principal        October 23, 1996
William T. Owens                     Accounting Officer)


/s/ JAMES P. BENNETT                       Director                 October 23, 1996
----------------------------
James P. Bennett


/s/ ANTHONY J. TANNER                      Director                 October 23, 1996
---------------------------
Anthony J. Tanner


/s/ P. DARYL BROWN                         Director                 October 23, 1996
----------------------------
P. Daryl Brown


/s/ PHILLIP C. WATKINS, M.D.               Director                 October 23, 1996
----------------------------
Phillip C. Watkins, M.D.


                                      II-4



           SIGNATURE                           TITLE                      DATE
-------------------------------  -------------------------------- -------------------
/s/ GEORGE H. STRONG                         Director               October 23, 1996
----------------------------
George H. Strong


/s/ C. SAGE GIVENS                           Director               October 23, 1996
----------------------------
C. Sage Givens


/s/ CHARLES W. NEWHALL III                   Director               October 23, 1996
----------------------------
Charles W. Newhall III


/s/ LARRY R. HOUSE                           Director               October 23, 1996
----------------------------
Larry R. House


/s/ JOHN S. CHAMBERLIN                       Director               October 23, 1996
----------------------------
John S. Chamberlin


/s/ RICHARD F. CELESTE                       Director               October 23, 1996
----------------------------
Richard F. Celeste


/s/ JOEL C. GORDON                           Director               October 23, 1996
----------------------------
Joel C. Gordon


/s/ RAYMOND J. DUNN, III                     Director               October 23, 1996
----------------------------
Raymond J. Dunn, III

                              II-5